UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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The Bank of New York Mellon Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF

THE BANK OF NEW YORK MELLON CORPORATION

One Wall Street

New York, New York 10286

Date of Meeting:	April 13, 2010

Time:	9:00 a.m., local time in Pittsburgh, Pennsylvania

Place:	Omni William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania 15219

Purposes:	We are holding the Annual Meeting for the following purposes:

•

to elect 15 directors from the nominees named in this proxy statement to serve on our Board until the 2011 Annual Meeting of stockholders and until their successors shall have been elected and qualified;

•	to approve an advisory (non-binding) resolution relating to 2009 executive compensation;

•	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year;

•	to act on three stockholder proposals, if properly presented at the Annual Meeting; and

•	to transact any other business that may properly come before the Annual Meeting.

The proxy statement describes these items. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the Annual Meeting.

Record Date:	The Board of Directors has fixed the close of business on February 12, 2010 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Voting by Proxy:	Please submit a proxy card or, for shares held in street name, a voting instruction form, as soon as possible so that your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered stockholder, you may also vote by telephone or electronically over the Internet by following the instructions included with your proxy card. If your shares are held in street name, you may have the ability to instruct the record holder as to the voting of your shares by telephone or over the Internet. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 13, 2010	A complete copy of this proxy statement and our annual report for the year ended December 31, 2009 are also available at our website at http://bnymellon.mobular.net/bnymellon/bk.

We hope that you are able to attend our Annual Meeting. Whether or not you plan to attend, it is important that you vote your shares at the meeting. To ensure that your shares are voted at the meeting, please promptly complete, sign, date and return your proxy card(s) in the enclosed envelope, or vote by telephone or over the Internet by following the instructions found on the proxy card(s), so that we may vote your shares in accordance with your wishes and so that enough shares are represented to allow us to conduct the business of the Annual Meeting. Mailing your proxy(ies) or voting by telephone or over the Internet does not affect your right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

Arlie R. Nogay

Corporate Secretary

March 15, 2010

THE BANK OF NEW YORK MELLON CORPORATION

One Wall Street

New York, New York 10286

PROXY STATEMENT

Date, Time and Place of Annual Meeting

The Board of Directors of The Bank of New York Mellon Corporation, which we refer to as “our company,” solicits your proxy for our 2010 Annual Meeting of stockholders to be held on April 13, 2010 at 9:00 a.m. local time in Pittsburgh, Pennsylvania at the Omni William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania 15219, and any adjournment of the meeting, for the purposes set forth in the Notice of Annual Meeting.

Who Can Vote; Outstanding Shares on Record Date

Only stockholders of record of our common stock at the close of business on February 12, 2010 may vote at the Annual Meeting. On the record date, we had 1,208,396,830 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you owned on the record date. The shares of common stock held in our treasury will not be voted.

Mailing Date

We began mailing this proxy statement and the enclosed proxy card on March 15, 2010 to all stockholders entitled to vote at the Annual Meeting. We have enclosed with this proxy statement our 2009 annual report to stockholders. This report contains detailed information about our activities and financial performance in 2009.

What is a Proxy?

A proxy is an authorization to vote your shares. Your proxy gives us authority to vote your shares and tells us how to vote your shares at the Annual Meeting or any adjournment. Three of our employees, who are called “proxies” or “proxy holders” and are named on the proxy card, will vote your shares at the Annual Meeting according to the instructions you give on the proxy card or by telephone or over the Internet.

Voting Your Shares

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly.

If you are a “stockholder of record” (that is, you hold your shares of our common stock in your own name), you may vote your shares by proxy using any of the following methods:

•	completing, signing, dating and returning the proxy card in the postage-paid envelope provided;

•	calling the toll-free telephone number listed on the proxy card; or

•	using the Internet site listed on the proxy card.

The telephone and Internet voting procedures set forth on the proxy card are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions and to confirm that their instructions have been properly recorded. If you vote by telephone or over the Internet, you should not return your proxy card.

If you are a “beneficial owner,” also known as a “street name” holder (that is, you hold your shares of our common stock through a broker, bank or other nominee), you will receive voting instructions (including, if your broker, bank or other nominee elects to do so, instructions on how to vote your shares by telephone or over the Internet) from the record holder, and you must follow those instructions in order to have your shares voted at the Annual Meeting.

Depending on how you hold your shares, you may receive more than one proxy card.

Your vote is important. Whether you vote by mail, telephone or over the Internet, your shares will be voted in accordance with your instructions. If you sign, date and return your proxy card without indicating how you want to vote your shares, the proxy holders will vote your shares in accordance with the following recommendations of the Board of Directors:

Proposal 1 —	FOR the election of each nominee for director;

Proposal 2 —	FOR the approval of the advisory (non-binding) resolution approving the 2009 compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

Proposal 3 —	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

Proposal 4 —	AGAINST the approval of the stockholder proposal for cumulative voting in the election of directors;

Proposal 5 —	AGAINST the approval of the stockholder proposal to adopt a policy to require a five year lock-up period for senior executives’ equity incentive awards, one-fifth of which can be sold in each of the five years once they vest; and

Proposal 6 —	AGAINST the approval of the stockholder proposal for stockholder approval of certain future severance agreements with senior executives.

In addition, if other matters are properly presented for voting at the Annual Meeting, the proxy holders are also authorized to vote on such matters as they shall determine in their sole discretion. As of the date of this proxy statement, we have not received notice of any other matters that may be properly presented for voting at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	delivering a written notice of revocation to our Corporate Secretary at the address indicated on the first page of this proxy statement;

•	submitting another signed proxy card with a later date;

•	voting by telephone or over the Internet at a later date; or

•	attending the Annual Meeting and voting in person.

Voting in Person

If you are a registered stockholder or you hold a proxy from a registered stockholder, you may attend the Annual Meeting and vote in person by obtaining and submitting a ballot that will be provided at the meeting.

Quorum

A quorum is the minimum number of shares required to conduct business at the Annual Meeting. Under our by-laws, to have a quorum, a majority of the outstanding shares of stock entitled to vote at the Annual Meeting must be represented in person or by proxy at the meeting. Abstentions and withhold votes (in the election of directors) are counted as present for determining the presence of a quorum. Inspectors of election appointed for the Annual Meeting will tabulate all votes cast in person or by proxy at the Annual Meeting. In the event a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

Each of the 15 nominees for director receiving the most votes cast “for” election will be elected. (See Standard for Election of Directors below.)

All other matters to be voted on at the Annual Meeting require for approval the favorable vote of a majority of the votes cast on the applicable matter at the meeting in person or by proxy. Abstentions and broker non-votes are not treated as votes cast on a proposal. Therefore, an abstention or broker non-vote will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though they will be counted in determining the presence of a quorum.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the advisory resolution relating to 2009 executive compensation (Proposal 2) and ratification of the auditor (Proposal 3), the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all if you do not give instructions.

Annual Meeting Admission

Only stockholders of record on the record date and certain other permitted attendees may attend the Annual Meeting. No cameras, recording equipment, electronic devices, large bags or packages will be permitted in the Annual Meeting. The use of cell phones, BlackBerries and other communication devices during the Annual Meeting is also prohibited. If you plan to attend the Annual Meeting in person, we ask that you also complete and return the reservation form attached to the end of the proxy statement.

How Our Board Solicits Proxies; Expenses of Solicitation

We will pay all costs of soliciting proxies. We have retained our affiliate, BNY Mellon Shareowner Services, to assist with the solicitation of proxies for a fee of approximately $25,000, plus reimbursement of reasonable out-of-pocket expenses. In addition, we may use our officers and employees, at no additional compensation, to solicit proxies either personally or by telephone, Internet, letter or facsimile.

Householding

To reduce the expense of delivering duplicate proxy materials to our stockholders, we are relying on rules of the Securities and Exchange Commission, which we refer to as the “SEC,” that permit us to deliver only one proxy statement to multiple stockholders who share an address unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive a separate copy of the annual report or proxy statement, or if you wish to receive separate copies of future annual reports or proxy statements, please call our transfer agent, BNY Mellon Shareowner Services, at 1-800-729-9606 (U.S.) or 1-201-680-6651 (International). We will deliver the requested documents promptly upon your request.

If you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports or proxy statements, or if you hold our stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement, please contact our transfer agent, BNY Mellon Shareowner Services, with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

ELECTION OF DIRECTORS

(Proposal 1 on your proxy card)

Nominees for Election as Directors

You are being asked to elect 15 directors from the nominees named in this proxy statement to serve on the Board of Directors until the 2011 Annual Meeting of stockholders and until their successors have been elected and qualified. Each nominee currently serves on our Board of Directors, of whom 13 are non-management directors and two serve as executive officers of our company. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

The Corporate Governance and Nominating Committee, which we refer to as the “CG&N Committee,” is currently engaged in a search for a replacement director to fill a current vacancy on the Board of Directors and, as a result, this seat is not up for election at this time.

We do not know of any reason why any nominee named in this proxy statement would be unable to serve as a director if elected. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as may be nominated in accordance with Article 5 of our by-laws, as described below.

The Board unanimously recommends you vote “FOR” each of the nominees described below.

Nomination Procedures

Our CG&N Committee assists the Board in reviewing and identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommends to the Board nominees for directors for the next Annual Meeting of stockholders and to fill vacancies on the Board. Directors chosen to fill vacancies will hold office for a term expiring at the end of the next Annual Meeting of stockholders.

Subject to Article 5 of our by-laws, in carrying out its responsibilities of finding the best qualified candidates for directors, the CG&N Committee will consider proposals from a number of sources, including recommendations for nominees from stockholders submitted in accordance with the requirements for stockholder nominations as set forth in Article 2 of our by-laws, which are more fully described below. It is anticipated that the CG&N Committee would evaluate a candidate recommended by a stockholder for nomination as a director in the same manner that it evaluates any other nominee.

Nomination Procedures in Effect Until July 1, 2010

Article 5 of our by-laws provides the exclusive procedures for the nomination and composition of our Board of Directors for the three-year period, which we refer to as the “specified period,” after the merger of The Bank of New York Company, Inc., which we refer to as “Bank of New York,” and Mellon Financial Corporation, which we refer to as “Mellon,” into our company on July 1, 2007. Under Article 5 of our by-laws, the following requirements apply during the specified period (which runs through July 1, 2010):

•	There will be 16 director seats;

•

nine of these seats will be filled by persons who were nominated to be directors by the Board of Directors of Bank of New York prior to the merger and their successors nominated as described below, whom we refer to as “continuing Bank of New York directors”; and

•

seven of these seats will be filled by persons who were nominated to be directors by the Board of Directors of Mellon prior to the merger and their successors nominated as described below, whom we refer to as “continuing Mellon directors”.

•	Our Board will have a Continuing Bank of New York Directors Committee, consisting of all of our continuing Bank of New York directors, which will have exclusive authority to:

•	nominate, on behalf of the Board, directors to fill each seat previously held by a continuing Bank of New York director; and

•	choose nominees to fill any vacancies on the Board created by the cessation of service of a continuing Bank of New York director.

•	Our Board will have a Continuing Mellon Directors Committee, consisting of all of our continuing Mellon directors, which will have exclusive authority to:

•	nominate, on behalf of the Board, directors to fill each seat previously held by a continuing Mellon director; and

•	choose nominees to fill any vacancies on the Board created by the cessation of service of a continuing Mellon director.

Our certificate of incorporation and by-laws provide that, during the specified period, Article 5 of our by-laws may only be modified, amended or repealed and any inconsistent provision may only be adopted or such modification, amendment, repeal or inconsistent provision may only be recommended for adoption by our stockholders by the affirmative vote of at least 75% of our entire Board.

Our CG&N Committee recommended to the Continuing Bank of New York Directors Committee and the Continuing Mellon Directors Committee, as appropriate, the nomination of each nominee named below. After considering the recommendation of the CG&N Committee and the requirements set forth in Article 5 of our by-laws, each nominee who is a continuing Bank of New York director was nominated by the Continuing Bank of New York Directors Committee and each nominee who is a continuing Mellon director was nominated by the Continuing Mellon Directors Committee.

Nomination Procedures in Effect After July 1, 2010

Under Article 2 of our by-laws, after the specified period, nominations for the election of directors may be made by the Board, a committee thereof or any officer of the company to whom the Board or such committee has delegated such authority. Upon proper notice given to the company, nominations may also be made by any stockholder entitled to vote in the election of directors. Written notice of a stockholder’s intent to make a nomination or nominations for director must be given to the company either by United States mail or personal delivery to the Secretary of the company (i) in the case of an Annual Meeting, not less than 90 calendar days or more than 120 calendar days before the anniversary date of the company’s proxy statement released to stockholders in connection with the previous year’s Annual Meeting; and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth calendar day following the earlier of the day on which notice of the date of the meeting was mailed and the day on which public announcement of the date of the meeting was made. If the date of the Annual Meeting at which directors are to be elected has been changed by more than 30 calendar days from the date of the most recent previous Annual Meeting, a stockholder’s notice of intent to make a nomination or nominations for director must be received by the company (A) on or before the later of (x) 120 calendar days before the date of the Annual Meeting at which such business is to be presented or (y) 30 calendar days following the first public announcement by the company of the date of such Annual Meeting and (B) not later than 15 calendar days prior to the scheduled mailing date of the company’s proxy materials for such Annual Meeting.

The notice must include: (1) the name and address of the stockholder who intends to make the nomination and a representation that the stockholder is and will at the time of the Annual Meeting be a holder of record of our common stock entitled to vote at such Annual Meeting and that the stockholder intends to appear in person or by proxy at the Annual Meeting to make the nomination or nominations set forth in the notice, (2) the name and address of the person or persons to be nominated for election as director and such other information regarding the proposed nominee or nominees as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the SEC, (3) a description of all arrangements or undertakings between the stockholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder and (4) a consent signed by each of the proposed nominees agreeing to serve as a director if so elected. The Board will be under no obligation to recommend a proposed nominee, even though the notice as set forth above has been given.

Director Qualifications

Our Corporate Governance Guidelines require our directors to possess the experience and skills necessary to oversee the management of our company in the interest of our company and its stockholders. Under our Corporate Governance Guidelines, our CG&N Committee will consider for nomination as a director (whether nominated by the CG&N Committee or by one or more of our stockholders) persons who:

•	have the highest level of integrity;

•	are capable of evaluating business issues and making practical and mature judgments;

•	are willing and able to devote the necessary time and effort required for service on the Board;

•	have the skills and personality to work with other directors on a Board that is effective, collegial and responsive to the needs of the company;

•	have the necessary self-confidence and articulateness to participate effectively in Board discussions; and

•	have diverse experience at senior-level policy-making positions in business, government, education, technology or not-for-profit enterprises.

Our CG&N Committee’s charter further provides that the criteria for selecting nominees for election as directors of our company include, but are not limited to, the following:

•	experience;

•	accomplishments;

•	education;

•	skills;

•	personal and professional integrity;

•	diversity of the Board (in all aspects of that term); and

•	the candidate’s ability to devote the necessary time for service as a director (including directorships held at other corporations and organizations).

When considering a person to be recommended for re-nomination as a director, the CG&N Committee will consider, among other factors, the attendance, preparedness, participation and candor of the individual as well as the individual’s satisfaction of the criteria for the nomination of directors set forth in our Corporate Governance Guidelines.

We believe our current Board members meet these criteria with a diversity and depth of experience that enable them to effectively oversee management of our company. The description of each nominee set forth below includes biographical information, on a director by director basis, which highlights the specific experience, background and education of each nominee that led the Board to conclude that each director should serve on the Board. The CG&N Committee and the Board took this information into account in concluding that each nominee qualified to serve as one of our directors. We refer to this qualification as “professional background and experience.” The CG&N Committee and the Board also concluded that each nominee for director has the type of senior-level, policy-making experience in business, government, education, technology and/or not-for profit enterprises that qualifies each nominee for service on our Board. The CG&N Committee and the Board also believe that the effectiveness, business acumen and leadership skills of each nominee is demonstrated by the senior-level positions that each such nominee holds and/or has held during their professional careers. We refer to this qualification as “senior-level policy-making positions.” With respect to those nominees noted below who are or have been directors of other public companies, the CG&N Committee and the Board believe this experience enhances their qualification to serve on our Board. We refer to this qualification as “other public company board experience.”

In addition to the qualifications evidenced by the biographical information set forth below, the CG&N Committee and the Board also determined that each of the nominees possess certain intangible attributes and skills, which also led to the conclusion that each nominee meets the criteria set forth in our Corporate Governance Guidelines and is qualified to serve as one of our directors. These intangible attributes and skills include, as to each nominee, integrity; the capacity to evaluate business issues and make practical and mature judgments; willingness to devote the necessary time and effort required to serve on our Board; the skills and personality to work effectively and collegially with other directors on a Board that is responsive to our company’s needs; and the self-confidence and articulateness to participate effectively in Board discussions. We refer to this qualification as “intangible attributes.”

The CG&N Committee and the Board also took into account the years of service for each director on our Board and on the legacy Bank of New York and Mellon boards of directors noted below, as well as each non-management director’s service on standing committees of our Board and the legacy Bank of New York and Mellon boards of directors, in concluding that each nominee is qualified to continue to serve on our Board. The CG&N Committee and the Board believe that this prior service, including service on standing committees, is an invaluable resource in allowing each nominee to act as an effective director of our company. We refer to this qualification as “prior BNY Mellon Board experience.” The CG&N Committee and the Board also took into account the attendance record of each nominee at Board and committee meetings, as well as each nominee’s preparedness for and participation at Board and committee meetings, in concluding that each nominee is qualified to be a member of our Board. We refer to this qualification as “Board attendance and participation.”

Diversity of the Board

In considering diversity of the Board (in all aspects of that term) as a criteria for selecting nominees in accordance with its charter, the CG&N Committee takes into account various factors and perspectives, including differences of viewpoint, professional experience, education, skills and other individual qualities and attributes that contribute to Board heterogeneity, as well as race, gender and national origin. The CG&N Committee seeks persons with leadership experience in a variety of contexts and, among public company leaders, across a variety of industries. The CG&N Committee believes that this expansive conceptualization of diversity is the most effective means to implement Board diversity. The CG&N Committee will assess the effectiveness of this approach as part of its annual review of its charter and our Corporate Governance Guidelines.

Information About the Nominees

Each of the following nominees for election as director was elected as a director at our 2009 Annual Meeting. Information relating to each nominee for election as director, including his or her period of service as a director of Bank of New York or Mellon prior to the merger, principal occupation, specific experience, other biographical material and qualifications is described below:

Ruth E. Bruch

Retired Senior Vice President and Chief Information Officer of Kellogg Company

Director since 2007

Continuing Mellon Director

Age 56

Ms. Bruch served as a director of Mellon Financial Corporation from 2003 to 2007 where she served on the Compensation, the Technology and the Community Responsibility Committees. Ms. Bruch served as Senior Vice President and Chief Information Officer of Kellogg Company, a food manufacturer focusing on cereal and convenience foods, from 2006 until her retirement in 2009. Prior to that, from 2002 to 2006, Ms. Bruch served as Senior Vice President and Chief Information Officer of Lucent Technologies Inc., which focuses on communications networking solutions.

Ms. Bruch’s experience also includes senior-level management positions at Visteon Corporation, ZoneTrader.com, Union Carbide Corporation, Continental Bank Corporation, First Bank System, Inc. and Davenport (IA) Bank & Trust Co. Ms. Bruch has also served as a member of the board of directors of BlueStar Solutions, an IT outsourcing services provider, and Manchester Bidwell Corporation, a non-profit organization that provides instruction and mentoring in career education and the arts for youth and adults in the Pittsburgh, Pennsylvania region. Ms. Bruch holds a Bachelor of Business Administration degree from the University of Iowa.

In addition to the professional background and experience, senior-level policy-making positions, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Bruch should serve as a director: her service as chief information officer of several publicly-traded companies and other organizations for over 10 years, and her other extensive senior-level management positions, including service at three banks, which provide the Board with a perspective and resource on information technology and other technology-related matters, as well as banking experience.

Nicholas M. Donofrio

Chief Executive Officer of NMD Consulting, LLC

Retired Executive Vice President, Innovation and Technology of IBM Corporation

Director since 2007

Continuing Bank of New York Director

Age 64

Mr. Donofrio served as a director of The Bank of New York Company, Inc. from 1999 to 2007 where he served on the Audit, the Risk and the Technology Committees, among others. Mr. Donofrio served as Executive Vice President, Innovation and Technology of IBM Corporation, a developer, manufacturer and provider of advanced information technologies and services, from 2005 until his retirement in 2008. Mr. Donofrio previously served as Senior Vice President, Technology and Manufacturing of IBM Corporation from 1997 to 2005 and spent a total of 44 years as an employee of IBM Corporation. Mr. Donofrio is currently a director of Advanced Micro Devices, Inc., where he currently serves on the Nominating and Corporate Governance Committee and the Compensation Committee, and a director of Liberty Mutual Group.

Mr. Donofrio holds seven technology patents and is a member of numerous technical and science honor societies. Mr. Donofrio is co-chair of the New York Hall of Science, is a director of TopCoder, Inc., and is on the board of advisors of StarVest Partners. Mr. Donofrio earned a Bachelor of Science degree from Rensselaer Polytechnic Institute in 1967 and a Master of Science degree from Syracuse University in 1971.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes, and/or skills led the Board to conclude that Mr. Donofrio should serve as a director: his extensive background and experience in engineering, technology and innovation, including his 43 years of service at IBM, as well as his widely-recognized status in the field of engineering and his teaching and training in the area of innovation, which provide the Board with a perspective and resource on technology and innovation.

Gerald L. Hassell

President, The Bank of New York Mellon Corporation

Director since 2007

Continuing Bank of New York Director

Age 58

Mr. Hassell served as a director of The Bank of New York Company, Inc. from 1998 to 2007. Mr. Hassell has served as our President since the merger in 2007. Prior to the merger, Mr. Hassell served as President of The Bank of New York Company, Inc. from 1998 to 2007 as well as other prior leadership positions at Bank of New York. Mr. Hassell is currently a director of Comcast Corporation where he currently serves on the Governance and Directors Nominating Committee and is chair of the Finance Committee.

Since joining The Bank of New York’s Management Development Program more than three decades ago, Mr. Hassell has held a number of key leadership positions within the company in securities servicing, corporate banking, credit, strategic planning and administration services. Mr. Hassell is also a director of the National September 11 Memorial & Museum and the New York Philharmonic, and is vice chair of Big Brothers/Big Sisters of New York. Mr. Hassell holds a Bachelor of Arts degree from Duke University and a Master in Business Administration degree from the New York University Stern School of Business.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Hassell should serve as a director: his knowledge of our company’s businesses and operations, as well as the financial services industry in general, based on his 36 year tenure with our company and Bank of New York, including service as President since 1998, and his participation in numerous financial services industry associations, which provide the Board with a perspective and resource on our company and the financial services industry in general.

Edmund F. “Ted” Kelly

Chairman, President and Chief Executive Officer of Liberty Mutual Group

Director since 2007

Continuing Mellon Director

Age 64

Mr. Kelly served as a director of Mellon Financial Corporation from 2004 to 2007 where he served on the Corporate Governance and Nominating, the Human Resources and the Risk Committees. Mr. Kelly has served as Chairman (since 2000), President and Chief Executive Officer (since 1998) of Liberty Mutual Group, a multi-line insurance company. Mr. Kelly is currently a director of Liberty Mutual Group and EMC Corporation where he currently serves on the Finance Committee.

Mr. Kelly’s experience also includes senior-level management positions at Aetna Life & Casualty Company. Mr. Kelly was a director of Citizens Financial Group Inc. where he served as Chair of the Audit Committee and Chair of the Joint Risk Assessment Committee. Mr. Kelly is also a member of the Board of Governors of the Property Casualty Insurers Association of America and a director of the Financial Services Roundtable; a member of the boards of the United Way of Massachusetts Bay, the American Red Cross of Massachusetts Bay, the American Ireland Fund and The Massachusetts Mentoring Partnership, among others; a past member of the Board of Trustees for Boston College and former President of the Boston Minuteman Council of the Boy Scouts of America. Mr. Kelly received a Bachelor’s degree from Queen’s University in Belfast and a Ph.D. from the Massachusetts Institute of Technology.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Kelly should serve as a director: his role for over 10 years as Chairman, Chief Executive Officer and President of a multi-national insurance company that is a Fortune 500 company, as well as his over 35 years of experience in the insurance industry, which is highly regulated and concentrates on risk management, which provide the Board with a critical perspective on the Board’s oversight of management of our company.

Robert P. Kelly

Chairman and Chief Executive Officer, The Bank of New York Mellon Corporation

Director since 2007

Continuing Mellon Director

Age 55

Mr. Kelly served as a director of Mellon Financial Corporation from 2006 to 2007. Mr. Kelly has served as our Chief Executive Officer since the merger in 2007 and our Chairman since 2008. Prior to the merger, Mr. Kelly served as Chairman, Chief Executive Officer and President of Mellon Financial Corporation from 2006 to 2007. Prior to that, Mr. Kelly served as Chief Financial Officer of Wachovia Corporation, a financial services company, and Wachovia’s predecessor, First Union Corporation, from 2000 to 2006. Mr. Kelly also served at various positions at Toronto Dominion Bank from 1981 to 2000.

Mr. Kelly has extensive background in retail brokerage, banking and securities trading. Mr. Kelly is chair of the Financial Services Forum, a member of the Partnership for New York City and the Federal Advisory Council of the Federal Reserve Board, and treasurer of the Financial Services Roundtable. He is a chartered accountant with a Master in Business Administration degree from Cass Business School, City University in London and a Bachelor’s degree from St. Mary’s University in Canada.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Kelly should serve as a director: his role for approximately four years as Chairman and Chief Executive Officer of our company and Mellon Financial Corporation, his experience for six years as the chief financial officer of two major financial services companies, his prior experience in the financial services industry, and his participation in and leadership of numerous financial services industry associations and advisory boards, which provide the Board with a perspective and resource on our company and the financial services industry in general.

Richard J. Kogan

Principal of The KOGAN Group LLC

Retired President and Chief Executive Officer of Schering-Plough Corporation

Director since 2007

Continuing Bank of New York Director

Age 68

Mr. Kogan served as a director of The Bank of New York Company, Inc. from 1996 to 2007 where he served on the Audit and the Nominating and Governance Committees, among others, and chaired the Compensation Committee. Mr. Kogan is currently a principal of The KOGAN Group LLC, which provides advice and counsel to chief executive officers of for-profit and not-for-profit enterprises. Mr. Kogan previously served as Chief Executive Officer of Schering-Plough Corporation, a global healthcare company, from 1996 to 2003, as President from 1986 to 1998 and as Chairman from 1998 to 2002. Mr. Kogan is currently a director of Colgate-Palmolive Company where he serves on the Audit and the Finance Committees, chairs the Personnel and Organization Committee, and is a past Presiding Director.

Mr. Kogan serves as Vice Chairman of the Board of Trustees of Saint Barnabas Medical Center and Corporation, and is a member of the Board of Trustees of New York University, a member of the Executive Committee of New York University’s Stern School of Business and a member of the Council on Foreign Relations. Mr. Kogan earned a Bachelor’s degree from The City College of The City University of New York and a Master in Business Administration degree from the New York University Stern School of Business.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Kogan should serve as a director: his role as Chairman, Chief Executive Officer and President of a publicly-traded global pharmaceutical company, as well as his other senior management positions during his 30 year career in the pharmaceutical industry, which provide the Board with an executive and leadership perspective on the management and operations of a large public company in a highly regulated industry.

Michael J. Kowalski

Chairman and Chief Executive Officer of Tiffany & Co.

Director since 2007

Continuing Bank of New York Director

Age 57

Mr. Kowalski served as a director of The Bank of New York Company, Inc. from 2003 to 2007 where he served on the Audit, the Risk and the Corporate Responsibility and Community Redevelopment Committees, among others. Mr. Kowalski has served as Chairman and Chief Executive Officer of Tiffany & Co., an international designer, manufacturer and distributor of jewelry and fine goods, since 2003 and 1999, respectively. Mr. Kowalski has served in key leadership positions at Tiffany & Co. since 1983. Mr. Kowalski is currently a director of Tiffany & Co. and was a director of Fairmont Hotels & Resorts from 2002 to 2006.

Mr. Kowalski serves on the Board of Jewelers of America and chairs the Board of Overseers of the University Museum of Archaeology and Anthropology at the University of Pennsylvania. Mr. Kowalski is a trustee of the University of Pennsylvania. Mr. Kowalski earned a Bachelor’s degree from the University of Pennsylvania and a Master in Business Administration degree from Harvard University.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Kowalski should serve as a director: his role as Chairman and Chief Executive Officer of a publicly-traded international manufacturer and retailer of jewelry and other specialty items, as well as his other senior operating and financial management positions during his 27 year career in the jewelry industry, which provide the Board with an executive and leadership perspective on the management, operations and financial oversight of a large public company.

John A. Luke, Jr.

Chairman and Chief Executive Officer of MeadWestvaco Corporation

Director since 2007

Continuing Bank of New York Director

Age 61

Mr. Luke served as a director of The Bank of New York Company, Inc. from 1996 to 2007 where he served on the Audit, the Compensation and Organization and the Nominating Committees, among others. Mr. Luke has served as Chairman and Chief Executive Officer of MeadWestvaco Corporation, a manufacturer of paper, packaging and specialty chemicals, since 2002. Mr. Luke is currently a director of MeadWestvaco Corporation and The Timken Company where he serves on the Nominating and Corporate Governance Committee and chairs the Compensation Committee.

Mr. Luke is also a director and former chairman of the American Forest & Paper Association. He is currently a director of FM Global and is currently chair of the Compensation Committee and is also on the Executive Committee at FM Global. Mr. Luke is ex-officio director and former chairman of the Sustainable Forestry Initiative, Inc., a former member of the President’s Export Council, and a trustee of the American Enterprise

Institute for Public Policy Research as well as the Virginia Museum of Fine Arts, among others. Mr. Luke served as an officer with the U.S. Air Force in Southeast Asia during the Vietnam conflict. Mr. Luke earned a Bachelor’s degree from Lawrence University and a Master in Business Administration degree from The Wharton School at the University of Pennsylvania.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Luke should serve as a director: his role as Chairman, Chief Executive Officer and President of a publicly-traded global manufacturer of packaging solutions and other products, as well as his other senior management positions during his 31 years at MeadWestvaco Corporation and its predecessors, which provide the Board with an executive and leadership perspective on the management and operations of a large public company.

Robert Mehrabian

Chairman, President and Chief Executive Officer of Teledyne Technologies Inc.

Director since 2007

Continuing Mellon Director

Age 68

Dr. Mehrabian served as a director of Mellon Financial Corporation from 1994 to 2007 where he served on the Audit, the Technology and the Compensation Committees, among others. Dr. Mehrabian has served as Chairman (since 2000) and President and Chief Executive Officer (since 1999) of Teledyne Technologies Inc., an advanced industrial technologies company, and served in senior-level management positions at Allegheny Teledyne, a predecessor of Teledyne Technologies Inc. Dr. Mehrabian is currently a director of Teledyne Technologies Inc. and PPG Industries, Inc. where he currently chairs the Technology and Environment Committee and serves on the Officers-Directors Compensation Committee.

Throughout his career, Dr. Mehrabian has served as senior advisor in manufacturing and high technology to many Fortune 500 companies. Dr. Mehrabian also served as director of the Center for Materials Science of the Department of Commerce’s National Institute of Standards and Technology, where he initiated numerous government/industry programs that became models for such cooperative efforts. Dr. Mehrabian was also President of Carnegie Mellon University from 1990 to 1997 and Dean of Engineering at University of California, Santa Barbara, from 1983 to 1990. He holds Bachelor and Doctor of Science degrees from the Massachusetts Institute of Technology.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Mehrabian should serve as a director: his role, for over 10 years, as Chairman, Chief Executive Officer and President of a publicly-traded international advanced industrial technologies company, as well as his role as President of a major research university for seven years, which provide the Board with an executive and leadership perspective on the management and operations of a large public company and a major research institution, as well as an additional resource concerning technology-related matters.

Mark A. Nordenberg

Chancellor and Chief Executive Officer of the University of Pittsburgh

Director since 2007

Continuing Mellon Director

Age 61

Mr. Nordenberg served as a director of Mellon Financial Corporation from 1998 to 2007 where he served on the Corporate Governance and Nominating, the Human Resources and the Risk Committees, among others. Mr. Nordenberg has served as Chancellor and Chief Executive Officer of the University of Pittsburgh, a major public research university, since 1996.

Mr. Nordenberg joined the University of Pittsburgh’s law faculty in 1977 and served as dean of the School of Law from 1985 until 1993. Mr. Nordenberg was the interim Provost and Senior Vice Chancellor for Academic Affairs from 1993 to 1994, and interim Chancellor from 1995 to 1996. A specialist in scholarly aspects of civil litigation, he has published books, articles and reports on this topic, and has served as a member of both the United States Supreme Court’s Advisory Committee on Civil Rules and the Pennsylvania Supreme Court’s Civil Procedural Rules Committee. He is a director of the Association of American Universities and a board member of the Council on Competitiveness, a nonprofit organization that encourages innovation and economic progress, among others. Mr. Nordenberg received his Bachelor’s degree from Thiel College and his Juris Doctorate degree from the University of Wisconsin School of Law.

In addition to the professional background and experience, senior-level policy-making positions, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Nordenberg should serve as a director: his role for the past 14 years as Chancellor of a major research university and his other senior positions at the university, including dean of its law school, over his 25 year career at the institution, as well as his legal expertise, which provide the Board with an executive, leadership and legal perspective on the management and operations of a large institution.

Catherine A. Rein

Retired Senior Executive Vice President and Chief Administrative Officer of MetLife, Inc.

Director since 2007

Continuing Bank of New York Director

Age 67

Ms. Rein served as a director of The Bank of New York Company, Inc. from 1981 to 2007 where she served on the Audit, the Executive and the Risk Committees, among others. Ms. Rein served as Senior Executive Vice President and Chief Administrative Officer of MetLife, Inc., an insurance and financial services company, from 2005 to 2008. Prior to that, Ms. Rein served as President and Chief Executive Officer of Metropolitan Property and Casualty Insurance Company from 1999 to 2005. Ms. Rein served in key leadership positions at MetLife, Inc. from 1985 to 1998. Ms. Rein is currently a director of FirstEnergy Corp where she serves on the Audit Committee and chairs the Compensation Committee.

Before joining MetLife, Ms. Rein served as vice president and general counsel for The Continental Group, Inc., a property management company. Prior to that, she was associated with the New York City law firm of Dewey, Ballantine, Bushby, Palmer & Wood. Ms. Rein is a trustee of the New York University Law Center Foundation, previously chaired the MetLife Foundation and is a director emeritus of Corning, Inc. Ms. Rein received a Bachelor of Arts degree from The Pennsylvania State University and a Juris Doctorate degree from New York University School of Law.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Rein should serve as a director: her role in various senior management positions during her 25 year career at a multi-national insurance company that is a Fortune 500 company, as well as her experience as general counsel of another company, which provide the Board with an executive, leadership and legal perspective on the management and operations of a company in a highly-regulated industry.

William C. Richardson

President and Chief Executive Officer Emeritus of The W.K. Kellogg Foundation and Chair and Co-Trustee Emeritus of The Kellogg Foundation Trust

Director since 2007

Continuing Bank of New York Director

Age 69

Dr. Richardson served as a director of The Bank of New York Company, Inc. from 1998 to 2007 where he served on the Audit, the Nominating and Governance and the Risk Committees, among others. Dr. Richardson had previously served as President and Chief Executive Officer of The W.K. Kellogg Foundation, a private foundation, as well as Chair and Co-Trustee of The Kellogg Foundation Trust from 1996 to 2006. Dr. Richardson is currently a director of Exelon Corporation where he serves on the Audit, the Compensation, the Risk Oversight and the Corporate Governance Committees. Dr. Richardson served as a director of Kellogg Company from 1996 to 2007 where he served on the Finance, Marketing, and Social Responsibility Committees, among others. He also served as a director of CSX Corporation from 1992 to 2008 where he served on the Audit, the Compensation and the Governance Committees, and as lead director.

Dr. Richardson has devoted his academic career to research related to the organization and financing of health services in the U.S. He served as President of the Johns Hopkins University. He was also Graduate Dean and Vice Provost for Research at the University of Washington in Seattle; Executive Vice President and Provost of The Pennsylvania State University; and held various positions at the University of Chicago. Dr. Richardson has chaired numerous boards and commissions at the federal and state levels and in the philanthropic sector. He has served as a director of Mercantile Bankshares, among others. He served as Professor of Health Policy and Management at the Johns Hopkins University. Dr. Richardson received a Bachelor of Arts degree from Trinity College and a Master in Business Administration degree and a Ph.D. from the University of Chicago.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Richardson should serve as a director: his role as president of a major research university and his other senior positions at other major research institutions as well as his position as chair for ten years of a major foundation, which provide the Board with an executive and leadership perspective on the management and operations of both large institutions and a foundation.

Samuel C. Scott III

Retired Chairman, President and Chief Executive Officer of Corn Products International, Inc.

Director since 2007

Continuing Bank of New York Director

Age 66

Mr. Scott served as a director of The Bank of New York Company, Inc. from 2003 to 2007 where he served on the Audit, the CRA Fair Lending and the Risk Committees, among others. Prior to his retirement in 2009, Mr. Scott served as Chairman (since 2001), Chief Executive Officer (since 2001) President (since 1997) and management director of Corn Products International, Inc., global producers of corn-refined products and ingredients. Mr. Scott previously served as President of Bestfoods Corn Refining from 1995 to 1997 and President of American Corn Refining from 1989 to 1997. Mr. Scott is currently a director of Motorola, Inc., where he serves on the Compensation and Leadership and the Executive Committees, and a director of Abbott Laboratories, where he serves on the Audit Committee.

Mr. Scott also serves on the boards of, among others, Chicago Sister Cities, Northwestern Memorial HealthCare, the Chicago Urban League and The Chicago Council on Global Affairs. Mr. Scott received both a Bachelor’s degree and a Master in Business Administration degree from Farleigh Dickinson University.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Scott should serve as a director: his role as Chairman, Chief Executive Officer and President over the course of twelve years of a publicly-traded international food company, as well as executive positions at other food product companies during his 36 year career, which provide the Board with an executive and leadership perspective on the management and operations of a large public company.

John P. Surma

Chairman and Chief Executive Officer of United States Steel Corporation

Director since 2007

Continuing Mellon Director

Age 55

Mr. Surma served as a director of Mellon Financial Corporation from 2004 to 2007 where he served on the Audit, the Corporate Governance and Nominating and the Human Resources Committees, among others. Mr. Surma has served as Chairman (since 2006) and Chief Executive Officer (since 2004) of United States Steel Corporation, a steel manufacturing company. Previously, Mr. Surma held several other executive officer positions with United States Steel Corporation, including President and Chief Operating Officer from 2003 to 2004 and Vice Chairman and Chief Financial Officer from 2002 to 2003. Mr. Surma is currently a director of United States Steel Corporation.

Mr. Surma served as a director of Calgon Carbon Corporation from 2000 to 2008 where he was chair of the Compensation Committee from 2005 to 2008 and served on the Executive Committee. Mr. Surma’s experience also includes positions as Senior Vice President, Finance & Accounting, at Marathon Oil Company, President at Speedway SuperAmerica LLC, President at Marathon Ashland Petroleum LLC and Partner at PriceWaterhouse LLP. He is chair of the Allegheny Conference on Community Development and the Allegheny County Parks Foundation, as well as a trustee of Pennsylvania State University, among others. Mr. Surma graduated from Pennsylvania State University with a Bachelor of Science degree. He is a member of the American Institute of Certified Public Accountants.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Surma should serve as a director: his role as Chairman, Chief Executive Officer and President and experience as the chief financial officer for a Fortune 500 publicly-traded international steel manufacturer, as well as his experience and executive position at a major U.S. accounting firm, which provide the Board with an executive and leadership perspective on the management, operations and financial reporting and accounting oversight of a large public company.

Wesley W. von Schack

Retired Chairman, President and Chief Executive Officer of Energy East Corporation

Director since 2007

Continuing Mellon Director

Age 65

Mr. von Schack served as a director of Mellon Financial Corporation from 1989 to 2007 where he served on the Audit and Corporate Governance and Nominating Committees, among others. Prior to his retirement in January, 2010, Mr. von Schack served as Chairman, President and Chief Executive Officer of Energy East Corporation, an energy services company, since 1996. Energy East Corporation has been a wholly-owned subsidiary of Iberdrola S.A. since its acquisition in 2008. Mr. von Schack is currently chairman of the board of AEGIS Insurance Services, a director of Teledyne Technologies Inc. where he serves on the Nominating and Governance and the Personnel and Compensation Committees, and a director of Edwards Lifesciences Corporation where he serves on the Audit and Public Policy Committee. Mr. von Schack was a management director of Energy East until his retirement in January, 2010.

From 1986 to 1996, Mr. von Schack was Chairman, President and Chief Executive Officer of DQE, a diversified energy services company. Mr. von Schack is a member of the board of The American Gas Association Foundation, Director Emeritus of the Gettysburg Foundation, and a member of the President’s Council – Peconic Land Trust. Mr. von Schack received a Bachelor’s degree from Fordham University, a Master in Business Administration degree from St. John’s University and a Ph.D. from Pace University.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. von Schack should serve as a director: his role as Chairman, Chief Executive

Officer and President over the course of 23 years of a large publicly traded energy services company as well as his other senior management positions, including chief financial officer, during his 35 year career in the energy industry, which provide the Board with an executive and leadership perspective on the management, operations and financial reporting and accounting oversight of a large public company in a highly-regulated industry.

Standard for Election of Directors

On February 9, 2010, the Board approved an amendment to our by-laws, which will become effective on July 2, 2010, which will change the standard for the election of directors in uncontested elections occurring after July 1, 2010. The new standard, which requires each director to receive a majority of the votes cast with respect to that director, demonstrates our commitment to sound corporate governance and provides for a greater level of responsiveness to shareholders.

Plurality Standard for 2010 Annual Meeting

Our by-laws currently provide that the affirmative vote of a plurality of the shares present and voting is required to elect a director, which means that the 15 nominees receiving the highest numbers of votes cast at the Annual Meeting by all holders of shares of our common stock will be elected as directors for a term expiring in 2011. Pursuant to our Corporate Governance Guidelines, in an uncontested election of directors, any incumbent director who fails to receive more “for” votes than “withhold” and “against” votes is required to tender his or her resignation to the Lead Director (or such other director designated by the Board if the director failing to receive the majority of votes cast is the Lead Director) promptly after the certification of the stockholder vote.

The CG&N Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. In considering whether to accept or reject the tendered resignation, the CG&N Committee will consider whatever factors its members deem relevant, including the stated reasons for the “withhold” or “against” votes, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the company, and the mix of skills and backgrounds of the Board. The Board will act on the CG&N Committee’s recommendation no later than 90 days following the certification of the election in question. In considering the recommendation of the CG&N Committee, the Board will consider the factors considered by the CG&N Committee and such additional information and factors as it deems relevant.

Following the Board’s decision, the company will publicly disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC. If the Board does not accept the director’s resignation, it may elect to address the underlying stockholder concerns or to take such other actions it deems appropriate and in the best interests of the company and its stockholders. A director who tenders his or her resignation pursuant to this provision will not vote on the issue of whether his or her tendered resignation will be accepted or rejected. The provisions described in this paragraph and the two preceding paragraphs will be in effect for the election of directors at the 2010 Annual Meeting.

Majority Standard for Uncontested Elections After July 1, 2010

Under the amended by-laws, in any uncontested election of directors after July 1, 2010, each director will be elected by the vote of a majority of the votes affirmatively cast with respect to that director’s election. The plurality standard will continue to apply in any contested election of directors, which is an election in which the number of nominees for director exceeds the number of directors to be elected. Pursuant to amendments to our Corporate Governance Guidelines, which have been approved by the Board and will become effective on July 2, 2010, if any incumbent director fails to receive a majority of the votes cast in any uncontested election after July 1, 2010, the director will be required to tender his or her resignation to the Lead Director (or such other director designated by the Board if the director failing to receive the majority of votes cast is the Lead Director) promptly after the certification of the stockholder vote.

The CG&N Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it, or whether other actions should be taken. In considering whether to accept or reject the tendered resignation, the CG&N Committee will consider whatever factors its members deem relevant, including any stated reasons for the “against” votes, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the company, and the mix of skills and backgrounds of the Board. The Board will act on the CG&N Committee’s recommendation no later than 90 days following the certification of the election in question. In considering the recommendation of the CG&N Committee, the Board will consider the factors considered by the CG&N Committee and such additional information and factors as it deems relevant.

Following the Board’s decision, the company will publicly disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC. If the Board does not accept the director’s resignation, it may elect to address the underlying stockholder concerns or to take such other actions it deems appropriate and in the best interests of the company and its stockholders. A director who tenders his or her resignation pursuant to this provision will not vote on the issue of whether his or her tendered resignation will be accepted or rejected. If the Board accepts an incumbent director’s resignation pursuant to this provision, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to the by-laws. If the Board does not accept an incumbent director’s resignation pursuant to this provision, he or she will continue to serve on the Board until the election of his or her successor.

BOARD MEETINGS AND BOARD COMMITTEE INFORMATION

2009 Board Meetings

The Board held 14 meetings in 2009. Each incumbent director attended at least 75% of the aggregate number of meetings of our Board and of the committees on which he or she served.

Our Corporate Governance Guidelines provide that our directors are expected to attend our Annual Meeting of stockholders. Each director attended our 2009 Annual Meeting of stockholders, which was held on April 14, 2009.

Committees and Committee Charters

Our Board has established several standing committees, including an Audit Committee, a Corporate Governance and Nominating Committee, a Corporate Social Responsibility Committee, a Human Resources and Compensation Committee, a Risk Committee and an Executive Committee. Each of the committees discussed below has the sole authority to retain and terminate the engagement of consultants and counsel to advise it as each committee deems necessary or helpful in carrying out its responsibilities, with any fees to be borne by the company. The charters of the Audit Committee, the CG&N Committee, the Corporate Social Responsibility Committee, the Human Resources and Compensation Committee and the Risk Committee are available on our website at www.bnymellon.com/governance/committees. You may also request printed copies by sending a written request to our Corporate Secretary at the address set forth on the cover of this proxy statement.

The following table identifies the individual members of our Board serving on each of these standing committees:

Standing Committees of the Board
Director	Audit	Corporate Governance and Nominating	Corporate Social Responsibility	Human Resources and Compensation	Risk	Executive
Ruth E. Bruch			C	X	X
Nicholas M. Donofrio					C	X
Gerald L. Hassell						X
Edmund F. Kelly				X	X
Robert P. Kelly						X
Richard J. Kogan	X	X		X
Michael J. Kowalski			X		X
John A. Luke, Jr.		C			X	X
Robert Mehrabian	X	X		C		X
Mark A. Nordenberg			X		X
Catherine A. Rein	C	X				X
William C. Richardson	X	X
Samuel C. Scott III	X		X	X		X
John P. Surma	X	X				X
Wesley W. von Schack		X		X	X	C

X — Member

C — Chair

Audit Committee

The Audit Committee meets as often as it deems necessary to perform its responsibilities. In 2009, the committee held 13 meetings.

The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accountants engaged to prepare an audit report or to perform other audit, review or attest services for us. The independent registered public accountants report directly to the committee. Annually, the committee recommends that the Board request stockholder ratification of the appointment of the independent registered public accountants. The committee has direct responsibility to evaluate and, when appropriate, to remove the independent registered public accountants. The committee is responsible for the pre-approval of all audit and permitted non-audit services performed by our independent registered public accountants. The committee acts on behalf of the Board in monitoring and overseeing the performance of our internal audit function, and our chief auditor has direct access to the committee. The committee oversees the operation of a comprehensive system of internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of our independent registered public accountants. The committee’s function is one of oversight, recognizing that our management is responsible for preparing our financial statements, and our independent registered public accountants are responsible for auditing those statements. The committee reports periodically to the entire Board.

The Board of Directors has determined that the Audit Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards and the rules and regulations under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the rules and regulations of the Federal Deposit Insurance Corporation, which we refer to as the “FDIC.” The Board has also determined that all members of the Audit Committee are financially literate within the meaning of the NYSE listing standards as interpreted by the Board. The Board has determined, based upon education and experience as a principal accounting or financial officer or public accountant, or experience actively supervising a principal accounting or financial officer or public accountant, that Ms. Rein and Mr. Surma satisfy the definition of “audit committee financial expert” as set out in the rules and regulations under the Exchange Act, have “banking and financial management expertise” as set out in the FDIC’s rules and regulations, and have accounting or related financial management expertise as such qualification under the NYSE rules is interpreted by the Board.

Corporate Governance and Nominating Committee

The CG&N Committee meets as often as it deems necessary to perform its responsibilities. In 2009, the committee held five meetings.

Our CG&N Committee reviews non-employee director compensation and benefits on an annual basis and makes recommendations to the Board on appropriate compensation. The committee is responsible for approving compensation arrangements for non-employee members of the Boards of Directors of our significant subsidiaries. Such compensation must be consistent with market practice and designed to align our directors’ interests with those of our long-term stockholders while not calling into question directors’ objectivity. The committee oversees evaluations of the Board and committees of the Board and, unless performed by the Human Resources and Compensation Committee, our senior managers. As further described above, the committee assists the Board in reviewing and identifying individuals qualified to become Board members. The CG&N Committee has the responsibility to develop and recommend to the Board a set of corporate governance guidelines and propose changes to such guidelines from time to time as may be appropriate.

Our Board of Directors has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE rules.

Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee meets as often as it deems necessary to perform its responsibilities. In 2009, the committee held four meetings.

The committee’s purpose is to promote a culture that emphasizes and sets high standards for corporate citizenship and review corporate performance against those standards. The committee is responsible for providing primary oversight of the company’s programs regarding community development and involvement, philanthropy, sound environmental sustainability practices, government affairs, supplier diversity and engagement in corporate social responsibility matters and social responsibility relative to employees. The committee also has responsibility for monitoring the company’s compliance with the Community Reinvestment Act and Fair Lending rules and regulations.

Our Board of Directors has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE rules.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee meets as often as it deems necessary to perform its responsibilities. In 2009, the committee held nine meetings.

The Human Resources and Compensation Committee oversees the compensation plans, policies and programs in which our executive officers participate and the other incentive, retirement, welfare and equity plans in which all of our employees participate. In addition, the committee administers and makes equity and/or cash awards under plans adopted for the benefit of our officers and other employees to the extent required or permitted by the terms of these plans, establishes any related performance goals and determines whether and the extent to which these goals have been attained.

The committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation level on the basis of its evaluation. While the committee has overall responsibility for executive compensation matters, as specified in its charter, the committee reports its preliminary conclusions with respect to the performance evaluation and compensation decisions regarding our Chief Executive Officer to the other independent directors of our full Board in executive session and solicits their input prior to finalizing the committee’s conclusions.

The committee reviews, evaluates and approves the total compensation of all other executive officers and makes recommendations concerning equity-based plans, which recommendations are subject to the approval of our entire Board. The committee advises and discusses with the other independent directors compensation decisions regarding our President and the process used by the committee.

The committee is generally responsible for overseeing our employee compensation and benefit policies and programs, our management development and succession programs, the development and oversight of a succession plan for the position of Chief Executive Officer and our diversity and inclusion programs. The committee administers and makes awards under our various equity-based employee incentive plans and oversees certain retirement plans that we sponsor to ensure: (i) that they provide an appropriate level of benefits in a cost-effective manner to meet our needs and objectives in sponsoring such plans; (ii) that they are properly and efficiently administered in accordance with their terms to avoid unnecessary costs and minimize any potential liabilities to us; (iii) that our responsibilities as plan sponsor are satisfied; and (iv) that financial and other information with respect to such plans is properly recorded and reported in accordance with applicable legal requirements.

The committee has approved the delegation to our Chief Executive Officer of responsibility for determining equity awards to certain employees who are eligible to receive grants under our Long-Term Incentive Plan. The delegated authority approved by the committee to our Chief Executive Officer is subject to certain limitations, including: (i) on total aggregate shares subject to plan awards pursuant to the delegated authority in any calendar year (1,100,000); (ii) aggregate shares represented by plan awards that may be granted to any one individual pursuant to the delegated authority (100,000) in any calendar year; and (iii) a sub-limit of shares represented by full value awards that may be granted in any calendar year (550,000).

Finally, as further described in the Compensation Discussion and Analysis, our management provides information, analysis and recommendations for the committee’s decision-making process in connection with the amount and form of executive compensation, except that no member of management will participate in the decision-making process with respect to his own compensation. The Compensation Discussion and Analysis discusses the role of our Chief Executive Officer in determining or recommending the amount and form of executive compensation. In addition, we address the role of our management and its independent outside compensation consultants and the role of the committee’s independent outside compensation advisors in determining and recommending executive compensation below.

No member of the committee is or has been an officer or employee of our company. Our Board of Directors has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE rules.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee is or was formerly an officer or employee of our company or any of its subsidiaries, nor did any members have a relationship with us that is disclosable as a “Related Party Transaction” as defined by the SEC. In addition, none of our executive officers served on any compensation committee or any board of directors of another company, of which any of our Board members was also an executive officer.

Risk Committee

The Risk Committee meets as often as it deems necessary to perform its responsibilities. In 2009, the committee held six meetings.

As further discussed under “The Role of the Board in Risk Oversight” below, the committee is responsible for reviewing significant financial and other risk exposures and the steps management has taken to monitor, control and report such exposures, including, without limitation, credit, market, fiduciary, liquidity, reputational, operational, fraud, strategic, technology, data-security and business-continuity risks. The committee evaluates risk exposure and tolerance and approves appropriate transactional or trading limits. The committee reviews and evaluates the company’s policies and practices with respect to risk assessment and risk management and annually presents to the Audit Committee a report summarizing the committee’s review of the company’s methods for identifying and managing risks. The committee reviews reports of the Risk department, Internal Audit and regulatory agencies relating to risk issues and management’s responses to such reports, unless such review is under the jurisdiction of another committee. The committee reviews reports on fiduciary assets of our businesses, provides general oversight of the company’s investment of fiduciary assets and adopts the company’s fiduciary policy statement. The committee evaluates the scope of work of the Risk department and its planned risk management activities and reviews the appointment, performance and replacement of the company’s Chief Risk Officer. The committee is responsible for assessing the company’s technology risk management program and receives reports from management regarding the company’s technology operations.

Our Board of Directors has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE rules.

REPORT OF THE AUDIT COMMITTEE

On behalf of our Board of Directors, the Audit Committee oversees the operation of a comprehensive system of internal controls in respect of the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies and the qualifications, performance and independence of our independent registered public accounting firm. The committee’s function is one of oversight, recognizing that our management is responsible for preparing our financial statements, and our independent registered public accountants are responsible for auditing those statements.

Consistent with this oversight responsibility, the committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2009 and management’s assessment of internal control over financial reporting as of December 31, 2009. KPMG LLP, our independent registered public accounting firm, issued its unqualified report on our financial statements and the operating effectiveness of our internal control over financial reporting.

The committee has also discussed with KPMG LLP the matters required to be discussed in accordance with Statement on Auditing Standards No. 61, Communication with Audit Committees. The committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has conducted a discussion with KPMG LLP relative to its independence. The committee has determined that KPMG LLP’s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the committee recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2009, be included in our annual report on Form 10-K for the fiscal year then ended.

Catherine A. Rein, Chairman

Richard J. Kogan

Robert Mehrabian

William C. Richardson

Samuel C. Scott III

John P. Surma

AUDIT FEES, AUDIT RELATED FEES, TAX FEES AND ALL OTHER FEES

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010. We have been advised by KPMG LLP that it is an independent registered public accounting firm with the Public Company Accounting Oversight Board, which we refer to as the “PCAOB,” and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC.

The appointment of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year was ratified at our 2009 Annual Meeting. The following table reflects the fees earned by KPMG LLP for the following types of services provided by KPMG LLP to us for 2009 and 2008:

Description of Fees	Amount of Fees KPMG LLP for 2009	Amount of Fees KPMG LLP for 2008
Audit Fees(1)	$11,069,000	$9,942,000
Audit-Related Fees(2)	$13,516,000	$9,807,000
Tax Fees(3)	$1,889,000	$1,552,000
All Other Fees(4)	$376,000	$230,000

Total Fees	$26,850,000	$21,531,000

(1)	Includes fees for professional services rendered for the audit of our annual financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002) and for reviews of the financial statements included in our quarterly reports on Form 10-Q and for other services that only an independent registered public accountant can reasonably provide.

(2)	Includes fees for services that were reasonably related to performance of the audit of the annual financial statements for the fiscal year, other than Audit Fees, such as service organization reports (under SAS 70), employee benefit plan audits and internal control reviews.

(3)	Includes fees for tax return preparation and tax planning.

(4)	Includes fees for regulatory and other advisory services.

Other Services Provided by KPMG LLP

KPMG LLP also provided services to entities associated with us that were charged directly to those entities and accordingly were not included in the amounts disclosed in the table above. These amounts included $8.7 million for 2009 and $5.9 million for 2008 for the audits and tax compliance services for mutual funds, collective funds and other funds advised by us. Also excluded from the amounts disclosed in the table above are fees billed by KPMG LLP to joint ventures or equity method investments in which we have an interest of 50% or less.

Pre-Approval Policy

Our Audit Committee has established pre-approval policies and procedures applicable to all services provided by our independent registered public accountants. In accordance with SEC rules, our pre-approval policy has two different approaches to pre-approving audit and permitted non-audit services performed by our independent registered public accountants. Proposed services may be pre-approved pursuant to policies and procedures established by the Audit Committee that are detailed as to a particular class of service without consideration by the Audit Committee of the specific case-by-case services to be performed. We refer to this pre-approval method as “class pre-approval.” If a class of service has not received class pre-approval, the service will require specific pre-approval by the Audit Committee before such service is provided by our independent registered public accountants. We refer to this pre-approval method as “specific pre-approval.” A list of services that has received class pre-approval from our Audit Committee (or its delegate) is attached to our Audit and Permitted Non-Audit Services Pre-Approval Policy. A copy of our Audit and Permitted Non-Audit Services Pre-Approval Policy is available on our website at www.bnymellon.com/governance/auditpolicy.pdf. For 2009, all of the fees associated with the independent registered public accounting firm services were pre-approved by the Audit Committee.

EXECUTIVE COMPENSATION CONSULTANTS TO THE HUMAN

RESOURCES AND COMPENSATION COMMITTEE

The Human Resources and Compensation Committee has the sole authority to retain and terminate any independent compensation advisor directly assisting it. The Human Resources and Compensation Committee also has the sole authority to approve fees and other engagement terms. From the time of our merger in July 2007 through April 2009, the Human Resources and Compensation Committee received advice directly from two independent outside executive compensation advisors—Frederic W. Cook & Co., Inc. and Towers Perrin, now known as Towers Watson. Effective August 2009, the Human Resources and Compensation Committee retained a new independent compensation consultant, Hewitt Associates LLC, to serve as the Human Resources and Compensation Committee’s independent advisor. As discussed in greater detail in the Compensation Discussion and Analysis, throughout the year, the independent advisors assist the Human Resources and Compensation

Committee in its analysis and evaluation of compensation matters relating to our executive officers. The independent advisors retained by the Human Resources and Compensation Committee report directly to the Human Resources and Compensation Committee. The independent advisors attend the in-person and telephonic meetings of the Human Resources and Compensation Committee, and meet with the Human Resources and Compensation Committee in executive session without members of management present. The independent advisors also review and provide input on materials for the Committee’s meetings and advise on other matters that the Human Resources and Compensation Committee may consider.

In 2009, Frederic W. Cook & Co., Inc. did not provide any other services to the company. In 2009, both Towers Watson and Hewitt, and their respective affiliates, provided limited additional services directly to management of the company and its affiliates. The fees paid to each firm for these additional services did not exceed $120,000 in the aggregate.

In addition, as described in detail in the Compensation Discussion and Analysis, management also engages consultants that assist in executive compensation matters from time to time.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities and independence of our directors. The Corporate Governance Guidelines cover a number of other matters, including the Board’s role in overseeing executive compensation, compensation and expenses for non-management directors, communications between stockholders and directors, and Board committee structures and assignments. A copy of our Corporate Governance Guidelines is available on our website at www.bnymellon.com/governance/guidelines.

Employee Code of Conduct

Our Board of Directors has adopted a Code of Conduct, which applies to all of our employees, for our company to provide a framework to maintain the highest standards of professional conduct. Through our Code of Conduct, we stress the importance of “Doing What’s Right.” Under our Code of Conduct, “Doing What’s Right” means:

•	contributing to an ethical culture is expected and valued;

•	conducting business in full compliance with all applicable laws and regulations, and in accordance with the highest ethical standards;

•	fostering honest, fair and open communications;

•	demonstrating respect for our clients, communities and one another;

•	being accountable for your own and team actions; and

•	being willing to take a stand to correct or prevent any improper activity or business mistake.

Directors’ Code of Conduct

Our Board of Directors has adopted a Code of Conduct for directors of the company. This code is intended to provide guidance to our directors to help them recognize and deal with ethical issues, provide mechanisms to report possible unethical conduct and foster a culture of honesty and accountability. The Directors’ Code of Conduct requires directors to:

•	avoid any conflicts of interest between the director and the company;

•	comply with the procedures set forth in our related party transactions policy;

•

maintain the confidentiality of information entrusted to them by the company and any other confidential information about the company that comes to them, except when and to the extent disclosure is authorized by the company or legally mandated;

•	endeavor to deal fairly with the company’s customers, suppliers, competitors and employees;

•	protect the company’s assets and oversee their efficient and effective use;

•	comply, and oversee compliance by employees, officers and other directors of the company, with laws, rules and regulations applicable to the company;

•	encourage the reporting of any possible illegal or unethical behavior; and

•	communicate any suspected violations of the code promptly to our General Counsel or the Chairman of our CG&N Committee.

Both our Code of Conduct and our Directors’ Code of Conduct satisfy applicable SEC and NYSE requirements and, together, apply to all of our directors, officers and employees and those of our subsidiaries. A copy of the Code of Conduct is available on our website at www.bnymellon.com/ethics/codeofconduct.pdf. A copy of the Directors’ Code of Conduct is available on our website at www.bnymellon.com/governance/directorscodeofconduct.pdf. We intend to disclose any amendments to our Code of Conduct or our Directors’ Code of Conduct and any waivers from the Code of Conduct or the Directors’ Code of Conduct for executive officers and directors, respectively, by posting such information on our website.

Director Independence

Our independent directors are: Ruth E. Bruch; Nicholas M. Donofrio; Edmund F. Kelly; Richard J. Kogan; Michael J. Kowalski; John A. Luke, Jr.; Robert Mehrabian; Mark A. Nordenberg; Catherine A. Rein; William C. Richardson; Samuel C. Scott III; John P. Surma; and Wesley W. von Schack. With 13 independent directors out of 15 total directors, the Board has satisfied its objective that at least a majority of the Board should consist of independent directors.

Our Standards of Independence

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board has established standards based on the following categories and types of transactions to assist it in determining director independence (which are also included in our Corporate Governance Guidelines), which conform to, or are more exacting than, the independence requirements in the NYSE listing standards. A copy of these independence standards is also available as part of our Corporate Governance Guidelines at www.bnymellon.com/governance/guidelines. Under the standards, a director will not be considered independent if:

•	the director is, or has been within the last three years, an employee of us, or an immediate family member of the director is, or has been within the last three years, an executive officer of us;

•

the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us except in his or her capacity as a director and except for compensation received by an immediate family member for service as an employee (other than an executive officer) of us or any of our subsidiaries;

•

(A) the director or an immediate family member is a current partner of a firm that is our internal or external auditor, (B) the director is a current employee of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or has served on the compensation committee;

•

the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years of such other company’s operations, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

we made a charitable contribution (excluding matching gifts) to any charitable organization of which the director serves as an executive officer and the contribution exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues in a single fiscal year within the past three years.

For purposes of these standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

A director will be deemed not to be independent if the Board finds that the director has material business arrangements with us that would jeopardize his or her judgment. In making independence determinations, the Board will review business arrangements between (i) us and the director and (ii) us and an entity for which the director serves as an officer or general partner, or of which the director directly or indirectly owns 10% of the equity. Such arrangements will not be considered material if:

•	they are of a type that we usually and customarily offer to customers or vendors;

•	they are on terms substantially similar to those for comparable transactions with other customers or vendors under similar circumstances;

•

in the event that the arrangements had not been made or were terminated in the normal course of business, it is not reasonably likely that there would be a material adverse effect on the financial condition, results of operations or business of the recipient; or

•	in the case of personal loans, all such loans to directors are subject to and in compliance with Regulation O of the Federal Reserve Board.

In applying the factors above, the Board may consider such other factors as it may deem necessary to arrive at sound determinations as to the independence of each director, and such factors may override the conclusion of independence or non-independence that would be reached simply by reference to the enumerated factors.

In reaching its director independence determinations, the Board reviewed the standards listed above, the corporate governance rules of the NYSE and the SEC and the individual circumstances of each director and determined that each of the directors identified above as independent satisfied each standard. The following categories and types of transactions, relationships and arrangements were considered by our Board under the applicable independence definitions in determining that each director is independent:

•

Purchases of goods or services in the ordinary course of business on non-preferential terms by us or our subsidiaries from companies of which our independent directors are or were executive officers (Mr. Edmund Kelly, Mr. Kowalski, Mr. Luke, Mr. Nordenberg);

•

Purchases of goods or services from us or our subsidiaries in the ordinary course of business on non-preferential terms and conditions by our independent directors or by companies of which our independent directors are or were executive officers (Ms. Bruch, Mr. Edmund Kelly, Mr. Kowalski, Mr. Luke, Dr. Mehrabian, Mr. Nordenberg, Mr. Scott, Mr. Surma, Mr. von Schack);

•

Charitable contributions by us or any of our subsidiaries or by the BNY Mellon Charitable Foundation or The Bank of New York Mellon Corporation Foundation to not-for-profit, charitable, tax-exempt or non-profit organizations of which our directors serve or served as directors, executive officers or trustees (Mr. Donofrio, Mr. Edmund Kelly, Mr. Kogan, Mr. Nordenberg, Mr. Surma); and

•

Beneficial ownership or voting power by us or our subsidiaries (including funds advised by our subsidiaries) of shares of companies of which our non-management directors are or were executive officers (Ms. Bruch, Mr. Kowalski, Mr. Luke, Dr. Mehrabian, Mr. Scott, Mr. Surma).

Business Relationships and Related Party Transactions Policy

In the ordinary course of business, certain of our subsidiaries have had, and expect to continue to have, banking and other transactions of the type referenced above with “related persons.” A “related person” includes directors, nominees for director, executive officers, greater than five percent beneficial owners, members of such persons’ immediate families and any firm, corporation or other entity in which any of the foregoing persons is employed as a general partner or principal or in a similar position or in which such person and all other related persons has a 10% or greater beneficial interest.

We have adopted a policy on related party transactions, which we refer to as our “related party transactions policy,” and which was reviewed by the CG&N Committee. Our related party transactions policy covers any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

In making its determination to approve a disclosable related party transaction, the CG&N Committee takes into consideration all of the relevant facts and circumstances available to it, including (if applicable) but not limited to: (i) the related person’s relationship to us and interest in the transaction; (ii) the material facts of the transaction, including the amount involved; (iii) the benefits to us of the transaction; (iv) the availability from other sources of comparable products or services; and (v) an assessment of whether the transaction is on terms that are comparable to the terms available to or from an unrelated third party or to employees generally. The committee also considers the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or a director-related company.

No member of the CG&N Committee participates in the review, consideration, approval or ratification of any disclosable related party transaction with respect to which such member or any of his or her immediate family members or director-related company is the related person. The committee approves only those disclosable related party transactions that are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the committee determines in good faith.

If a disclosable related party transaction is identified after it is already ongoing or completed, it would be submitted to the committee promptly for ratification, applying the standards described above. The committee would evaluate all options available to us, including ratification, amendment, termination or rescission of the transaction. The committee may recommend to our Board of Directors from time to time adoption of resolutions pre-approving certain types or categories of transactions that the committee determines are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the committee determines in good faith. The Board has adopted a resolution pre-approving transactions that involve the sale or other provision of products and services (not subject to Regulation O or other specific regulatory requirements) by our company or its subsidiaries to directors and members of their immediate family, director-related companies and executive officers and members of their immediate family in the ordinary course and on terms generally offered in transactions with non-related persons.

Certain transactions with related persons not considered to be related party transactions are those transactions that involved loans or extensions of credit that, in each case, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Other transactions were in the ordinary course of business and on non-preferential terms and conditions.

Consistent with SEC rules, our related party transactions policy provides that the following transactions or interests may be entered into with a related person and are not considered to be related party transactions or are not required to be disclosed:

•

An extension of credit to a related person that is made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons who are not related persons and does not involve more than the normal risk of collectibility or present other unfavorable features;

•

Indebtedness that constitutes amounts due from related persons for purchases of goods and services subject to the usual trade terms, ordinary business and travel expenses or other transactions in the ordinary course;

•

Interests in a firm or entity that engages in a transaction with us if the interest arises only from the related person’s position as director of the other entity or direct or indirect ownership of less than 10% of the entity’s equity, or both;

•

Interests in a firm or entity that engages in a transaction with us if the interest arises only from the related person’s position as a limited partner of a partnership in which he or she has less than 10% of the total interests and is not a general partner and does not have another position with the partnership.

•	A transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•

A transaction where the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	Transactions where the related person’s interest arises solely from the ownership of the company’s equity securities and all stockholders receive the same benefit on a pro rata basis; and

•

Compensation paid to executive officers and directors of the company that is reported in the company’s proxy statement or otherwise approved or recommended by the Human Resources and Compensation Committee.

Our policy does not limit or affect the application of our other policies to our directors, executive officers and other related persons, including our Codes of Conduct.

Lead Director, Executive Sessions of Independent Directors, and Communications with Lead Director and Independent Members of the Board

Our Lead Director

Mr. von Schack, an independent director, currently serves as our Lead Director. As set forth in our Corporate Governance Guidelines, our Lead Director has the following duties and responsibilities:

•	Provides input on the agenda for each Board meeting;

•	Presides over executive sessions of non-management directors;

•	Receives certain correspondence addressed to the Board or the non-management directors;

•	Acts as a liaison to facilitate communication between independent directors and the Chairman and Chief Executive Officer, as appropriate;

•	Regularly discusses with the Chairman and Chief Executive Officer whether appropriate information is being sent to the Board;

•	Regularly discusses with the Chairman and Chief Executive Officer whether there is sufficient time for discussion at Board meetings;

•	Regularly discusses with the Chairman and Chief Executive Officer the topics and quality of presentations to the Board;

•	Presides at Board and stockholder meetings if the Chairman is absent;

•	Is available to meet with major stockholders and regulators under appropriate circumstances;

•

In conjunction with the Chairman of the Human Resources and Compensation Committee, discusses with the Chief Executive Officer the results of the Board’s annual evaluation of the Chief Executive Officer’s performance;

•	Can call meetings of the independent directors in his discretion; and

•	Performs such other functions as the Board shall direct or request from time to time.

Our by-laws further provide that, in the event of the absence or temporary disability of the Chairman, the Lead Director will preside at the applicable stockholder and/or Board meetings during such absence or disability.

Executive Sessions of Non-Management Directors

Under our Corporate Governance Guidelines, non-management directors hold an executive session without management at each regularly scheduled Board meeting. The Lead Director presides over executive sessions of non-management directors. At least one executive session each year is required to be attended only by non-management directors.

Communications with Lead Director and Independent Members of the Board

Interested parties may send communications to our Lead Director in accordance with the procedures set forth on our website at http://www.bnymellon.com/governance/contact.html.

Our Corporate Secretary is authorized to open and review any mail or other correspondence received that is addressed to the Board or any individual director unless the item is marked “Confidential” or “Personal.” If so marked and addressed to the Board, it will be delivered unopened to the lead director. If so marked and addressed to an individual director, it will be delivered to the addressee unopened. If, upon opening an envelope or package not so marked, the Corporate Secretary determines that it contains a magazine, solicitation or advertisement, the contents may be discarded.

The Audit Committee has approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by stockholders and other interested persons to our Board of Directors. Any written communication regarding accounting, internal accounting controls or other financial matters are processed in accordance with procedures adopted by the Audit Committee.

Our Board Leadership Structure

The Board has reviewed our company’s current Board leadership structure — which consists of a combined Chairman and Chief Executive Officer with an independent Lead Director — in light of the composition of the Board, the company’s size, the nature of the company’s business, the regulatory framework under which the company operates, the company’s stockholder base, the company’s peer group and other relevant factors, and has determined that a combined Chairman and Chief Executive Officer position, with an independent Lead Director, is currently the most appropriate Board leadership structure for our company. The Board noted the following factors in reaching its determination:

•	The Board acts efficiently and effectively under its current structure, where the Chief Executive Officer also acts as Chairman with a strong independent Lead Director.

•

A combined Chairman/Chief Executive Officer is in the best position to be aware of major issues facing the company on a day-to-day and long-term basis, and is in the best position to identify key risks and developments facing the company to be brought to the Board’s attention (in consultation with the Lead Director as part of the agenda-setting process).

•	A combined Chairman/Chief Executive Officer position eliminates the potential for confusion and duplication of efforts, including among employees.

•

A combined Chairman/Chief Executive Officer position eliminates the potential for confusion as to who leads the company, providing the company with a single public “face” in dealing with stockholders, employees, regulators, analysts and other constituencies.

•

The Lead Director serves as an effective counterbalance to factors commonly cited as reasons to separate the Chairman and Chief Executive Officer positions, such as concerns that the Chairman/Chief Executive Officer will control the Board agenda or dominate Board meetings. In this regard, the Board noted the following:

•	The Lead Director consults with and provides input to the Chairman/Chief Executive Officer on the agenda for Board meetings.

•

The Lead Director consults regularly with the Chairman/Chief Executive Officer with respect to whether the directors receive appropriate information and there is sufficient time for discussion at Board meetings.

•	The Lead Director regularly discusses with the Chairman/Chief Executive Officer the topics and quality of presentations to the Board.

•

The Lead Director presides at executive sessions of independent directors, which are held at each regular Board meeting, and serves as liaison between the other independent directors and the Chairman/Chief Executive Officer.

•	The Lead Director can call meetings of the independent directors in his discretion.

•	The Lead Director is available to meet with major stockholders and regulators under appropriate circumstances.

•

In conjunction with the chairman of the Human Resources and Compensation Committee, the Lead Director discusses with the Chairman/Chief Executive Officer the Board’s annual evaluation of his performance as Chief Executive Officer.

•

The Lead Director serves as a point of contact for other independent directors of our company in addition to the Chairman/Chief Executive Officer, providing independent directors with an effective means to raise matters they may not be comfortable raising with the Chairman/Chief Executive Officer.

•

The powers of the Chairman under our by-laws are limited — other than chairing meetings of the Board and stockholders, the powers conferred on the Chairman (e.g., ability to call special meetings of stockholders or the Board) can be exercised by the Board or a specified number of directors or, in some cases, the Lead Director, or are administrative in nature (e.g., authority to execute documents on behalf of the company).

•	The Lead Director chairs any meeting of the Board or stockholders at which the Chairman is absent.

•

A substantial majority of the company’s peer group utilizes a Board structure with a combined Chairman and Chief Executive Officer, with the majority of these companies also having a lead or presiding director.

The Role of the Board in Risk Oversight

The understanding, identification and management of risk are essential elements for the successful management of the company.

Risk oversight begins with the Board of Directors and two key Board committees: the Risk Committee and the Audit Committee. These committees have been in place since the merger in 2007. Prior to the merger, the boards of directors of both Bank of New York and Mellon had risk committees in place since January 2002 and December 2002, respectively.

The Risk Committee consists of independent directors and meets on a regular basis to review and assess our risks, control processes with respect to such risks, and our risk management and fiduciary policies and activities. The Risk Committee has primary oversight responsibility for risk management. As set forth in the Risk Committee’s Charter, the Risk Committee’s responsibilities include, among others:

•

Review of significant financial and other risk exposures and the steps management has taken to monitor, control and report such exposures, including credit, market, fiduciary, liquidity, reputational, operational, fraud, strategic, technology, data-security and business-continuity risks;

•	Evaluation of risk exposure and tolerance, and approval of appropriate transactional or trading limits;

•	Review and evaluation of the company’s policies and practices with respect to risk assessment and risk management;

•	Review of reports and significant findings of the company’s Risk Management and Compliance department, which we refer to as the “Risk department,” and the Internal Audit department, which we refer to as “Internal Audit,” with respect to the risk management activities of the company, together with management’s responses and follow-up to these reports;

•	Review of significant reports from regulatory agencies relating to risk issues, and management’s responses;

•	Review of the scope of work of the Risk department and its planned activities with respect to the risk management activities of the company; and

•	Review of the company’s technology risk management program.

The Risk Committee delegates policy formulation and day-to-day oversight of risk to our Chief Risk Officer, who is responsible for an effective risk management structure.

The Audit Committee also plays a role in risk oversight. The Audit Committee reviews and discusses policies with respect to risk assessment and risk management. The Audit Committee also has oversight responsibility with respect to the integrity of the company’s financial reporting process and systems of internal controls regarding finance and accounting, as well as its financial statements. At the management level, Internal Audit is responsible for providing reliable and timely information to the Board and management regarding the company’s effectiveness in identifying and appropriately controlling risks. Annually, the Risk Committee presents to the Audit Committee a report summarizing the Risk Committee’s review of the company’s methods for identifying and managing risks.

Since the financial crisis emerged in September 2008, the Risk and Audit Committees of the Board have held joint sessions at the beginning of each of their regular meetings, to hear reports and discuss key risks affecting the company and the management of these risks. By design, all independent directors are currently members of either the Risk or Audit Committee, so that all independent directors are present during the joint sessions. In doing so, we have structured our Board committee meetings in a manner that facilitates discussion of major risks with all independent directors, including the Lead Director, at each regular meeting of the Board. Prior to September 2008, the Risk and Audit Committees of the Board met jointly from time to time, as did the Bank of New York and Mellon Risk and Audit Committees prior to the merger.

The company also has a comprehensive internal risk framework, which facilitates performance of risk oversight by the Risk Committee. Our risk management framework is designed to:

•	Provide that risks are identified, monitored, reported, and priced properly;

•	Define and communicate the types and amount of risk the company is willing to take;

•	Communicate to the appropriate management level the type and amount of risk taken;

•	Maintain a risk management organization that is independent of the risk-taking activities; and

•	Promote a strong risk management culture that encourages a focus on risk-adjusted performance.

Under the company’s risk management framework, the company has formed a Senior Risk Management Committee, which we refer to as the “SRMC,” which consists of members of senior management and which reports to both the Risk Committee and the Audit Committee. The SRMC is the senior most focal point within the company to monitor, evaluate and recommend comprehensive policies and solutions to deal with all aspects of risk and to assess the adequacy of any risk remediation plans in the company’s businesses. The SRMC provides reports of its activities to the Risk Committee, and any significant changes in the key responsibilities of the SRMC must be reported to the Risk Committee.

In addition, the company has also formed several risk management sub-committees to identify, assess and manage risks. Each risk management sub-committee reports its activities to the SRMC and any significant changes in the key responsibilities of any sub-committee, or a change in chairmanship of any sub-committee, must be approved by the Chief Risk Officer and subsequently reported to the SRMC.

Our primary risk exposures as well as our risk management framework and methodologies are discussed in further detail on pages 67 to 73 in our 2009 Annual Report.

BENEFICIAL OWNERSHIP OF SHARES BY HOLDERS OF 5% OR

MORE OF OUTSTANDING STOCK

As of February 12, 2010, we had 1,208,396,830 shares of common stock outstanding.

Based on filings made under Section 13(d) and 13(g) of the Exchange Act, as of February 12, 2010, the only persons known by us to be beneficial owners of more than 5% of our common stock were as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	67,295,266	5.57%

Davis Selected Advisers, L.P.(2) 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	65,650,601	5.43%

(1)	Based on a review of the Schedule 13G filed on January 29, 2010 by BlackRock, Inc. The Schedule 13G discloses that BlackRock, Inc. had sole voting and sole dispositive power as to all 67,295,266 shares.

(2)	Based on a review of the Schedule 13G filed on February 12, 2010 by Davis Selected Advisers, L.P. The Schedule 13G discloses that Davis Selected Advisers, L.P. had sole voting power as to 55,006,531 shares and sole dispositive power as to 65,650,601 shares.

BENEFICIAL OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the number of shares of our common stock beneficially owned as of the close of business on February 12, 2010, by each director, each individual included in the Summary Compensation Table below and our current directors and executive officers as a group as of December 31, 2009, based on information furnished by each person. Except as otherwise indicated, sole voting and sole investment power with respect to the shares shown in the table below are either held by the individual alone or by the individual together with his or her immediate family.

Name	Shares of Common Stock Beneficially Owned(1)(2)
Torry Berntsen	255,840	(3)
Ruth E. Bruch	23,025	(4)
Nicholas M. Donofrio	31,906	(5)
Steven G. Elliott	2,413,527	(6)(7)(8)
Thomas P. Gibbons	1,193,212	(8)
Gerald L. Hassell	3,119,681	(8)(9)(10)
Edmund F. Kelly	21,657
Robert P. Kelly	1,622,706	(8)
Richard J. Kogan	34,994
Michael J. Kowalski	31,462
John A. Luke, Jr.	34,616
Robert Mehrabian	82,618	(11)
Mark A. Nordenberg	31,770
Ronald P. O’Hanley	1,233,215	(6)(8)
Catherine A. Rein	97,158	(12)
William C. Richardson	33,049
Samuel C. Scott III	24,541
John P. Surma	23,980
Wesley W. von Schack	152,299	(10)(13)
All current directors and executive officers, as a group (30 persons)	16,757,561	(8)

(1)	On February 12, 2010, none of the individuals named in the above table beneficially owned more than 1% of our outstanding shares of common stock. On that date, all of the directors and executive officers as a group beneficially owned approximately 1.37% of our outstanding stock.

(2)	Includes the following amounts of common stock which the indicated individuals and group have the right to acquire under our equity plans and deferred compensation plans within 60 days of February 12, 2010, or, as described in footnotes 4, 5, 11,12 and 13 below, through the exercise of stock options or the potential payout of deferred share units, restricted share units or phantom shares: Mr. Berntsen, 201,098; Ms. Bruch, 22,004; Mr. Donofrio, 31,906; Mr. Elliott, 1,794,680; Mr. Gibbons, 1,042,656; Mr. Hassell, 2,311,249; Mr. Edmund Kelly, 17,657; Mr. Robert Kelly, 1,031,938; Mr. Kogan, 6,914; Mr. Kowalski, 25,802; Mr. Luke, 6,914; Dr. Mehrabian, 37,305; Mr. Nordenberg, 31,237; Mr. O’Hanley, 818,854; Ms. Rein, 60,738; Dr. Richardson, 31,916; Mr. Scott, 20,578; Mr. Surma, 21,897; and Mr. von Schack, 36,005.

(3)	Mr. Berntsen ceased to serve as a Senior Executive Vice President on May 29, 2009.

(4)	Includes 1,085 shares that will be paid to Ms. Bruch in a lump sum on January 1, 2013, in accordance with her election under the Mellon Financial Corporation Deferred Compensation Plan for Directors.

(5)	Includes 24,991 shares that will be paid out to Mr. Donofrio in installments beginning in January of the year following retirement from our Board in accordance with his election under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc. and 2,780 deferred share units that will be paid in shares in installments beginning upon retirement from our Board in accordance with his election with respect to the deferred share units.

(6)	On February 12, 2010, an aggregate of 172,138 shares of our common stock were held by Wachovia Bank, N.A., as Trustee of the Mellon Financial Corporation Deferred Share Award Trusts. These shares are voted by the Trustee as directed on a per capita basis by the three beneficiaries of the Trusts, including Mr. Elliott, Mr. O’Hanley, and one retired executive officer who is not included in the totals for the above table. On February 12, 2010, the following individuals and group held the following number of deferred share awards representing an economic interest in an equivalent number of shares of common stock held by the Trusts (which shares are included in the total for such individual and group in the above table): Mr. Elliott, 163,471 shares; Mr. O’Hanley, 974 shares; and all directors, nominees, and executive officers as a group, 164,445 shares.

(7)	303,557 shares are pledged by Mr. Elliott.

(8)	The payout of certain amounts shown may be subject to delay pursuant to Section 409A of the Internal Revenue Code, as amended. Any such delay has not been considered for the purposes of this table.

(9)	Includes 56,604 shares held by Mr. Hassell’s spouse, as to which Mr. Hassell disclaims beneficial ownership. Also includes 28,538 shares held in trusts over which Mr. Hassell exercises investment discretion and voting power.

(10)	Includes the following shares held by the individual in Grantor Retained Annuity Trusts: Mr. Hassell, 419,688 shares; and Mr. von Schack, 100,696 shares.

(11)	Includes 9,368 shares that will be paid to Dr. Mehrabian in installments beginning in January of the year following retirement from our Board in accordance with his election under The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors; 2,961 deferred share units that will be paid in shares in installments beginning upon retirement from our Board in accordance with his election with respect to the deferred share units; and 39,312 shares held in a trust for which Dr. Mehrabian has investment discretion and voting power.

(12)	Includes 53,824 shares that will be paid to Ms. Rein in installments beginning in January of the year following retirement from our Board in accordance with her election under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc. and 2,780 deferred share units that will be paid in shares in installments beginning upon retirement from our Board in accordance with her election with respect to the deferred share units.

(13)	Includes 4,768 shares that will be paid to Mr. von Schack in installments beginning the January following the later of the date of his retirement from our Board or age 70 in accordance with his election under the Mellon Financial Corporation Deferred Compensation Plan for Directors; and 2,961 deferred share units that will be paid in shares in installments beginning upon retirement from our Board in accordance with his election with respect to the deferred share units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file with the SEC initial reports of beneficial ownership and reports of changes in ownership of any of our securities. These reports are made on documents referred to as Forms 3, 4 and 5. They must also provide us with copies of these reports. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2009 each of our directors and executive officers complied with applicable reporting requirements for transactions in our equity securities.

DIRECTOR COMPENSATION

Our Corporate Governance Guidelines provide that compensation for our non-management directors’ services may include annual cash retainers; shares of our common stock; deferred stock units or options on such shares; meeting fees; fees for serving as a committee chairman; and fees for serving as a director of one of our subsidiaries. We also reimburse directors for their reasonable out-of-pocket expenses in connection with attendance at Board meetings. Directors are reimbursed for their travel expenses not exceeding, in the case of airfare, the first-class commercial rate. Directors will also be reimbursed for reasonable out-of-pocket expenses (including tuition and registration fees) relating to attendance at seminars and training sessions relevant to their service on the Board and in connection with meetings or conferences which they attend at the company’s request. Our CG&N Committee periodically reviews director compensation and makes recommendations to the Board with respect thereto. Our Corporate Governance Guidelines provide that director compensation should be consistent with market practice and should align directors’ interests with those of long-term stockholders while not calling into question directors’ objectivity.

Our Board has adopted a policy to pay our non-management directors an annual cash retainer of $75,000, payable in quarterly installments in advance, and a meeting fee of $1,800 for each committee meeting attended. The chairman of the Audit Committee receives an annual cash retainer of $15,000 and the chairmen of all other committees each receive an annual cash retainer of $12,500. In 2009, our Lead Director received an annual cash retainer of $12,500. The annual cash retainer for the Lead Director will be increased to $25,000 in April 2010. In addition, non-management directors who are members of any special or other committee of the Board will receive a per meeting fee of $1,800, and each non-management director will receive an annual award of deferred stock units in an amount determined by the Board on the recommendation of the CG&N Committee. In 2009, this award had a value of $110,000 and was awarded shortly after the 2009 Annual Meeting. For 2010, this award will have a value of $110,000 and will be awarded shortly after the 2010 Annual Meeting. The units will vest on the earlier of one year after the date of the award or on the date of the next Annual Meeting of stockholders and must be held for as long as the director serves on the Board. The units will accrue dividends, which will be reinvested in additional deferred stock units.

We assumed in the merger the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc., which we call the “Bank of New York Plan,” and the Mellon Elective Deferred Compensation Plan for Directors, which we call the “Mellon Plan.” Under the Bank of New York Plan, participating continuing Bank of New York directors continued to defer receipt of all or part of their annual retainer and meeting fees earned through 2007. Under the Mellon Plan, participating continuing Mellon directors continued to defer receipt of all or part of their annual retainer and fees earned through 2007. Both plans are nonqualified plans, and neither plan is funded.

Although the Bank of New York Plan and Mellon Plan continue to exist, all new deferrals have been made under a new Director Deferred Compensation Plan, effective as of January 1, 2008. Under this new plan, a director choosing to defer can direct all or a portion of his or her annual retainer or committee meeting fees into either (i) variable funds, credited with gains or losses that mirror market performance of market style funds or (ii) the company’s phantom stock.

The following table provides information concerning the compensation of each non-management director who served in 2009.

Name	Fees Earned or Paid in Cash($)		Stock Awards($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation($)(4)	Total($)
Ruth E. Bruch	$127,100		$109,978	$—	$—	$237,078
Nicholas M. Donofrio	$103,700	(1)	$109,978	$—	$627	$214,305
Edmund F. Kelly	$105,600		$109,978	$—	$—	$215,578
Richard J. Kogan	$120,000		$109,978	$—	$—	$229,978
Michael J. Kowalski	$107,400	(1)	$109,978	$—	$343	$217,721
John A. Luke, Jr.	$114,500		$109,978	$—	$—	$224,478
Robert Mehrabian	$136,944	(1)	$109,978	$21,220	$3,553	$271,695
Mark A. Nordenberg	$111,000		$109,978	$5,381	$1,461	$227,820
Catherine A. Rein	$126,000		$109,978	$18,240	$1,351	$255,569
William C. Richardson	$139,024		$109,978	$—	$—	$249,002
Samuel C. Scott III	$116,400	(1)	$109,978	$—	$343	$226,721
John P. Surma	$105,600		$109,978	$4,039	$688	$220,305
Wesley W. von Schack	$134,305	(1)	$109,978	$32,072	$2,471	$278,826

(1)	Elected to defer all or part of cash compensation in the Director Deferred Compensation Plan.

(2)	Amount shown represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for 4,096 deferred stock units granted to each non-management director in April 2009. As of December 31, 2009, each non-management director owned 4,135 unvested deferred stock units.

(3)	The amounts disclosed in this column for Dr. Mehrabian and Messrs. Nordenberg, Surma and von Schack represent the sum of the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Mellon Plan. Under the Mellon Plan, deferred amounts receive earnings based on (i) the declared rate, reflecting the return on the 120-month rolling average of the 10-year T-Note rate enhanced based on years of service and compounded annually, (ii) variable funds, which are credited with gains or losses that “mirror” the market performance of market-style funds or (iii) the company’s phantom stock. The fully enhanced declared rate for 2009 was 6.39%. The amount disclosed in the column for Ms. Rein represents the amount of increase in the present value of Ms. Rein’s accumulated pension benefit under the Bank of New York Plan. Ms. Rein is the only current director who participates in the Bank of New York Plan. Participation in this plan was frozen as to participants and benefit accruals as of March 11, 1999.

(4)	The following is a description of the items comprising All Other Compensation for each director for whom a value is disclosed in the table above: Mr. Donofrio, Mr. Kowalski, Ms. Rein and Mr. Scott received a 5% discount on purchases of phantom stock when dividend equivalents are reinvested under the Bank of New York Plan. The values for Dr. Mehrabian and Messrs. Nordenberg, Surma and von Schack reflect the estimated cost of the legacy Mellon Directors’ Charitable Giving Program, which remains in effect for certain continuing Mellon directors. Upon such continuing Mellon director’s death, we will make a total donation of $250,000 to the charitable or educational organization of the director’s choice. The donations are paid in 10 equal installments of $25,000.

On September 9, 2003, Mr. Kogan and Schering-Plough Corporation, of which Mr. Kogan is the former Chairman/CEO, entered into a settlement with the SEC to resolve issues arising from the SEC’s inquiry into certain meetings by Schering-Plough Corporation with investors. Without admitting or denying any allegations of the SEC, Mr. Kogan agreed in connection with the settlement not to commit any future violations of Regulation FD and related securities laws.

Review of Compensation and Incentive Plans to Assure No Unnecessary or Excessive Risks

Introduction

As a result of the company’s participation in the TARP Capital Purchase Program for a portion of 2009, the Human Resources and Compensation Committee was required to review the incentive compensation arrangements of the company’s named executive officers with the company’s senior risk officer to ensure that their incentive compensation arrangements do not encourage them to take unnecessary and excessive risks that threaten the value of the company. Even though not expressly required, the Human Resources and Compensation Committee also reviewed the compensation arrangements of the company’s other top executives (which include an additional 11 executives) who serve on the company’s 16 member executive committee. In 2009, based on the recommendation of management, the Human Resources and Compensation Committee and the chief risk officer also implemented a broad initiative to conduct a comprehensive review of the company’s other compensation plans to ensure that compensation incentives do not induce risk taking in excess of the company’s risk tolerances. The following is a discussion of actions taken by the company and the Human Resources and Compensation Committee in 2009 to consider and address compensation related risks.

Risk Assessment

Each member of the executive committee participates in the company’s executive incentive compensation plan, which we refer to as the “EICP,” and the company’s long-term incentive plan (each of which is described in the Compensation Discussion and Analysis below). In December 2008 and January 2009, the company’s chief risk officer reviewed the 2008 targeted compensation opportunities under the EICP and under the long-term incentive plan to identify any major risks that could threaten the value of the company based on a comparison to a list of “best practices” developed by the chief risk officer, which was tailored to address risk factors applicable to the financial services industry and to the company’s specific lines of businesses. Following this review, the chief risk officer reported his assessment of the risks under the executive plans for 2008 to the Human Resources and Compensation Committee in January 2009. Based on his review, the chief risk officer recommended to the Human Resources and Compensation Committee that it adopt the following risk based changes to the executive plans to become effective for compensation in 2009:

•

funding of 2009 plan year awards to senior executive officers under the EICP would be subject to the company’s satisfying the minimum U.S. regulatory standard for a “well capitalized” bank (currently, Tier 1 capital ratio of 6%);

•	individual 2009 plan year awards to senior executive officers would include a consideration of economic capital measures in determining whether to make such award; and

•

no portion of any equity award made in 2009 to any senior executive officer under the company’s long-term incentive compensation plan would vest before one year from the date of grant of such award (other than with respect to prior contractual obligations, disability or death).

After review and discussion of the recommendations of the chief risk officer, the Human Resources and Compensation Committee resolved to increase the 2009 minimum funding standard for the EICP by requiring the company to satisfy the minimum U.S. regulatory standard for a “well capitalized” bank (currently, Tier 1 capital ratio of 6%) plus 100 basis points. After making this change, the Human Resources and Compensation Committee resolved to adopt the risk-based measures described above starting in 2009.

Compensation and Incentive Plan Initiative

In connection with its evaluation of the executive plans, the Human Resources and Compensation Committee also determined to conduct an evaluation in close collaboration with the chief risk officer of all of the company’s compensation arrangements, to better align the company’s overall compensation practices with sound risk management and long-term growth. We refer to this evaluation as the company’s compensation and incentive plan initiative. Under this initiative, the company took steps during 2009 to:

•

develop tailored “best practices” to guide management in the evaluation of the company’s compensation plans and arrangements and develop guiding principles for use in reviewing each of the company’s compensation plans;

•

rate each plan as “high risk,” “medium risk” or “low risk” based on consideration of whether the plan provides compensation to employees in “high risk business units” (which are generally business units that have significant processing volumes, generate significant credit exposure, are subject to significant market volatility or create tail risk for the company extending beyond the time horizon of the compensation plan) and whether the plan has significant gaps compared to the company’s best practices;

•	address any risk-based concerns identified in each plan identified as “high” or “medium” risk;

•

initiate a review process for future changes to any incentive plan that requires an enhanced assessment by the company’s risk management group and/or the company’s finance group for changes that represent a departure from best practices; and

•

implement a management level compensation oversight committee, which is a formal governance structure consisting of senior executives designed to establish a consistent approach to pool funding, to approve significant changes to any high risk plan, to approve incentive compensation programs of target companies in connection with acquisitions, and to advise the Human Resources and Compensation Committee on any compensation risk-related issues.

Finally, the Human Resources and Compensation Committee approved a plan to modify certain of the company’s non-executive compensation plans beginning in 2010. The key plan design modifications are intended to:

•

require the funding of incentive compensation pools for the majority of our employees be linked to company and business unit performance, with approximately 20% of compensation pool funding linked to overall performance of the company, and the remaining funding tied to business unit performance metrics;

•

align cash payouts with the management of longer term business risks by deferring payment of a portion of eligible employee’s cash bonuses in the form of restricted stock, or a comparable deferral vehicle; and

•	require award recipients to agree to clawbacks on such awards in the event of fraud or conduct contributing to financial restatement or irregularities.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

2009 was a challenging year for the company, as the unprecedented market crisis in the fall of 2008 led to continued volatility and turmoil in the global capital markets and widespread changes in the financial services industry.

The 2009 compensation program for the company’s named executive officers adopted by the Human Resources and Compensation Committee, which we refer to as the “HRC Committee,” in March 2009 was intended to compensate the company’s named executive officers for corporate and individual performance while ensuring that compensation arrangements do not encourage the named executive officers to take unnecessary and excessive risks. The 2009 program was designed to pay compensation through a combination of base salary, annual cash bonuses and equity awards, with most of the compensation intended to be paid through cash bonuses and equity awards.

At the beginning of 2009, the HRC Committee kept the targeted compensation levels for the named executive officers at the same levels of base salary, targeted cash bonus and total value of targeted equity awards that were established by the HRC Committee for the named executive officers for 2008. At the same time, the HRC Committee adopted a “balanced scorecard” approach to determine annual cash bonuses to be paid to each named executive officer. This approach measures the company’s corporate financial and capital results (the “corporate component” of the scorecard) and each named executive officer’s functional, strategic and operational results, including, if applicable, line of business financial results (the “individual component” of the scorecard).

In the second half of 2009, consistent with our ongoing strategy to reduce balance sheet risk, the company took advantage of strength in the fixed income markets by selling or recognizing losses on the watchlist portion of our investment securities portfolio. These actions reduced the risk of future securities losses, which is in the long-term interest of the company and its stockholders. The actions resulted in a portfolio restructuring charge of $4.8 billion pre-tax, which ultimately resulted in a net loss for 2009. As a result, the company did not meet certain criteria under the terms of the Executive Incentive Compensation Plan, which we refer to as the “EICP,” and therefore the company could not pay any cash bonuses under the EICP.

While no bonuses were paid under the EICP for 2009, the HRC Committee, in its discretion, granted an equity incentive award of restricted stock to Mr. Kelly in lieu of a cash bonus and decided to pay cash bonuses outside the EICP to the other named executive officers. The awards were based on each named executive officer’s individual component of the balanced scorecard. No part of the equity awards or cash bonuses was based on the corporate component of the balanced scorecard. The value of the equity incentive awards and the cash bonuses were below the named executive officers’ total targeted annual cash bonus amounts.

The process employed by the HRC Committee and the basis for its decisions in determining the 2009 compensation of the named executive officers are described below.

Current Named Executive Officers

The following executives were our named executive officers at the end of 2009:

Name	Position
Robert P. Kelly	Chief Executive Officer and Chairman of the Board of Directors
Gerald L. Hassell	President
Steven G. Elliott	Senior Vice Chairman
Thomas P. (Todd) Gibbons	Chief Financial Officer
Ronald P. O’Hanley	Vice Chairman

The Company’s Compensation Philosophy

The company’s compensation philosophy is to offer a total compensation opportunity that supports our values: client focus, trust, teamwork and outperformance. We pay for performance, value individual and team contributions and reward based on how both contribute to business results. Because we operate businesses in various markets and geographies around the globe, the company’s overall compensation program is flexible to enable the company to attract and retain the talent needed for each area as well as to respond to the environment in which we operate. Our total compensation program has a global framework that allows differentiation by line of business — it is not a one-size-fits-all approach. Our program is competitive and consistent with market practices in our various lines of business.

HRC Committee Matters

The HRC Committee oversees the compensation plans, policies and programs in which our named executive officers participate. The HRC Committee reviews and approves goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and determines and approves the Chief Executive Officer’s compensation level on the basis of its evaluation.

While the HRC Committee has overall responsibility for executive compensation matters, in accordance with our Corporate Governance Guidelines, the HRC Committee reports its preliminary conclusions with respect to decisions regarding our Chief Executive Officer to the other independent directors of our full Board in executive session and solicits their input prior to finalizing the HRC Committee’s conclusions. Pursuant to our Corporate Governance Guidelines, the HRC Committee also advises and discusses with the other independent directors compensation decisions regarding our President and the process used by the HRC Committee.

In April 2009, the Board approved the appointment of Dr. Robert Mehrabian as the new chairman of the HRC Committee. The HRC Committee’s prior chairman, Mr. Wesley W. von Schack, was appointed as the company’s Lead Director in January 2009 and continues to serve as a member of the HRC Committee.

Role of Compensation Consultants

From the time of our merger in July 2007 through April 2009, the HRC Committee received advice from two independent outside executive compensation advisors — Frederic W. Cook & Co., Inc. and Towers Perrin, now known as Towers Watson. After soliciting and considering proposals from a number of firms, effective August 2009, the HRC Committee retained a new independent compensation consultant, Hewitt Associates LLC, which we refer to as “Hewitt,” to serve as the HRC Committee’s advisor.

From the merger in July 2007 until September 2009, our management engaged Mercer Inc. to assist the company in various executive compensation matters, including compiling data about our peer group, compiling and analyzing data about the compensation practices and programs of our peers, and evaluating various proposed aspects of our executive compensation program. Mercer also provides human resources and actuarial consulting services to the company. Beginning in September 2009, management engaged Compensation Advisory Partners LLC, which we refer to as “CAP,” to assist with the executive compensation matters that Mercer had previously performed for management. The principals at CAP were previously employed by Mercer and have worked with management since the July 2007 merger. CAP provides no other services to the company.

We address the role of management and the compensation consultants in our compensation process in the following discussion.

2009 Peer Group

In February 2009, because of the significant changes in the financial services industry in 2008, the HRC Committee adopted a new peer group to be used for various benchmarking purposes related to 2009 compensation decisions. The companies were selected based on their mix of business, their size and their position as our competitors, including in recruiting executive talent. The HRC Committee also considered our company’s revenue and market capitalization in determining the peer group. The following is the peer group for 2009:

American Express Company	Northern Trust Corporation
Bank of America Corporation	The PNC Financial Services Group, Inc.
BlackRock, Inc.	Prudential Financial, Inc.
The Charles Schwab Corporation	State Street Corporation
Citigroup Inc.	U.S. Bancorp
JPMorgan Chase & Co.	Wells Fargo & Company

Our management uses compensation data from this peer group in several respects, including to assess the competitiveness of the amount and form of each element of compensation, to provide a basis for assessing relative performance in measuring the company’s performance, and to provide data for the HRC Committee to use in determining prevailing compensation practices among our peers with respect to 2009 compensation. For selected senior officers, data relating to this peer group was supplemented with data from other industry sources to reflect the variety of markets in which we compete for executive talent.

2009 Compensation Program

In February 2009, the HRC Committee, in consultation with its independent advisors, established the framework for the 2009 compensation program for the named executive officers. The 2009 compensation program is based on the following targeted elements of compensation.

Compensation Element	Description	Other Features
Base Salary	Intended to be the sole fixed source of compensation paid periodically throughout the year.	Reviewed annually by the HRC Committee.
Annual Cash Bonus	Intended to provide our named executive officers with the opportunity to earn annual cash bonuses based on performance.	Determined on an annual basis by the HRC Committee. Details relating to annual bonuses are described below.
Annual Equity Award	Intended to align a significant portion of compensation for named executive officers with growth in stockholder value over multiple years.	The HRC Committee evaluates and establishes the form, mix and terms of equity awards on an annual basis. Details relating to stock ownership and retention guidelines are described below.
Retirement Plans

As a result of the merger, we assumed existing agreements between named executive officers and Bank of New York or Mellon relating to supplemental retirement benefits. We also maintain qualified and nonqualified retirement plans in which named executive officers participate.

Details relating to each plan are included in Retirement Plans below.
Perquisites	Generally intended to assist executive officers in the effective performance of their duties and the efficient use of their time and for security purposes.	Details relating to the perquisites and amounts associated with these perquisites are described below and included in footnote 5 to the Summary Compensation Table below.
Deferred Compensation	Intended to provide executive officers with the ability to defer payment of some of their compensation.	Details relating to the deferred compensation plans are included in Nonqualified Deferred Compensation below.

HRC Committee Discretion

The HRC Committee has the discretion to supplement, reduce or modify at any time the compensation intended to be paid or awarded to the named executive officers as the HRC Committee may determine is in the best interest of the company and its stockholders. The exercise of discretion is an important feature of the HRC Committee’s compensation philosophy and provides the HRC Committee with sufficient flexibility to respond to specific circumstances facing the company (such as the rapidly evolving financial and regulatory environment in which the company operated in 2008 and 2009 and continues to operate in 2010). The HRC Committee also believes that it is in the best interest of the company and its stockholders that the HRC Committee have sufficient discretion to recognize and reward superior performance that is important to long-term growth and the enhancement of stockholder value, and may or may not directly reflect the company’s achievement of specific financial metrics for a particular year.

2009 Targeted Compensation Opportunities

In March 2009, the HRC Committee approved the named executive officers’ targeted 2009 compensation opportunities at the same levels of base salary, targeted bonus and total value of targeted equity awards that were established by the HRC Committee for the named executive officers for 2008. In deciding to maintain the 2009 targeted compensation levels at the 2008 levels, the HRC Committee considered the economic conditions of 2008 and 2009, especially the significant turbulence in the financial services industry and the uncertainty in the economy. Because of this uncertainty, the HRC Committee believed that the prudent course in setting 2009 compensation would be to use the 2008 targeted compensation amounts rather than establish new targeted compensation opportunities in the absence of normalized market data.

The HRC Committee reported its preliminary conclusions regarding Mr. Kelly’s targeted 2009 compensation opportunity to the other independent directors and solicited their input before finalizing these amounts. Based on these considerations and input and after consulting with its independent advisors, the HRC Committee set Mr. Kelly’s total targeted 2009 compensation opportunity at the same total levels that were targeted for Mr. Kelly for 2008. Similarly, for the other named executive officers, Mr. Kelly recommended to the HRC Committee that their targeted 2009 compensation opportunities be set at the same total levels as their targeted 2008 compensation opportunities. The HRC Committee reviewed Mr. Kelly’s recommendations in consultation with its independent advisors and, after careful deliberation, approved those targets.

The following table sets forth the targeted compensation opportunity (by each form of compensation and total targeted opportunity) established in March 2009 for each named executive officer.

Name	Base Salary	Targeted 2009 Annual Cash Bonus		Targeted 2009 Annual Equity Award	Targeted 2009 Total Compensation Opportunity
		Corporate Component	Individual Component
Kelly	$1,000,000	$3,900,000	$2,100,000	$9,500,000	$16,500,000
Hassell	$800,000	$2,275,000	$1,225,000	$4,700,000	$9,000,000
Elliott	$675,000	$1,125,000	$1,125,000	$2,825,000	$5,750,000
Gibbons	$650,000	$950,000	$950,000	$2,600,000	$5,150,000
O’Hanley	$675,000	$2,100,000	$3,900,000	$6,250,000	$12,925,000

Base Salary

Base salaries are the sole fixed source of cash compensation paid periodically throughout the year. The HRC Committee sets base salaries for each named executive officer based on position, level of responsibilities and competitive market data. In March 2009, the HRC Committee reviewed the base salaries of our named executive officers and, after consulting with its independent advisors, determined to maintain 2009 base salaries at 2008 levels.

Annual Bonuses

Executive Incentive Compensation Plan

The HRC Committee adopted in March 2008, and our stockholders approved in April 2008, the EICP. The EICP is intended to meet the requirements of Section 162(m) (which we describe below) of the Internal Revenue Code of 1986, as amended, in order to afford tax deductibility for compensation paid to the chief executive officer and three other most highly compensated officers, where practical. Under the EICP, our named executive officers have the opportunity to earn annual cash bonuses based on achievement of pre-established goals for the year. To preserve deductibility of awards paid under the EICP (as “performance-based” compensation), the HRC Committee establishes the scope of the awards and the conditions for the payment of awards under the EICP for a particular year at the beginning of that year. The awards paid to any individual under the EICP for any calendar year cannot exceed 0.5% of the company’s pre-tax income from continuing operations, before the impact of the cumulative effect of accounting changes and extraordinary items, as disclosed on our consolidated statement of income for such year included within our annual report on Form 10-K. Due to the company’s net loss in 2009, awards could not be made under the EICP.

Balanced Scorecard Approach

The HRC Committee adopted in March 2009 a “balanced scorecard” approach to measure corporate financial and capital results (the “corporate component”) and to measure each executive’s functional, strategic and operational results, including, if applicable, line of business financial results (the “individual component”). The HRC Committee established a two-part minimum funding goal required to be met to fund 2009 cash bonuses under the scorecard: (1) maintenance of a minimum Tier 1 capital ratio of 100 basis points above the required minimum capital level for “well-capitalized institutions” under Federal Reserve Board regulations and (2) achievement of positive operating earnings per share. Both of these minimum funding goals were required to be achieved in order to pay any bonuses for 2009, and both of these funding goals were met for 2009.

The scorecard was intended to be used by the HRC Committee to determine, in its discretion, the amount of the annual cash bonuses to be paid to each named executive officer based on each of the scorecard’s corporate and individual components. For the corporate component, the same financial goals applied to each named executive officer. Operating earnings per share, as defined, was the primary metric used under the balanced scorecard for determining cash bonuses under the corporate component. Operating earnings were defined under the scorecard as earnings from continuing operations, before the cumulative effect of accounting changes, discontinued operations, preferred dividends and extraordinary items plus merger and integration charges, other than temporary impairment charges and other unusual items approved by the HRC Committee and less any bonus accruals. Determination of the corporate component also included an evaluation of the following other financial metrics:

•

Absolute reported earnings per share of the company for 2009, as defined under the scorecard as earnings per share from continuing operations, before the cumulative effect of accounting changes and extraordinary items and calculated using fully diluted shares (excluding any actual share buybacks outside of planned buybacks);

•	Reported earnings per share growth relative to the company’s peers;

•	Actual other than temporary impairment charges against budgeted levels; and

•	The company’s actual return on deployed economic capital against the company’s budget, which was defined under the balanced scorecard as operating earnings divided by deployed economic capital.

The individual component included functional, strategic and operational results, including, if applicable, line of business financial results. The corporate and individual components of the scorecard were weighted differently for each named executive officer based on his role within the company, with an allocation of 65% corporate/35% individual for Messrs. Kelly and Hassell, 50% corporate/50% individual for Messrs. Elliott and Gibbons and 35% corporate/65% individual for Mr. O’Hanley.

HRC Committee Actions in February 2010

While no cash bonuses were permitted to be paid under the EICP, the HRC Committee, in its discretion, decided to compensate the named executive officers based on the individual component of the balanced scorecard for their performance in 2009. The HRC Committee considered the awards important to encourage the long-term stability and continuity of the company’s senior executive leadership team.

Accordingly, the HRC Committee, in its discretion, granted an equity incentive award of restricted stock to Mr. Kelly in lieu of a cash bonus and decided to pay cash bonuses outside the EICP to the other named executive officers using the framework established by the balanced scorecard approach as general guidance.

In making its determination, the HRC Committee decided that, although the company’s 2009 operating earnings per share (as defined under the scorecard) would have permitted an award under the corporate component of the scorecard, no part of any award to any named executive officers would be made relating to the corporate component because the company had a net loss in 2009, low earnings growth compared to its peers and other than temporary impairment charges that were above budgeted levels. Accordingly, the amount of each named executive officer’s bonus would not reflect the portion of his targeted annual cash bonus (as set forth under 2009 Targeted Compensation Opportunities above) allocated to the corporate component.

Bonus to Mr. Kelly

In making its decision to grant an equity incentive award in lieu of cash bonus to Mr. Kelly, the HRC Committee followed the framework established under the balanced scorecard approach. Performance objectives for Mr. Kelly were established at the beginning of 2009 by the HRC Committee after review and input from the other independent directors. The five categories of objectives were (1) financial, (2) compliance and risk management, (3) merger, (4) client service and (5) leadership. After the results for 2009 were finalized, the HRC Committee reviewed Mr. Kelly’s actual 2009 performance. This review included the following steps:

•	Mr. Kelly prepared a self-assessment, evaluating his results against his performance objectives.

•	Mr. Kelly’s self-assessment, along with a performance assessment form, was given to each of our independent directors, who assessed Mr. Kelly’s performance in 2009 and gave their input to Hewitt.

•	Hewitt compiled the feedback from our independent directors and prepared a summary report, which was considered by the HRC Committee and the independent directors.

•

The HRC Committee reported its preliminary conclusions regarding Mr. Kelly’s performance evaluation and proposed award to the other independent directors and solicited their input before finalizing his annual bonus.

In February 2010, based on this review, the HRC Committee determined in its discretion to grant to Mr. Kelly an equity incentive award in lieu of a cash bonus in the form of restricted stock with a value of $2,625,000. This bonus was 44% of his targeted aggregate annual cash award and 125% of his targeted individual component.

The HRC Committee noted that Mr. Kelly’s effective leadership drove the company to accomplish three priorities in the wake of the biggest economic downturn in eighty years. These three achievements were critical to the success of the company — reducing risks within the company, protecting the company’s revenue base and maintaining expense discipline. Specifically, the HRC Committee noted that under Mr. Kelly’s direction, the company:

•	Remained well-capitalized with a Tier I capital ratio of 12.1% and a Tier 1 common capital ratio of 10.5% at December 31, 2009, which exceeded many of the company’s peers.

•

Maintained the highest debt ratings of any U.S. financial institution according to Moody’s Investors Service and shared the highest debt rating for a U.S. financial institution according to Standard & Poor’s, as of December 31, 2009.

•	Materially reduced balance sheet risk through the sale or restructuring of lower quality securities in the investment securities portfolio.

•	Completed the merger integration on time, outperforming revenue and expense synergy targets.

•	Settled the $22.5 billion claim brought in May 2007 by the Federal Customs Service of the Russian Federation with a payment of $14 million.

•	Reduced noninterest expenses from 2008 to 2009 by 17%.

•	Continued to achieve top-ranked client service and progressed in stabilizing revenue in a challenging environment, ending 2009 with improvement in several core businesses.

•	Repaid to the U.S. Treasury the TARP preferred stock and repurchased the TARP warrant, which provided American taxpayers with a return of 12% (annualized) on their investment.

In deciding to award equity instead of cash, the HRC Committee believed that the award was the right balance between recognizing Mr. Kelly’s effective performance in 2009 under challenging circumstances while at the same time providing an additional incentive to continue to work toward better financial performance over the next three years to realize the maximum value of the award. As a result, the HRC Committee believed that the award directly aligned Mr. Kelly’s interests with those of our stockholders because ownership of the company’s stock ensures that a significant element of total compensation is subject to the company’s market performance.

The restricted stock was granted under the company’s long-term incentive plan and vests in equal annual installments over three years. The special equity incentive award will be subject to the company’s clawback policy described below, and, upon vesting, 50% of the shares will be subject to the company’s stock retention guidelines described below. The actual number of shares received by Mr. Kelly was 90,423 shares, equal to the dollar amount of the bonus divided by $29.03, which was the average closing price of our common stock on the New York Stock Exchange for the first 25 trading days (from January 4, 2010 through February 8, 2010) in 2010.

Bonus Award to Mr. Hassell

The HRC Committee also determined in its discretion to pay a cash bonus to Mr. Hassell of $1,531,250. Like Mr. Kelly, this bonus was 44% of his targeted aggregate annual cash bonus and 125% of his targeted individual component.

Mr. Hassell’s performance objectives were established at the beginning of 2009 after discussions between Mr. Hassell and Mr. Kelly and included five categories: (1) financial, (2) compliance and risk management, (3) merger, (4) client service and (5) leadership. After the results for 2009 were finalized, the HRC Committee reviewed Mr. Hassell’s actual 2009 performance. This review included the following steps:

•	Mr. Hassell prepared a self-assessment commenting on his performance in 2009 compared to his performance objectives.

•

Mr. Kelly reviewed Mr. Hassell’s performance in 2009 against Mr. Hassell’s performance objectives and recommended the amount and form of the award after presenting a summary of Mr. Hassell’s 2009 performance to the HRC Committee.

•	The HRC Committee considered Mr. Kelly’s recommendations together with Mr. Hassell’s self-assessment.

•	Before making its decision, the HRC Committee advised and discussed its preliminary conclusions with the other independent directors.

By virtue of his position as President, Mr. Hassell’s focus is the overall performance of the company and helping Mr. Kelly lead the company. As a result, in making its determination, the HRC Committee considered the accomplishments of the company for 2009 described above. In addition, the HRC Committee also noted Mr. Hassell’s efforts to advance significantly the strategies and footprint of the company’s securities servicing business, his implementation of a number of high level succession and developmental changes in senior executive positions with the company, his efforts to significantly reduce credit exposures across the company and his implementation of expense reduction and operating efficiency programs.

Bonuses to Messrs. Elliott, Gibbons and O’Hanley

In February 2010, the HRC Committee determined, in its discretion, to award the following cash bonuses: $1,125,000 to Mr. Elliott, which represented 50% of his targeted aggregate annual cash award and 100% of his targeted individual component; $1,200,000 to Mr. Gibbons, which represented 63% of his targeted aggregate annual cash award and 126% of his targeted individual component and $2,900,000 to Mr. O’Hanley, which represented 48% of his targeted aggregate annual cash award and 74% of his targeted individual component.

The amounts of the annual cash bonuses to Messrs. Elliott, Gibbons and O’Hanley were approved by the HRC Committee after the committee reviewed their individual performance in 2009. The performance objectives for each of Messrs. Elliott, Gibbons and O’Hanley were established at the beginning of 2009 after each named executive officer discussed his objectives with Mr. Kelly. As part of the corporate leadership team, Messrs. Elliott’s and Gibbons’ performance objectives were very similar to Mr. Kelly’s and Mr. Hassell’s performance objectives. As the leader of the company’s asset management business, Mr. O’Hanley’s performance objectives related primarily to that business. After 2009 results were finalized, the HRC Committee reviewed each of Messrs. Elliott’s, Gibbons’ and O’Hanley’s actual performance in 2009. This review included the following steps:

•	Each of Messrs. Elliott, Gibbons and O’Hanley prepared a self-assessment commenting on his performance in 2009 compared to performance objectives established at the beginning of the year.

•

Mr. Kelly reviewed Messrs. Elliott’s, Gibbons’ and O’Hanley’s performance in 2009 against their objectives and recommended the amount of their cash bonuses to the committee after presenting a summary of their 2009 performance to the HRC Committee.

•	The HRC Committee considered Mr. Kelly’s recommendations together with the self-assessments.

Messrs. Elliott and Gibbons are part of the corporate leadership team. Accordingly, their focus is the overall performance of the company and helping Mr. Kelly lead the company. In addition, the HRC Committee noted Mr. Elliott’s superior efforts as co-leader of the merger integration, which was completed on time by the end of 2009 and which exceeded the financial goals, and his leadership in supporting the Chief Executive Officer, the President and executive management in strategy and related execution. The HRC Committee noted Mr. Gibbons’ superior efforts in executing the company’s finance and risk management strategies in 2009, including his prudent stewardship of the company’s balance sheet which permitted the company to raise capital, repay its TARP obligations and to significantly reduce risk without a material impact on capital or liquidity.

In setting Mr. O’Hanley’s 2009 cash bonus, the HRC Committee noted that the actual 2009 operating results and return on deployed economic capital for the asset management business were below budgeted levels for

2009, although positive trends developed later in the year. The HRC Committee commended Mr. O’Hanley’s accomplishments in leading the asset management business in 2009 in light of the challenging environment for asset management businesses in 2009, continuing from 2008, noting that the business yielded good results for its clients in 2009 with significant strengthening of investment performance across most investment strategies and had strong financial performance overall and as compared to peers over a five-year period. In addition, the HRC Committee noted that Mr. O’Hanley led asset management business’ expansion of its global reach and development and implementation of a strategy to position the business for the future to meet changing needs and demands of clients, particularly large institutions.

Equity Awards

Equity incentive awards are intended to be a key element of the company’s pay-for-performance compensation program by aligning a significant portion of our named executive officers’ compensation with changes in our stock price over a multiple-year period, based on the performance of our stock. The HRC Committee normally grants annual equity awards in March under the company’s long-term incentive plan.

In March 2009, given the volatility of the stock market, the constantly changing market conditions and the unprecedented changes in the financial services industry, the HRC Committee determined that any 2009 equity incentive awards to our named executive officers would be made in an equal proportion (i.e., 50%/50%) of stock options and shares of restricted stock that vest over time. In 2008, 75% of awards were stock options and 25% were other forms of equity awards. In addition, the HRC Committee determined not to tie the vesting and earnout of 2009 equity awards to specific performance measures because of the extreme volatility in the stock market and the unprecedented changes in the financial services industry.

Annual 2009 Equity Awards to Messrs. Hassell, Elliott, Gibbons and O’Hanley

Annual equity award grants to the named executive officers (other than Mr. Kelly) were made in March 2009. Target equity awards are expressed as a dollar value. To determine the actual number of stock options and restricted shares awarded, approximately 50% of the total targeted value of the award was allocated to the stock option portion of the award and approximately 50% of the total targeted value of the award was allocated to the restricted share portion of the award. The HRC Committee then used a share price of $25.46, which was the average closing price of our common stock on the New York Stock Exchange for the 25 trading days (from January 2, 2009 through February 6, 2009) ending 31 days prior to the date of grant, to determine the number of shares attributable for each award. The HRC Committee determined in December 2008 to use the average stock price over a 25 trading-day period to mitigate the impact of short-term volatility in the stock price. The restricted stock portion of the award was then divided by $25.46 to determine the number of shares subject to that portion of the award. To determine the actual number of stock options awarded, the targeted stock option value was divided by $7.13, which reflects $25.46 multiplied by an estimated Black-Scholes value of 28%. These valuation methods differ from the accounting grant date fair values reported for these awards in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

	Target Value of Restricted Shares	# of Restricted Shares	Target Value of Stock Options	# of Stock Options	Total Target Value of Equity Awards
Hassell	$2,350,000	92,302	$2,350,000	329,593	$4,700,000
Elliott	$1,412,500	55,479	$1,412,500	198,107	$2,825,000
Gibbons	$1,300,000	51,060	$1,300,000	182,328	$2,600,000
O’Hanley	$3,125,000	122,742	$3,125,000	438,289	$6,250,000

While the 25-day average trading price was used to determine the number of shares to be granted in 2009, the exercise price for stock options granted on March 9, 2009 was the actual closing price of our common stock on that date, which was $18.02 per share. The restricted stock awards cliff vest on the third anniversary of the grant date. The stock options vest ratably over a four-year period and have a 10-year term.

Equity Award to Mr. Kelly

In March 2009, when the HRC Committee met to approve awards to the named executive officers and other eligible employees, Mr. Kelly advised the HRC Committee that he would not accept an equity award at that time. After extensive discussion, the HRC Committee accepted Mr. Kelly’s request and determined that it would revisit Mr. Kelly’s 2009 compensation as the company progressed through 2009, to take into account Mr. Kelly’s leadership and performance.

The company repurchased its TARP-related preferred stock on June 17, 2009 and repurchased its TARP-related warrant on August 5, 2009, providing taxpayers with a 12% annual return on their investment in the company. At its next regularly scheduled meeting, the HRC Committee approved an equity award to Mr. Kelly after consulting with its independent advisor and the full Board, consistent with the HRC Committee’s intent in March to revisit Mr. Kelly’s compensation later in the year. In approving the award, the HRC Committee reviewed various data on peer company chief executive officers, including beneficial ownership and equity grant actions taken in 2009, and noted Mr. Kelly’s effective performance leading the company through an extraordinary period in the financial markets and the Board’s strong desire to tie his compensation to the future success of the company.

The approved award consisted of 50% stock options and 50% restricted stock. The terms of Mr. Kelly’s award are consistent with those described for the other named executive officers above, and his award was determined using the methodology described above. While the terms and aggregate grant date values were the same as the award which the HRC Committee intended to grant to Mr. Kelly in March, due to the increase in the 25-day average trading price of the company’s stock between the period ending in February and the period ending in August 2009, Mr. Kelly received considerably fewer shares of restricted stock and stock options than he would have received had he accepted the award in March and the stock options were granted with a higher exercise price ($29.39 per share).

	Target Value of Restricted Shares	# of Restricted Shares	Target Value of Stock Options	# of Stock Options	Total Target Value of Equity Awards
Kelly	$4,750,000	167,726	$4,750,000	604,326	$9,500,000

Allocation of Cash and Equity

58% of Mr. Kelly’s targeted 2009 total compensation opportunity consisted of equity awards and 42% consisted of cash. For the other named executive officers, targeted 2009 total compensation opportunity consisted of a mix of approximately 50% in equity awards and the remaining 50% in cash. The percentage allocation of equity awards for Mr. Kelly is greater than for the other named executive officers to further tie Mr. Kelly’s compensation to stockholder value creation. The HRC Committee determined that this mix provides significant upside for strong performance and significant downside for poor performance.

Because of the equity an award in lieu of cash bonus to Mr. Kelly and the lower than targeted cash bonuses to the other named executive officers, the actual mix of equity and cash as a percentage of total compensation awarded or paid to the named executives for 2009 performance was 92% equity and 8% cash for Mr. Kelly; 67% equity and 33% cash for Mr. Hassell; 61% equity and 39% cash for Mr. Elliott; 58% equity and 42% cash for Mr. Gibbons; and 64% equity and 36% cash for Mr. O’Hanley.

Other Compensation Programs and Practices

As summarized below, our named executive officers also participated in or were eligible to participate in various retirement plans and deferred compensation plans, and received certain perquisites, in 2009.

Retirements Plans

As a result of the merger, we assumed by operation of law certain existing agreements between each named executive officer and Bank of New York or Mellon providing for retirement benefits. We also maintain qualified and non-qualified retirement plans in which our named executive officers participate. Details relating to these agreements and plans are included under Retirement Plans below.

Perquisites

In 2008, the HRC Committee reviewed the perquisites provided to the named executive officers and determined to reduce the perquisites effective as of January 1, 2009. In making its determination, the HRC Committee’s primary focus was to retain perquisites that were important in facilitating the named executive officer’s conduct of the company’s business and for security reasons. However, the HRC Committee has discontinued financial planning services, personal cars, parking, supplemental long-term disability insurance, medical physical examinations, personal use of club memberships, home security and personal liability insurance perquisites. The following perquisites were the only perquisites provided to the named executive officers in 2009:

Perquisites	Description
Car and Driver	Each named executive officer has access to a car and driver for security purposes and to allow for more effective use of the named executive officers’ extensive business travel time.

Executive Life Insurance	The named executive officers are covered by our grandfathered life insurance plans, which are described in further detail in the footnotes to the Summary Compensation Table below.

Personal Use of Corporate Aircraft	The company aircraft is intended to be used primarily as a transportation tool for employees, directors and authorized guests for the company’s business purposes. For security purposes and to make the most efficient use of their time, the Chief Executive Officer and the President should make every prudent use of the company aircraft. Under our aircraft usage policy, the Chief Executive Officer or his designee must approve personal use by any other employee in advance unless incidental to a business use, and approvals should only be granted under very unusual and rare circumstances. The HRC Committee receives an aircraft usage report on a semi-annual basis.

In addition, the company provided benefits in 2009 to Mr. Elliott in connection with working in New York, including use of an apartment in New York and tax gross-up and equalization benefits.

Deferred Compensation

Our named executive officers are eligible to participate in deferred compensation plans, which plans permit our named executive officers and other executive officers to defer the payment of taxes on a portion of such compensation until a later date. These plans, and our named executive officers’ participation in these plans, are described in Nonqualified Deferred Compensation below.

Stock Ownership and Retention Guidelines

The HRC Committee believes that stock ownership is one of the most direct ways to align the long-term interests of the named executive officers with the long-term interests of our stockholders. Under the company’s stock ownership guidelines, each named executive officer is required to own a number of shares of company common stock equal to a multiple of his or her base salary. The company also has a stock retention guideline, which requires each named executive officer to retain 50% of the net after tax shares received under certain equity plans, as described below.

In 2009, the HRC Committee reviewed the company’s stock ownership and stock retention guidelines. As a result of its review, the HRC Committee adjusted the stock ownership guidelines. The HRC Committee did not believe that changes to the stock retention guidelines were warranted. In making its determination, the HRC Committee considered a number of factors, including peer company practices and current stock ownership levels. The HRC Committee noted that the company is one of the few companies among its peer group to have both stock ownership and retention guidelines. The guidelines are as follows:

Named Executive Officer	Ownership Guideline (Multiple of Salary)	Retention Guideline
Kelly	5x	50%
Hassell	4x	50%
Elliott	4x	50%
Gibbons	4x	50%
O’Hanley	4x	50%

All of the named executive officers currently meet the stock ownership guideline requirement. For purposes of determining a named executive officer’s ownership stake, we include shares owned, unvested restricted shares, restricted share units, deferred share awards and shares held in our employee stock purchase and retirement plans. Unvested performance shares and unexercised stock options are not counted toward compliance with this requirement.

In addition, under the stock retention guideline, named executive officers must retain 50% of the net after-tax shares that the named executive officer receives from exercises of stock options, vesting of restricted shares and payment of other long-term equity awards during the named executive officer’s tenure with us. This guideline applies only to awards made after January 1, 2008. This guideline permits certain sales by named executive officers to allow for diversification commencing five years before normal retirement which, for these purposes, we define as age 65. At this time, Mr. Elliott is the only named executive officer covered by this provision.

Hedging Activities

Our named executive officers are restricted from entering into hedging transactions with their company stock under various policies that we have adopted. These policies prohibit our named executive officers from engaging in short sales of our stock, from purchasing our stock on margin and from buying or selling any puts, calls or other options involving our securities.

2009 Compensation Decisions With Respect to Mr. Berntsen

Compensation of Torry Berntsen (a former Senior Executive Vice President) is also included in the Summary Compensation Table below. Mr. Berntsen ceased serving as Senior Executive Vice President on May 29, 2009. In connection with such cessation, the amounts included for Mr. Berntsen in the Summary Compensation Table were paid or are payable to him under his transition agreement with Bank of New York (which was assumed by operation of law by the company in the merger), as amended by a general release between the company and Mr. Berntsen.

The HRC Committee considered and approved equity awards for Mr. Berntsen in March 2009 at the same time (and following the same procedure) that the HRC Committee approved the equity awards discussed above. Mr. Berntsen was granted an award of 23,566 shares of restricted stock and 84,151 stock options. As noted in the Summary Compensation Table, Mr. Berntsen forfeited the stock option award in connection with his departure from the company.

Federal Reserve Guidance

On October 22, 2009, the Federal Reserve Board issued proposed guidance intended to help protect the safety and soundness of banking organizations under its supervision by ensuring that incentive compensation arrangements do not encourage excess risk taking. This guidance includes a supervisory initiative under which Federal Reserve Board examiners will review the incentive compensation policies and practices of large complex banking organizations, including the company, to determine their consistency with the guidance. This review is not expected to be completed until sometime later in 2010. The conclusions of the Federal Reserve Board’s supervisory review, and any actions required by the Federal Reserve Board to be taken in connection with its review, may impact our executive compensation program.

Change in Control Arrangements

Each named executive officer has change in control arrangements with us that we assumed in connection with the merger. During the second half of 2008, the HRC Committee asked management and management’s compensation consultant to gather information about what change in control arrangements were in place in the company’s peer group and to make recommendations about current market practices and also best practices in this area. The HRC Committee reviewed the data and also reviewed preliminary recommendations with its advisors. Although the overall objective was to harmonize benefits among the members of the company’s executive committee, further discussions were postponed because of the limitations related to the company’s participation in the TARP Capital Purchase Program. After the company re-paid TARP in 2009, the HRC Committee recommenced its review of these arrangements in the second half of 2009, which is continuing into 2010.

Forfeitures of Equity Awards

In July 2008, the HRC Committee adopted a new recoupment policy with respect to equity awards made by the company to its executives, including the named executive officers. Under the policy, the company may cancel all or any portion of unvested equity awards made after the adoption of the policy and require repayment of any shares of common stock (or values thereof) of the award or amounts which were acquired from the award if:

•

An executive engages in conduct or it is discovered that the executive engaged in conduct that is materially adverse to the interests of the company, including failure to comply with the company’s rules or regulations, fraud, or conduct contributing to any financial restatements or irregularities;

•	During the course of the executive’s employment, the executive engages in solicitation and/or diversion of customers or employees and/or competition with the company; or

•

Following termination of the executive’s employment with the company for any reason, with or without cause, the executive violates any post-termination obligations or duties owed to the company or any agreement with the company.

Deductibility

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “IRC,” imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer and three other most highly compensated officers each year. This limitation does not apply to compensation that meets the requirements under IRC Section 162(m) for “qualifying performance-based” compensation, which is compensation paid when an individual’s performance meets pre-established objective goals based on performance criteria approved by the company’s stockholders. In 2008, IRC Section 162(m) was amended to impose a $500,000 limit on the amount a company may deduct for compensation paid to its chief executive officer, its chief financial officer and its three other most highly compensated executive officers for the portion of any tax year during which it participates in the TARP Capital Purchase Program regardless of whether such compensation qualifies as performance-based under such section. The company was subject to this additional limit until it repaid its TARP funds to the U.S. Treasury on June 17, 2009.

Where practical, the company’s compensation programs are designed so that compensation paid to the named executive officers can qualify for an income tax deduction, where available. The HRC Committee believes, however, that stockholders’ interests may be best served by offering compensation that is not fully deductible where appropriate to attract, retain, and motivate talented executives. Accordingly, the HRC Committee has discretion to authorize compensation that does not qualify for income tax deductibility.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The HRC Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. On the basis of such review and discussions, the HRC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K and this proxy statement.

By: The Human Resources and Compensation Committee

Robert Mehrabian, Chairman

Ruth E. Bruch

Edmund F. Kelly

Richard J. Kogan

Samuel C. Scott III

Wesley W. von Schack

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation of our principal executive officer, our principal financial officer and the three most highly compensated executive officers (other than our principal executive officer and principal financial officer) at December 31, 2009. The following table also shows the compensation of Mr. Torry Berntsen, a former Senior Executive Vice President who ceased serving as Senior Executive Vice President on May 29, 2009. Under SEC rules, we are only required to include information relating to periods after July 1, 2007, which was the date on which Bank of New York and Mellon merged into us. However, we have elected to provide information for the full 2007 year in order to provide a complete understanding of the compensation paid to our named executive officers in that year. 2007 data therefore includes compensation paid to our executives in connection with their positions at Bank of New York or Mellon, as the case may be.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total Compensation
ROBERT P. KELLY	2009	$1,000,000	$0	(2)	$4,929,467	$5,004,484	$0	$2,815,326	$297,158	$14,046,435
Chairman and Chief Executive Officer(1)	2008	$993,750	$0		$3,075,634	$7,553,082	$0	$2,221,054	$340,113	$14,183,633
	2007	$975,000	$7,500,000		$4,214,650	$6,164,933	$0	$4,286,296	$1,661,227	$24,802,106

THOMAS P. GIBBONS	2009	$650,000	$1,200,000		$920,101	$787,657	$0	$334,965	$165,418	$4,058,141
Chief Financial Officer(6)	2008	$651,923	$0		$736,537	$2,149,927	$0	$338,629	$173,604	$4,050,620

GERALD L. HASSELL	2009	$800,000	$1,531,250		$1,663,282	$1,423,842	$0	$754,783	$221,107	$6,394,264
President(1)	2008	$818,462	$0		$1,521,608	$3,736,786	$0	$1,138,632	$218,197	$7,433,685
	2007	$800,000	$1,839,000		$5,099,001	$7,869,408	$3,411,000	$773,913	$234,545	$20,026,867

STEVEN G. ELLIOTT	2009	$675,000	$1,125,000		$999,732	$855,822	$0	$885,328	$797,821	$5,338,703
Senior Vice Chairman(1)	2008	$675,000	$0		$833,667	$2,312,305	$0	$715,628	$418,690	$4,955,290
	2007	$675,000	$3,100,000		$2,747,906	$8,132,038	$0	$5,741,433	$428,846	$20,825,223

RONALD P. O’HANLEY	2009	$675,000	$2,900,000		$2,211,811	$1,893,408	$0	$164,849	$19,457	$7,864,525
Vice Chairman	2008	$675,000	$0		$2,023,438	$4,969,138	$0	$119,365	$41,139	$7,828,080
	2007	$675,000	$6,500,000		$10,289,151	$4,584,089	$0	$93,499	$25,778	$22,167,517
TORRY BERNTSEN Former Senior Executive Vice President(7)	2009	$236,667	$0		$424,659	$0	$0	$0	$4,304,829	$4,966,155

(1)	Messrs. Kelly and Hassell also served as directors in 2007, 2008 and 2009, and Mr. Elliott also served as a director in 2007 and 2008. They did not receive any additional compensation for this service. Mr. Elliott resigned as a director effective July 31, 2008.

(2)	As described in the Compensation Discussion and Analysis, on February 25, 2010, Mr. Kelly was awarded restricted stock in lieu of his annual cash bonus for the 2009 fiscal year with an intended value of $2,625,000. The restricted stock award in lieu of cash bonus made on February 25, 2010 is not reflected in this Summary Compensation Table pursuant to SEC regulations.

(3)	Computed in accordance with FASB ASC Topic 718, which we refer to as “ASC 718,” using the assumptions underlying the valuation of equity awards set forth in footnote 20 of the consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2009 and December 31, 2008 and in footnote 19 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2007 or for awards made prior to July 1, 2007, according to the assumptions of Bank of New York and Mellon, as reported in their respective annual reports on Form 10-K for the year ended December 31, 2006.

(4)

The amount disclosed in this column for 2009 represents (i) the amount of increase in the present value of the executive’s accumulated pension benefit and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Mellon Elective Deferred Compensation Plan for Senior Officers. The total amount disclosed for Messrs. Kelly, Gibbons, Hassell, Elliott and O’Hanley is divided as follows: Mr. Kelly: increase in present value of accumulated benefit, $2,815,326 and above-market nonqualified deferred compensation earnings, $0; Mr. Gibbons: increase in present value of accumulated benefit, $334,965 and above-market nonqualified deferred compensation earnings, $0; Mr. Hassell: increase in present value of accumulated benefit, $754,783 and above-market nonqualified deferred compensation earnings, $0; Mr. Elliott: increase in present value of accumulated benefit, $885,328 and above-market nonqualified deferred compensation earnings, $0; and Mr. O’Hanley: increase in present value of accumulated benefit, $122,252 and above-market nonqualified deferred compensation earnings, $42,597. The increase in present value of accumulated benefit for Mr. Berntsen is negative $120,412 (this negative amount is not reflected in the amount disclosed above for Mr. Berntsen).

The amount disclosed in this column for 2008 represents (i) the amount of increase in the present value of the executive’s accumulated pension benefit and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Mellon Elective Deferred Compensation Plan for Senior Officers. The total amount disclosed for Messrs. Kelly, Gibbons, Hassell, Elliott and O’Hanley is divided as follows: Mr. Kelly: increase in present value of accumulated benefit, $2,221,054 and above-market nonqualified deferred compensation earnings, $0; Mr. Gibbons: increase in present value of accumulated benefit, $338,629 and above-market nonqualified deferred compensation earnings, $0; Mr. Hassell: increase in present value of accumulated benefit, $1,138,632 and above-market nonqualified deferred compensation earnings, $0; Mr. Elliott: increase in present value of accumulated benefit, $631,672 and above-market nonqualified deferred compensation earnings, $83,956; and Mr. O’Hanley: increase in present value of accumulated benefit, $89,021 and above-market nonqualified deferred compensation earnings, $30,344.

The amount disclosed in this column for 2007 represents (i) the amount of increase in the present value of the executive’s accumulated pension benefit and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Mellon Elective Deferred Compensation Plan for Senior Officers. The total amount disclosed for Messrs. Kelly, Hassell, Elliott and O’Hanley is divided as follows: Mr. Kelly: increase in present value of accumulated benefit, $4,286,296 and above-market nonqualified deferred compensation earnings, $0; Mr. Hassell: increase in present value of accumulated benefit, $773,913 and above-market nonqualified deferred compensation earnings, $0; Mr. Elliott: increase in present value of accumulated benefit, $5,649,971 and above-market nonqualified deferred compensation earnings, $91,462; and Mr. O’Hanley: increase in present value of accumulated benefit, $62,936 and above-market nonqualified deferred compensation earnings, $30,563.

(5)	The following table sets forth a detailed breakdown of the items which comprise “All Other Compensation” for 2009:

Name	Perquisites and Other Personal Benefits(a)	Payments/ Accruals on Termination Plans/ Arrangements(b)	Contributions to Defined Contribution Plans(c)	Insurance Premiums(d)	Tax Reimbursements(e)	Total
ROBERT P. KELLY	$187,458	$—	$14,700	$95,000	$—	$297,158
THOMAS P. GIBBONS	$140,618	$—	$14,700	$10,100	$—	$165,418
GERALD L. HASSELL	$191,757	$—	$14,700	$14,650	$—	$221,107
STEVEN G. ELLIOTT	$270,167	$—	$14,700	$3,560	$509,394	$797,821
RONALD P. O’HANLEY	$3,343	$—	$14,712	$1,402	$—	$19,457
TORRY BERNTSEN	$—	$4,304,829	$—	$—	$—	$4,304,829

(a)

The following is a description of the items comprising “Perquisites and Other Personal Benefits” for each named executive officer for whom a value is disclosed in the table above: Mr. Kelly: use of company car and driver ($180,082), personal use of corporate aircraft ($7,376); Mr. Gibbons: use of company car and driver ($140,618); Mr. Hassell: use of company car and driver ($191,757); Mr. Elliott: allocation of expenses for time not spent at apartment in New York, which is provided by us for business use ($129,988), use of company car and driver ($138,272) and legacy Mellon Directors’ Charitable Giving Program (a grandfathered plan for certain former Mellon directors which is described in more detail in footnote 4 to the table in Director Compensation) ($1,907); Mr. O’Hanley: use of car service ($3,343).

Each amount disclosed in the table above as a perquisite and other personal benefit represents the aggregate incremental cost to us of the particular item being described. The dollar amount associated with personal use of our corporate aircraft was calculated by multiplying the direct hourly operating cost for use of the aircraft by the number of hours of personal use. We calculated the direct hourly operating cost by adding up the total amount spent by us for fuel, maintenance, landing fees, travel and catering associated with the use of corporate aircraft in 2009 and divided this number by the total number of flight hours logged in 2009. The dollar amounts identified in connection with use of the company car and driver for each of Messrs. Kelly, Gibbons, Hassell and Elliott include the compensation and benefits we provided to the driver, depreciation of the vehicle, the amount we paid for parking, fuel, maintenance and repairs of the vehicle, automobile insurance and other vehicle-related expenses. These dollar amounts reflect the aggregate cost to us without deducting costs attributable to the business use of the vehicles and drivers. For Mr. O’Hanley, the dollar amount identified in connection with his use of a car service represents the actual cost paid by us to a third-party provider for the personal portion of his use of such service. For Mr. Elliott, the dollar amounts identified in connection with allocation of expenses for time not spent at the apartment in New York, which is provided by us for business use, were determined by applying the ratio of days not in New York divided by 365 against the cost of the housing for the year.

(b)	The amount identified in the “Payments/Accruals on Termination Plans/Arrangements” column represents certain cash severance payments under Mr. Berntsen’s transition agreement, as amended, and a lump sum payment equal to the actuarial equivalent of the additional benefit which Mr. Berntsen would have received under the BNY Mellon Tax-Qualified Retirement Plan and Legacy BNY Excess Plan. For further details, see Separation Arrangements for Mr. Berntsen below.

(c)	The amounts identified in the “Contributions to Defined Contribution Plans” column represents matching contributions under our 401(k) plans. For Mr. O’Hanley, this amount also reflects an additional company contribution to his account under the Mellon Elective Deferred Compensation Plan for Senior Officers.

(d)	The amount identified in the “Insurance Premiums” column for 2009 for Mr. Kelly represents an amount paid by us as premium for Mr. Kelly’s coverage under our Executive Life Insurance Plan 2005. The amounts identified for Messrs. Gibbons and Hassell represent taxable payments made by us for universal life insurance policies. The amounts identified for Messrs. Elliott and O’Hanley represent cash payments equal to the respective executive’s imputed income under the Mellon Senior Executive Life Insurance Plan.

(e)	The amount identified in the “Tax Reimbursements” column represents the tax gross-up and equalization amount paid by us in 2009 with respect to additional personal tax expenses incurred by Mr. Elliott in connection with his working in our New York City office, including certain carryover amounts for 2008.

(6)	Mr. Gibbons became our Chief Financial Officer effective July 1, 2008. Accordingly, no disclosure is required as to Mr. Gibbons’ compensation for 2007.

(7)	Mr. Berntsen was only a named executive officer for 2009. Accordingly, no disclosure is required as to Mr. Berntsen’s compensation for 2007 and 2008. For further details regarding payments made to Mr. Berntsen in 2009, see Separation Arrangements for Mr. Berntsen below.

Grants of Plan-Based Awards Table

The following table shows the details concerning the grant of any non-equity incentive compensation and equity-based compensation to each named executive officer during 2009. As further discussed in the Compensation Discussion and Analysis, no cash bonuses were paid pursuant to the EICP for 2009. All equity awards were made under the Bank of New York Mellon Long-Term Incentive Plan.

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold ($)	Target ($)	Maximum ($)
ROBERT P. KELLY	EICP	—	—	$6,000,000	$12,000,000	—	—		—	—
	Stock Options	8/10/2009	—	—	—	—	604,326	(3)	$29.39	$5,004,484
	Restricted Stock	8/10/2009	—	—	—	167,726	—		—	$4,929,467
THOMAS P. GIBBONS	EICP	—	—	$1,900,000	$3,800,000	—	—		—	—
	Stock Options	3/9/2009	—	—	—	—	182,328	(3)	$18.02	$787,657
	Restricted Stock	3/9/2009	—	—	—	51,060	—		—	$920,101
GERALD L. HASSELL	EICP	—	—	$3,500,000	$7,000,000	—	—		—	—
	Stock Options	3/9/2009	—	—	—	—	329,593	(3)	$18.02	$1,423,842
	Restricted Stock	3/9/2009	—	—	—	92,302	—		—	$1,663,282
STEVEN G. ELLIOTT	EICP	—	—	$2,250,000	$4,500,000	—	—		—	—
	Stock Options	3/9/2009	—	—	—	—	198,107	(3)	$18.02	$855,822
	Restricted Stock	3/9/2009	—	—	—	55,479	—		—	$999,732
RONALD P. O’HANLEY	EICP	—	—	$6,000,000	$12,000,000	—	—		—	—
	Stock Options	3/9/2009	—	—	—	—	438,289	(3)	$18.02	$1,893,408
	Restricted Stock	3/9/2009	—	—	—	122,742	—		—	$2,211,811
TORRY BERNTSEN	EICP	—	—	$900,000	$1,800,000	—	—		—	—
	Stock Options	3/9/2009	—	—	—	—	84,151	(4)	$18.02	$363,532	(4)
	Restricted Stock	3/9/2009	—	—	—	23,566	—		—	$424,659

(1)	Represents target and maximum amounts that were targeted to be paid for performance during 2009 under the Bank of New York Mellon Corporation Executive Incentive Compensation Plan. There was no threshold payout under this plan for 2009.

(2)	Represents shares of restricted stock granted as part of the named executive officer’s annual long-term incentive award. Restricted shares represent shares of our common stock that have transfer restrictions until they vest. Restricted shares cannot be sold during the period of restriction. During this period, dividends on the restricted shares are paid to the executives and the executives have the ability to vote the shares. These shares will vest on the third anniversary of the grant date if the executive remains employed by us.

(3)	Represents stock options granted as part of the named executive officer’s annual long-term incentive award. Stock options were granted with an exercise price equal to the fair market value on the date of grant and vest in equal installments over four years. The options will expire 10 years after the grant date.

(4)	This award was forfeited as a result of Mr. Berntsen’s cessation of service on May 29, 2009.

(5)	The aggregate grant date fair value of awards presented in this column is calculated in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the details concerning unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2009 for each named executive officer.

	Option Awards							Stock Awards
Name	Year of Option Grant	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
		Exercisable	Unexercisable
ROBERT P. KELLY	2006	280,000	—		—	$34.3700	2/13/16	264,437	(23)	$7,396,303	51,329		$1,435,672
	2007	193,534	290,301	(3)	—	$45.9700	2/20/17			$55,213	1,974	(29)
	2007	76,668	—		—	$44.5900	7/23/17
	2008	192,485	577,452	(4)		$42.3100	3/10/18
	2009	—	604,326	(5)		$29.3900	8/10/19

THOMAS P. GIBBONS	2000	80,189	—		—	$41.6700	2/8/10	203,321	(24)	$5,686,888	12,292		$343,807
	2001	80,189	—		—	$57.2600	2/13/11	4,640	(25)	$143,011	473	(29)
	2002	94,340	—		—	$44.3600	3/12/12
	2003	141,510	—		—	$24.5200	2/11/13
	2004	117,925	—		—	$35.0800	3/4/14
	2005	127,359	—		—	$32.2100	3/9/15
	2006	127,359	—		—	$37.0900	3/14/16
	2007	52,681	26,341	(6)	—	$40.4000	3/13/17
	2007	28,774	14,387	(7)	—	$42.8300	4/2/17
	2007	16,320	—		—	$44.5900	7/23/17
	2008	46,095	138,285	(8)	—	$42.3100	3/10/18
	2008	9,538	28,614	(9)	—	$34.6300	7/21/18
	2009	—	182,328	(10)	—	$18.0200	3/9/19

GERALD L. HASSELL	2000	235,850	—		—	$41.6700	2/8/10	121,029	(26)	$3,385,181	25,394		$710,270
	2001	235,850	—		—	$57.2600	2/13/11	977	(25)	$27,327
	2002	353,775	—		—	$44.3600	3/12/12
	2003	353,775	—		—	$24.5200	2/11/13
	2004	165,095	—		—	$35.0800	3/4/14
	2006	155,661	—		—	$37.0900	3/14/16
	2007	127,361	63,681	(11)	—	$40.4000	3/13/17
	2007	57,453	28,727	(12)	—	$42.8300	4/2/17
	2007	393,082	78,618	(13)	—	$43.9300	6/29/17
	2007	35,896	—		—	$44.5900	7/23/17
	2008	95,229	285,687	(14)	—	$42.3100	3/10/18
	2009	—	329,593	(15)	—	$18.0200	3/9/19

STEVEN G. ELLIOTT	2000	100,000	—		—	$35.2500	5/15/10	122,613	(27)	$3,429,486	13,913		$389,147
	2001	130,000	—		—	$43.1800	5/14/11	2,077	(25)	$73,058	535	(29)
	2002	62,654	—		—	$38.7000	1/18/12
	2002	156,827	—		—	$38.1900	5/20/12
	2003	225,350	—		—	$25.6000	5/19/13
	2004	145,455	—		—	$27.6700	5/17/14
	2005	213,324	—		—	$27.9100	5/17/15
	2006	125,600	—		—	$37.3300	5/15/16
	2007	78,038	133,933	(16)	—	$45.9700	2/20/17
	2007	351,030	156,666	(17)	—	$44.5900	7/23/17
	2008	58,928	176,781	(18)	—	$42.3100	3/10/18
	2009	—	198,107	(19)	—	$18.0200	3/9/19

	Option Awards							Stock Awards
Name	Year of Option Grant	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
		Exercisable	Unexercisable
RONALD P. O’HANLEY	2001	20,000	—		—	$43.9900	6/18/11	367,185	(28)	$10,270,164	33,769	$944,519
	2002	15,839	—		—	$38.7000	1/18/12	10,358	(25)	$326,046	1,299
	2004	25,940	—		—	$33.4700	1/23/14
	2005	24,433	—		—	$29.2100	1/24/15
	2006	23,788	—		—	$35.0200	1/23/16
	2006	72,050	—		—	$37.4300	4/21/16
	2006	19,871	—		—	$36.5600	1/24/13
	2007	154,996	240,499	(20)	—	$45.9700	2/20/17
	2007	21,596	—		—	$44.5900	7/23/17
	2008	126,635	379,903	(21)	—	$42.3100	3/10/18
	2009	—	438,289	(22)	—	$18.0200	3/9/19

TORRY. BERNTSEN	2000	18,868	—		—	$41.6700	2/8/10	249	(24)	$6,965	6,484	$181,357
	2001	18,868	—		—	$57.2600	2/13/11
	2002	24,529	—		—	$44.3600	3/12/12
	2004	16,981	—		—	$35.0800	8/5/12
	2005	33,019	—		—	$32.2100	8/5/12
	2006	33,019	—		—	$37.0900	8/5/12
	2007	43,419	—		—	$40.4000	8/5/12
	2007	22,299	—		—	$42.8300	8/5/12
	2007	8,964	—		—	$44.5900	8/5/12

(1)	Valuation based on the December 31, 2009 closing price of $27.97 per share.

(2)	Represents target number of performance shares.

(3)	96,767 options vest on February 20, 2010, 96,767 options vest on February 20, 2011 and 96,797 options vest on February 20, 2012.

(4)	192,484 options vest on March 10, 2010, 192,484 options vest on March 10, 2011 and 192,484 options vest on March 10, 2012.

(5)	151,082 options vest on August 10, 2010, 151,082 options vest on August 10, 2011, 151,081 options vest on August 10, 2012 and 151,081 options vest on August 10, 2013.

(6)	26,341 options vest on March 13, 2010.

(7)	14,387 options vest on April 2, 2010.

(8)	46,095 options vest on March 10, 2010, 46,095 options vest on March 10, 2011 and 46,095 options vest on March 10, 2012.

(9)	9,538 options vest on July 21, 2010, 9,538 options vest on July 21, 2011 and 9,538 options vest on July 21, 2012.

(10)	45,582 options vest on March 9, 2010, 45,582 options vest on March 9, 2011, 45,582 options vest on March 9, 2012 and 45,582 options vest on March 9, 2013.

(11)	63,681 options vest on March 13, 2010.

(12)	28,727 options vest on April 2, 2010.

(13)	13,103 options vest on the 1st of each month from February 1, 2010 through July 1, 2010.

(14)	95,229 options vest on March 10, 2010, 95,229 options vest on March 10, 2011 and 95,229 options vest on March 10, 2012.

(15)	82,399 options vest on March 9, 2010, 82,399 options vest on March 9, 2011, 82,399 options vest on March 9, 2012 and 82,396 options vest on March 9, 2013.

(16)	39,019 options vest on February 20, 2010, 16,876 options vest on July 1, 2010, 39,019 options vest on February 20, 2011 and 39,019 options vest on February 20, 2012.

(17)	156,666 options vest on July 23, 2010.

(18)	58,928 options vest on March 10, 2010, 58,927 options vest on March 10, 2011 and 58,926 options vest on March 10, 2012.

(19)	49,527 options vest on March 9, 2010, 49,527 options vest on March 9, 2011, 49,527 options vest on March 9, 2012 and 49,526 options vest on March 9, 2013.

(20)	77,498 options vest on February 20, 2010, 8,006 options vest on July 1, 2010, 77,498 options vest on February 20, 2011 and 77,497 options vest on February 20, 2012.

(21)	126,635 options vest on March 10, 2010, 126,634 options vest on March 10, 2011 and 126,634 options vest on March 10, 2012.

(22)	109,573 options vest on March 9, 2010, 109,573 options vest on March 9, 2011, 109,573 options vest on March 9, 2012 and 109,570 options vest on March 9, 2013.

(23)	56,250 shares vest on February 13, 2010, 40,461 shares vest on February 20, 2010 and 167,726 shares vest on August 10, 2012.

(24)	53,774 shares vest on March 23, 2010, 14,387 shares vest on April 2, 2010, 84,100 shares vest on July 2, 2010 and 51,060 shares vest on March 9, 2012.

(25)	Represents accrued dividends on unvested restricted stock/units.

(26)	28,727 shares vest on April 2, 2010 and 92,302 shares vest on March 9, 2012.

(27)	16,315 shares vest on February 20, 2010, 34,320 shares vest on July 1, 2010, 55,479 shares vest on March 9, 2012 and 16,499 shares vest on May 17, 2012.

(28)	37,524 shares vest on February 20, 2010, 186,162 shares vest on July 1, 2010, 7,320 shares vest on December 31, 2011, 122,742 shares vest on March 9, 2012 and 13,437 shares vest on December 31, 2012.

(29)	Represents accrued dividends on performance share awards.

Option Exercises and Stock Vested

The following table provides information concerning vesting of stock awards, including restricted stock, restricted share units and similar instruments, during 2009 for each named executive officer. None of the named executive officers exercised any stock options during 2009.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
ROBERT P. KELLY	161,836	$4,168,976
THOMAS P. GIBBONS	62,429	$1,724,747
GERALD L. HASSELL	33,455	$913,656
STEVEN G. ELLIOTT	34,826	$978,418
RONALD P. O’HANLEY	19,951	$563,048
TORRY BERNTSEN	145,391	$3,929,782

Retirement Plans

The following table provides information with respect to each plan that provides for specified payments and benefits to the named executive officers following, or in connection with, retirement (other than defined contribution plans).

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
ROBERT P. KELLY	BNY Mellon Tax-Qualified Retirement Plan	3.88		$72,103	$—
	Employment Letter Agreement Providing for Supplemental Executive Retirement Benefits	9.13	(2)	$15,385,764	$—
THOMAS P. GIBBONS	BNY Mellon Tax-Qualified Retirement Plan	22.58		$684,721	$—
	Legacy BNY Excess Plan	22.58		$1,130,618	$—
	Legacy BNY SERP	22.58		$1,496,443	$—
GERALD L. HASSELL	BNY Mellon Tax-Qualified Retirement Plan	33.25		$1,298,026	$—
	Legacy BNY Excess Plan	33.25		$3,533,135	$—
	Legacy BNY SERP	33.25		$8,525,245	$—
STEVEN G. ELLIOTT	BNY Mellon Tax-Qualified Retirement Plan	22.39		$767,817	$—
	Legacy Mellon IRC Section 401(a)(17) Plan	22.39		445,186	$—
	Prior Employment Agreement Providing for Supplemental Executive Retirement Benefits	22.39		$19,331,914	$—

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
RONALD P. O’HANLEY	BNY Mellon Tax-Qualified Retirement Plan	12.91	$194,695	$—
	Legacy Mellon IRC Section 401(a)(17) Plan	12.91	$380,835	$—
	Legacy Mellon Elective Deferred Compensation Plan for Senior Officers (Pension Make-up)	12.91	$29,755	$—
TORRY BERNTSEN	BNY Mellon Tax-Qualified Retirement Plan	24.76	$391,739	$—
	Legacy BNY Excess Plan	24.76	$160,264	$—

(1)	The present values shown above are based on benefits earned as of December 31, 2009 under the terms of the various plans as summarized below. Present values are determined in accordance with the assumptions used for purposes of measuring our pension obligations under SFAS No. 87 as of December 31, 2009, including a discount rate of 6.21%, with the exception that benefit payments are assumed to commence at the earliest age at which unreduced benefits are payable.

(2)	Mr. Kelly’s employment letter agreement provides a supplemental executive retirement plan benefit which recognizes 5.25 years of service with his former employer for purposes of determining benefits, but not for vesting. The pension value shown includes the full value of his additional service credit; however, Mr. Kelly must complete five years of service with us to vest in this benefit.

Effective January 1, 2009, the U.S. tax-qualified retirement plan was amended to change the benefit formula for participants under age 50 as of December 31, 2008 and for new participants to a cash balance formula for service earned on and after January 1, 2009. Plan participants who were age 50 or older as of December 31, 2008 continue to earn benefits under the provisions of the legacy plan in which they participated as of that date. The following summary provides information with respect to the plan provisions that apply in determining retirement benefits payable to the named executives. The named executives were all over age 50 as of December 31, 2008 and therefore continue to earn benefits under the provisions of the legacy plans in which they previously participated.

Legacy Bank of New York Retirement Plan Provisions

In 2009, Messrs. Gibbons, Hassell and Berntsen participated in the following retirement plans:

•	The Bank of New York Mellon Corporation Pension Plan, which we refer to as the “BNY Mellon Tax-Qualified Retirement Plan,” under the Legacy BNY Plan provisions; and

•	a benefits restoration plan, which we refer to as the “Legacy BNY Excess Plan.”

Messrs. Gibbons and Hassell also participated in a supplemental executive retirement plan, which we refer to as the “Legacy BNY SERP.”

BNY Mellon Tax-Qualified Retirement Plan — Legacy BNY Provisions. The Legacy BNY Plan formula is a career average pay formula subject to IRC limits on eligible pay for determining benefits. Benefits are based on eligible base pay (maximum of $245,000 in 2009). Employees who participated in the Legacy BNY Plan prior to January 1, 2006 may choose between a monthly benefit and a lump sum at retirement while other participants will receive monthly benefits at retirement.

Legacy BNY Excess Plan. This plan is an unfunded nonqualified plan designed to provide the same benefit to Legacy BNY employees as under the BNY Mellon Tax-Qualified Retirement Plan to the extent their benefits are limited under such plan as a result of IRC limits on accrued benefits and eligible base pay. Benefits are paid in a lump sum.

Legacy BNY Supplemental Executive Retirement Plan. The Legacy BNY SERP is an unfunded nonqualified plan that provides benefits according to a benefit formula similar to that of the Legacy BNY Tax-Qualified Retirement Plan benefit formula but includes annual bonus (capped at 100% of base salary after 2005) for senior executives who were selected to participate in this plan by Bank of New York’s Board of Directors prior to July 8, 2003. Benefits are paid in a lump sum. Participants are entitled to benefits in this plan only if they terminate service on or after age 60. The Legacy BNY SERP is closed to new participants.

Beginning with 2006 benefits, each of the plans provides benefits under a career average pay formula, rather than the final average pay formula under which benefits were based prior to 2006. In addition to the formula change, changes were also made to the Legacy BNY SERP that further limit future benefits by capping the amount of eligible pay used to calculate benefits. Because Mr. Hassell has attained at least age 55, he is eligible for immediate retirement under the BNY Mellon Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan. Unreduced benefits are payable under these plans at age 60.

Beginning January 1, 2006, benefits accrued for all three plans are equal to 1% (increased to 1.1% effective January 1, 2009) of eligible pay earned after 2005. Benefits accrued before 2006 are based on a final average pay formula and service as of December 31, 2005. The prior accrued benefit is indexed at a rate of 1% per year. For the prior accrued benefit, the Legacy BNY Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan used a five-year average period, whereas the Legacy BNY SERP was based on a three-year average period. Benefits under each of the plans are provided solely for service at Bank of New York or with us.

Legacy Mellon Retirement Plan Provisions

In 2009, Messrs. Kelly, Elliott and O’Hanley participated in the BNY Mellon Tax-Qualified Retirement Plan under the Legacy Mellon Plan provisions. In 2009, Mr. O’Hanley also participated in the Legacy Mellon IRC Section 401(a)(17) Plan. The Legacy Mellon IRC Section 401(a)(17) Plan was amended in 2008 to exclude Messrs. Kelly and Elliott from participation, except with respect to benefits accrued prior to January 1, 2005 in the case of Mr. Elliott.

Mr. O’Hanley also has a pension make-up benefit under the Legacy Mellon Elective Deferred Compensation Plan for Senior Officers. Neither Messrs. Kelly nor Elliott is entitled to a pension make-up benefit under the Legacy Mellon Elective Deferred Compensation Plan for Senior Officers.

As described below, Messrs. Kelly and Elliott also accrued supplemental executive retirement benefits under employment arrangements previously entered into with Mellon.

BNY Mellon Tax-Qualified Retirement Plan — Legacy Mellon Provisions. The Legacy Mellon Plan formula is a final average pay formula subject to IRC limits on eligible pay for determining benefits. Benefits are based on eligible base pay (maximum of $245,000 in 2009). Benefits are payable at retirement in various optional annuity forms.

Legacy Mellon IRC Section 401(a)(17) Plan. This plan is an unfunded nonqualified plan designed to provide the same benefit to Legacy Mellon employees whose benefits are limited under the BNY Mellon Tax-Qualified Retirement Plan as a result of limits on eligible base pay imposed under IRC Section 401(a)(17). Optional annuity forms of payment are available at retirement. An optional lump sum payment is also available at retirement for benefits earned prior to January 1, 2005.

Legacy Mellon Elective Deferred Compensation Plan for Senior Officers (Pension Make-up). This plan is a nonqualified plan that contains a pension make-up provision that restores benefits not payable by the other plans as a result of the executive’s election to defer a portion of his base salary. Base salary deferred under this plan is not included as eligible pay under the BNY Mellon Tax-Qualified Retirement Plan or the Legacy Mellon IRC Section 401(a)(17) Plan. At retirement on or after age 55, employees may choose between a lump sum distribution or annual installments over a period from two to 15 years. At termination prior to age 55, an employee will receive a lump sum distribution. (See Nonqualified Deferred Compensation below for a further description of this plan.)

Benefits accrued under all three of the above plans are calculated as a percentage of eligible pay averaged over five years and multiplied by years of service. Benefits are 100% vested after the earlier of completion of three years of service or attainment of age 55. Normal retirement age is 65. Employees who retire after age 55 are eligible to receive early retirement benefits calculated using a reduction ratio for each month the age at retirement precedes the age at which full benefits are payable. Because Messrs. Kelly and Elliott have attained at least age 55, they are eligible for immediate retirement under the BNY Mellon Tax-Qualified Retirement Plan; Mr. Elliott is also eligible for immediate retirement under the Legacy Mellon IRC Section 401(a)(17) Plan (for benefits accrued prior to January 1, 2005). Because Mr. Elliott has attained at least age 62, he is eligible for immediate unreduced benefits under these plans. Mr. Kelly is eligible to collect unreduced benefits at age 65.

Agreements Providing for Supplemental Executive Retirement Benefits. We provide supplemental executive retirement plan, which we refer to as “SERP,” benefits to Mr. Kelly under his employment letter agreement and to Mr. Elliott under Section 8 of his prior employment agreement. Normal retirement age for the SERP benefits is 60. Benefits are 100% vested after the completion of five years of service. The supplemental benefit is based on a percentage of compensation multiplied by service. Compensation for this purpose is the sum of the executive’s base salary and any bonus awards earned for the calendar year within the final three full calendar years of employment by us which produces the highest amount. In connection with the merger, Mr. Elliott’s SERP benefits were amended to provide that, for purposes of calculating SERP benefits, base salary paid and bonus award earned will be based upon the higher of the highest amount paid for the final three full calendar years of Mr. Elliott’s employment and the average of the highest such amounts within any three full calendar years of the final five full calendar years of his employment. The SERPs were amended in 2008 to provide Messrs. Kelly and Elliott with a benefit equivalent to that which they would otherwise be entitled to receive under the terms of the Legacy Mellon IRC Section 401(a)(17) Plan except, in the case of Mr. Elliott, for the amount of the benefits accrued prior to January 1, 2005 which he is still entitled to receive under the Legacy Mellon IRC Section 401(a)(17) Plan. Because Mr. Elliott has attained at least age 60, he is eligible to retire with unreduced benefits under the SERP. Benefits calculated under the SERP are payable on a 50% joint and survivor basis. Other optional annuity forms are available. In connection with the merger, Mr. Kelly agreed to eliminate the automatic vesting of SERP benefits that would otherwise occur upon a change in control based upon the merger and to provide for vesting of such amounts upon his termination of employment other than for cause or by constructive discharge.

Nonqualified Deferred Compensation

Messrs. Elliott and O’Hanley hold deferred share awards, which, upon vesting, entitle them to receive shares of common stock on a deferred payment date. Mr. O’Hanley also had a balance in the Mellon Elective Deferred Compensation Plan for Senior Officers as of December 31, 2009. The aggregate balance reported below for Mr. Elliott represents the value of his deferred share awards as of December 31, 2009 and for Mr. O’Hanley represents the aggregate value of his deferred compensation plan balance and his deferred share awards as of December 31, 2009.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year End ($)(5)
STEVEN G. ELLIOTT	$—	$—		$82,101	(2)	$8,433,626	$4,557,155
RONALD P. O’HANLEY	$—	$12	(1)	$318,438	(3)	$5,355,891	$5,324,339

(1)	Represents a company contribution, which is reported as fiscal 2009 compensation under the heading “All Other Compensation” in our 2009 Summary Compensation Table.

(2)	Represents dividend equivalents on deferred share awards.

(3)	Includes dividend equivalents on deferred share awards ($490) and earnings in the deferred compensation plan ($317,948). The deferred compensation plan earnings are based on the 2009 fully-enhanced declared rate (135% of declared rate) of 6.39%. The 2009 declared rate is the 120-month rolling average of the 10-year U.S. T-Note rate as of July 2008. The portion of Mr. O’Hanley’s deferred compensation plan earnings during 2009 that was considered to be above market ($42,597) is reported as compensation for 2009 in the Summary Compensation Table.

(4)	Amounts for Mr. Elliott represent a cash distribution from the deferred compensation plan. Amounts for Mr. O’Hanley represent a cash distribution of $3,088,144 from the deferred compensation plan and distributions of deferred shares valued at $2,267,747, which is the fair market value of the shares on the date of distribution.

(5)	The amount of aggregate balance as of the end of fiscal year 2009 that was previously reported as compensation in the Summary Compensation Table in the 2007, 2008 or 2009 proxy statement is as follows: Mr. Elliott: $0 for 2009, $0 for 2008 and $0 for 2007; and Mr. O’Hanley: $42,609 for 2009, $19,382 for 2008 and $22,940 for 2007.

The Mellon Elective Deferred Compensation Plan for Senior Officers permitted executives to defer receipt of earned salary and cash bonus/incentive amounts above the Social Security wage base (which was $106,800 in 2009) until a later date while employed, upon retirement or after retirement not to exceed age 70. Changes are permitted to the payment election once annually; however, they must comply with the regulations contained in The American Jobs Creation Act of 2004. Deferred compensation may be paid in a lump sum or annual payments over two to 15 years. If an executive terminates employment prior to age 55, his benefit is paid in a lump sum shortly after termination. The executive may allocate his deferrals to receive earnings based on multiple variable rates or a declared rate (135% of the 120-month rolling average of the 10-year T-note as of July 2008). Investment alternatives must be selected when the executive makes a deferral election and may be changed each quarter for future deferrals. Previously deferred amounts allocated to the declared rate must remain in the declared rate. Previously deferred amounts allocated to the multiple variable rate investments may be reallocated among the variable rate options at the beginning of each quarter. The plan is a nonqualified unfunded plan. However, funds have been set aside in an irrevocable grantor trust for the purpose of paying benefits under the plan to participants.

In addition, the company adopted The Bank of New York Mellon Corporation Deferred Compensation Plan for Employees effective as of April 1, 2008 for deferrals of cash compensation earned by eligible employees of the company after March 31, 2008. The Bank of New York Mellon Corporation Deferred Compensation Plan for Employees permits executives to defer receipt of cash bonus/incentive amounts above the Social Security wage base (which was $106,800 in 2009) until a later date while employed, upon retirement or after retirement not to exceed age 70. Changes are permitted to the payment election once annually; however, they must comply with the regulations contained in The American Jobs Creation Act of 2004. Deferred compensation may be paid in a lump sum or annual payments over two to 15 years. If an executive terminates employment prior to age 55, his benefit is paid in a lump sum shortly after termination. Investment alternatives, based on a selection of variable rate options, must be selected when the executive makes a deferral election and may be changed each quarter for future deferrals. Previously deferred amounts may generally be reallocated among the investment options at the beginning of each quarter. The plan is a nonqualified unfunded plan.

Potential Payments Upon Termination or Change in Control

Prior to the 2007 merger, Bank of New York and Mellon entered into various agreements with our named executive officers that we assumed in connection with the merger and that provide for various payments and the provision of various benefits in connection with the named executive’s resignation or retirement, termination of employment with or without cause, constructive discharge or change in control. The following discussion summarizes these arrangements and agreements as well as certain relevant portions of our by-laws.

Mr. Kelly’s Letter Agreement

We have a letter agreement with Mr. Kelly that provides that Mr. Kelly is entitled to receive supplemental executive retirement plan benefits as described under Agreements Providing for Supplemental Executive Retirement Benefits in the proxy statement.

Transition Agreements for Messrs. Hassell and Gibbons

Bank of New York entered into transition agreements with Messrs. Hassell and Gibbons on June 25, 2007, each effective as of the July 1, 2007 merger. The transition agreements provide that if we terminate either Mr. Hassell or Mr. Gibbons before July 1, 2010 (other than for cause) or if either such executive resigns for good reason (as defined in the transition agreement), we must provide the executive with (i) cash severance equal to three times for Mr. Hassell and two times for Mr. Gibbons the sum of the executive’s annual salary and the highest annual cash bonus earned by the executive in the last three completed fiscal years before termination; (ii) a pro rata portion of the executive’s annual cash bonus for the year of termination, based on the highest annual cash bonus earned in the last three completed fiscal years before termination; (iii) an amount designed to equal the lump sum actuarial equivalent of the additional benefit which the executive would have received under the BNY Mellon Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan and, in the case of Mr. Hassell, the Legacy BNY SERP, had he continued employment with us for an additional three years for Mr. Hassell and an additional two years for Mr. Gibbons; and (iv) continued participation (both for the executive and his dependents) in all medical and other welfare benefit plans comparable to those he received during his employment with us for the lesser of three years for Mr. Hassell and two years for Mr. Gibbons or until he receives comparable benefits from a new employer or he reaches age 65.

Under these circumstances Messrs. Hassell and Gibbons would also receive full vesting of all (i) stock options granted prior to the completion of our merger (other than with respect to Mr. Hassell’s special option grant and both executives’ April 2, 2007 stock option awards, which will vest on a pro rata basis in accordance with their terms) and a period of at least three years to exercise vested options following termination of employment, subject to the original terms of the option (and in the case of Mr. Hassell’s special one-time option grant, until the end of the original term of the option); (ii) restricted stock, restricted share units and unvested performance awards granted prior to the completion of our merger and already earned at the time of termination, based on actual performance through the end of the performance period (other than unearned, unvested performance shares and performance units, a pro rata portion of which would be paid at the end of the applicable performance period based on actual performance achieved and the number of full months the executive was employed during the performance period and any stock options and restricted share units granted on April 2, 2007, each of which will vest on a pro rata basis in accordance with their terms); and (iii) restricted stock and restricted share units granted after the completion of our merger as well as full vesting in the case of Mr. Hassell and pro rata vesting in the case of Mr. Gibbons of any performance shares and performance units granted after the completion of our merger (payable to the extent earned based on actual performance as of the end of the applicable performance period). Any options granted after the completion of our merger that are held by such executive would vest and remain exercisable in accordance with their terms.

Mr. Hassell’s transition agreement also allows him to terminate his employment for any reason any time after the three-year anniversary of the merger. In such case Mr. Hassell would receive (i) full vesting of all stock options (other than any stock options granted on April 2, 2007 that will vest on a pro rata basis in accordance with their terms), with a period of at least three years to exercise vested options following termination of employment, subject to the original term of the option (and in the case of Mr. Hassell’s special one-time option grant described above, until the end of the original term of the option); (ii) pro rata vesting of outstanding unearned, and full vesting of any earned, performance shares and performance units; (iii) pro rata vesting of restricted share units granted on April 2, 2007 in accordance with their terms; (iv) a pro rata annual bonus for the year of termination; and (v) a vested right to a payment equal to his benefit under the Legacy BNY SERP calculated as though he had reached age 60 or, if greater, his actual age. Mr. Hassell’s agreement provides for a clawback of certain gains recognized from the exercise of his special option grant if he is terminated for cause or breaches certain covenants, including non-competition and non-solicitation covenants.

In the event of a change in control before July 1, 2010, each of Messrs. Hassell and Gibbons may be eligible for severance protections under his change in control severance agreements and transition agreement at the same time. However, the transition agreements provide that the executive may elect to receive benefits under either his change in control severance agreement or his transition agreement, but not both.

Separation Arrangements for Mr. Berntsen

Mr. Berntsen ceased serving as a Senior Executive Vice President on May 29, 2009. In connection with such cessation, the amounts included for Mr. Berntsen in the Summary Compensation Table above were paid or are payable to him under Section 3(a) of his transition agreement with Bank of New York, as amended by a general release between the company and Mr. Berntsen, which provided for: (a) the payment of certain cash payments, (b) a lump sum payment equal to the actuarial equivalent of the additional benefit which Mr. Berntsen would have received under the BNY Mellon Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan had he continued employment with us for an additional two years, (c) participation by Mr. Berntsen and his dependents in all medical and other welfare benefit plans comparable to those he received during his employment with us for the lesser of two years or until he receives comparable benefits from a new employer or he reaches age 65, (d) full vesting of the “team bonus award” granted to Mr. Berntsen immediately after the completion of our merger, and (e) full vesting of: (i) all stock options granted prior to the completion of our 2007 merger and a period of at least three years to exercise vested options following cessation of employment, subject to the original terms of the option; (ii) restricted stock, restricted share units and unvested performance awards granted prior to the completion of our merger and already earned at the time of his separation from the company, based on actual performance through the end of the performance period (other than unearned, unvested performance shares and performance units, a pro rata portion of which would be paid at the end of the applicable performance period based on actual performance achieved and the number of full months the executive was employed during the performance period and any stock options and restricted share units granted on April 2, 2007, each of which will vest on a pro rata basis in accordance with their terms); and (iii) restricted stock and restricted share units granted after the completion of our merger as well as pro rata vesting of any performance shares and performance units granted after the completion of our merger (payable to the extent earned based on actual performance as of the end of the applicable performance period). Any options granted after the completion of our 2007 merger that are held by Mr. Berntsen would vest and remain exercisable in accordance with their terms. The value of stock that vested in connection with Mr. Berntsen’s cessation of employment is reflected in the Option Exercises and Stock Vested Table above.

Bank of New York Change in Control Agreements

Each of Messrs. Hassell and Gibbons entered into change in control severance agreements with Bank of New York on July 11, 2000. Under these agreements, each of Messrs. Hassell and Gibbons will receive benefits if his employment is terminated by us without cause or by the executive for good reason (as defined in the change in control agreement) within two years after a change in control. Under either circumstance, the executive will receive (i) a pro rata portion of his annual bonus, based on the prior year’s bonus (or if greater, the current year’s expected bonus); (ii) severance pay in an amount equal to three times for Mr. Hassell and two times for Mr. Gibbons the sum of the executive’s annual salary and highest annual bonus earned in the last three completed fiscal years; and (iii) an amount designed to equal the lump sum actuarial equivalent of the additional benefit that the executive would have received under our retirement, excess benefit and supplemental executive retirement plans had his employment continued for an additional three years for Mr. Hassell and for an additional two years for Mr. Gibbons (earning the same salary and the bonus amount per year).

In addition, for three years for Mr. Hassell and for two years for Mr. Gibbons following the termination or, if earlier, until the executive receives comparable welfare benefits from a new employer or attains age 65, we will also permit the executive and his dependants to continue to participate in all medical and other welfare benefit plans comparable to those received during the executive’s employment with us.

If payments are subject to the excise tax on “excess parachute payments,” an additional payment will be made to restore the after-tax severance payment to the same amount that the executive would have retained had the excise tax not been imposed, unless reducing the amount of the additional payments by 10% would avoid the excise tax, in which event we would reduce the payments.

These agreements automatically renew each January 1st for consecutive one-year periods unless terminated by the executive or us. However, notwithstanding any such notice, the severance agreements will continue in effect for two years after a change in control that occurs before it is terminated.

We maintain a grantor trust, with an independent trustee, to provide for the payment of amounts due to legacy Bank of New York senior executives on a change in control. Amounts subject to the trust include severance pay under the Bank of New York change in control severance agreements described above and amounts due under the Legacy BNY SERP and Legacy BNY Excess Plan. The trust is revocable at any time at our option prior to a change in control. On the occurrence of a change in control, the trust will become irrevocable and will be used for the exclusive purpose of providing benefits to such persons.

Mr. O’Hanley’s Employment Letter Agreement

We have a letter agreement with Mr. O’Hanley that provides that he will receive the following benefits upon termination without cause or upon a constructive discharge (as defined in the employment letter agreement): (i) base salary for 78 weeks, subject to certain reductions; (ii) a recommendation from management that he receive a bonus equal to the average of his prior two-years’ bonus annualized awards, pro-rated based upon the number of months worked in the calendar year in which his active employment ceases; (iii) a special bonus award equal to one and one-half times the average of his prior two years’ bonus annualized awards; and (iv) health and life insurance for 78 weeks.

Mellon Change in Control Severance Agreements

Each of Messrs. Kelly, Elliott and O’Hanley entered into a change in control severance agreement with Mellon on February 13, 2006, February 1, 1997 and June 18, 2001, respectively. These agreements become operative only upon both a change in control and the subsequent termination of employment of or by the executive in accordance with the terms of the agreement. Payments under the agreements are in full settlement of all other severance payments that may otherwise be payable to the executive under any of our other severance plans or agreements, including Messrs. Kelly’s and O’Hanley’s employment letter agreements described above.

These agreements contain two scenarios under which the executive will receive payments: (i) rights, which we refer to as “walk away rights,” which permit the executive to receive payments if he terminates his employment with us for any reason effective during the 13th month following a change in control, or (ii) if the employment of the named executive officer is terminated during the three-year period following a change in control, either by us other than for cause or by the executive for good reason (as defined in the change in control severance agreement). If an executive’s employment is terminated under either scenario, he will be entitled to receive from us (i) a lump sum cash amount equal to such executive’s unpaid salary and bonus amounts which have become payable and have not been deferred, plus a pro rata portion of such executive’s annual bonus for the fiscal year of termination of employment; (ii) severance pay in a lump sum cash amount equal to three times the sum of: (1) the executive’s highest annual rate of base salary during the 12-month period immediately prior to his termination of employment and (2) the executive’s highest annual incentive bonus earned during the last three completed fiscal years; (iii) continuation of health and welfare benefits for the executive and his dependents for a period of three years following the executive’s date of termination of employment; (iv) three additional years of service credit under all nonqualified retirement plans and excess benefit plans in which the executive participated as of his date of termination; and (v) in the event that payments related to a change in control of us to any executive under the agreements or otherwise are subject to the excise tax under IRC Section 4999, an additional amount sufficient to enable the executive to retain the full amount of his change in control benefits as if the excise tax had not applied, unless a reduction in such change in control related payments by less than 5% would result in the excise tax not being imposed on such executive, in which case payments under the agreement shall be reduced (but not below zero) to the amount that could be paid to the executive without giving rise to such excise tax.

On December 22, 2006, each of Messrs. Kelly, Elliott and O’Hanley agreed (i) to waive certain rights that each executive may have had in connection with the 2007 merger to eliminate his ability to receive severance benefits by voluntarily terminating employment for any reason during the 13th month following a change in control based upon the merger and (ii) to modify the definition of good reason in the executive’s change in control severance agreement to accommodate and permit changes in his initial position following the merger and, in the case of Mr. Kelly, future positions as contemplated by the merger agreement. Messrs. Kelly and O’Hanley remain eligible to receive severance benefits if their employment is terminated under certain circumstances within three years following the merger (until July 1, 2010) or in connection with any other change in control of the company. Mr. Elliott’s change in control severance agreement was amended to provide that it was terminated solely with respect to the merger.

The change in control agreements continue in effect until we provide three years’ written notice of cancellation to Messrs. Kelly, Elliott and O’Hanley. However, in the event of a change in control, these agreements must continue in effect for a period of three years. The change in control agreements will terminate if the executive terminates his employment prior to a change in control.

Effect of Termination Events or Change in Control on Unvested Equity Awards

Equity awards granted to our named executive officers through December 31, 2009 were granted under (i) the 1993, 1999 and 2003 Long-Term Incentive Plans of The Bank of New York, (ii) the applicable Mellon Long-Term Profit Incentive Plan and (iii) The Bank of New York Mellon Corporation Long-Term Incentive Plan, as applicable. Each award is evidenced by an award agreement that sets forth the terms and conditions of the award and the effect of any termination event or a change in control on unvested equity awards. Accordingly, the effect of a termination event or change in control on outstanding equity awards varies by executive officer and type of award.

By-law Provision Regarding Messrs. Kelly and Hassell

Article 5 of our by-laws requires during the three-year period following the merger (which ends on July 1, 2010) an affirmative vote of at least 75% of the Board to (i) remove or fail to reelect Messrs. Kelly and Hassell, (ii) amend, modify, or terminate any employment or similar agreement of Messrs. Kelly and Hassell or to modify the duties, authority or reporting relationships of Messrs. Kelly and Hassell, and (iii) fill a vacancy resulting from the unwillingness or inability, by reason of retirement, death or disability of Messrs. Kelly or Hassell to continue to serve in their respective offices.

Table of Potential Payments Upon Termination and Change in Control

The following table sets forth the details, on an executive by executive basis, of the estimated payments and benefits that would be provided to each named executive officer in the event that the executive’s employment with us is terminated for any reason, including resignation or retirement, a termination by the company for cause, a termination by the company without cause, a termination by the executive with good reason, a termination in connection with a change in control, and death pursuant to the terms of the various agreements described above. The amounts included in the tables are based on the following:

•	A termination event effective as of December 31, 2009.

•	The value of our common stock of $27.97 per share, based on the closing price of our common stock on the NYSE on December 31, 2009, the last trading day in 2009.

•

The amounts included in the table include the estimated potential payments and benefits that are payable as a result of the triggering event and do not include any previously earned and vested amounts that have accrued to the benefit of the named executive officer.

•	The designation of an event as a resignation or a retirement is dependent upon an individual’s age and the terms of the applicable plan or agreement.

•	“Cash Compensation” includes payments of salary, bonus, severance or death benefit amounts payable in the applicable scenario.

•

We have not included any payment of the aggregate balance shown in the Nonqualified Deferred Compensation Table or the present value of accumulated benefit under the Retirement Plans Table above. As noted in the applicable footnotes below, we have only included amounts by which a named executive officer’s deferred compensation benefit or retirement benefit is enhanced by the triggering event.

•

None of the named executive officers will receive a payment or benefit upon termination by the company for cause in addition to any previously earned and vested amounts that have accrued to the benefit of the named executive officer.

The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s separation, would include payments or benefits already earned or vested and may differ from the amounts set forth in the tables below. In some cases a release may be required before amounts would be payable. Similarly, the vesting of certain stock and option awards upon retirement may require that such retirement be with our consent. Although we may not have any contractual obligation to make a cash payment or provide other benefits to any named executive officer in the event of his death, long-term disability or upon the occurrence of any other event, a cash payment may be made or other benefit may be provided in our discretion. The incremental benefits that would be payable upon certain types of termination of employment as they pertain to the named executive officers are described below.

Named Executive Officer	Resignation/ Retirement	By Company without Cause	By Executive with Good Reason	Termination in Connection with Change of Control	Death
Robert P. Kelly
Cash Compensation(1)	—	$33,000,000	$33,000,000	$33,000,000	—
Health and Welfare Benefits	—	$32,939	$32,939	$32,939	—
Retirement Benefits(2)	—	$20,383,956	$20,383,956	$20,383,956	$10,336,618
Deferred Compensation	—	—	—	—	—
Unvested Options(3)	—	—	—	—	—
Stock Awards(4)	—	$8,390,226	$7,396,303	$8,390,226	$8,390,226
Tax Gross-Up	—	$17,020,459	$17,020,459	$19,496,808	—
TOTAL	—	$78,827,580	$77,833,657	$81,303,929	$18,726,844

Thomas P. Gibbons
Cash Compensation(1)	—	$9,737,500	$9,737,500	$9,737,500	—
Health and Welfare Benefits	—	$2,769	$2,769	$2,769	—
Retirement Benefits(2)	—	$158,754	$158,754	$2,056,608	$3,693,645
Deferred Compensation	—	—	—	—	—
Unvested Options(3)	—	—	—	$1,814,163	—
Stock Awards(4)	—	$6,054,694	$6,054,694	$6,054,694	$6,054,694
Tax Gross-Up	—	—	—	$5,009,380	—
TOTAL	—	$15,953,717	$15,953,717	$24,675,114	$9,748,339

Gerald L. Hassell
Cash Compensation(1)	—	$23,400,000	$23,400,000	$23,400,000	—
Health and Welfare Benefits	—	$27,469	$27,469	$27,469	—
Retirement Benefits(2)	—	$12,215,227	$12,215,227	$12,215,227	$9,455,351
Deferred Compensation	—	—	—	—	—
Unvested Options(3)	—	—	—	$3,279,450	$3,279,450
Stock Awards(4)	$3,876,912	$4,122,778	$4,122,778	$3,876,912	$3,876,912
Tax Gross-Up	—	—	—	$13,148,287	—
TOTAL	$3,876,912	$39,765,474	$39,765,474	$55,947,345	$16,611,713

Named Executive Officer	Resignation/ Retirement	By Company without Cause	By Executive with Good Reason	Termination in Connection with Change of Control	Death
Steven G. Elliott
Cash Compensation(1)	—	—	—	$14,425,000	—
Health and Welfare Benefits	—	—	—	$22,107	—
Retirement Benefits(2)	—	$1,532,695	$1,532,695	$1,532,695	—
Deferred Compensation	—	—	—	—	—
Unvested Options(3)	$1,971,165	$1,971,165	$1,971,165	$1,971,165	$1,971,165
Stock Awards(4)(5)	$3,891,690	$3,891,690	$3,891,690	$3,891,690	$3,756,986
Tax Gross-Up	—	—	—	$8,529,194	—
TOTAL	$5,862,855	$7,395,550	$7,395,550	$30,371,850	$5,728,151

Ronald P. O’Hanley
Cash Compensation(1)	—	$28,025,000	$28,025,000	$28,025,000	—
Health and Welfare Benefits	—	$32,063	$32,063	$32,063	—
Retirement Benefits(2)	—	$92,828	$92,828	$92,828	—
Deferred Compensation(6)	—	—	—	—	$4,637,645
Unvested Options(3)	—	—	—	$4,360,976	$4,360,976
Stock Awards(4)	—	$11,213,807	$10,559,906	$11,213,806	$11,213,806
Tax Gross-Up	—	$10,434,603	$10,434,603	$13,581,440	—
TOTAL	—	$49,798,301	$49,144,400	$57,306,114	$20,212,427

(1)	Amounts represented assume that no named executive officer received payment from any displacement program, supplemental unemployment plan or other separation benefit. Amounts have been calculated in accordance with the terms of the applicable agreements. As a result of the waivers to their change in control agreements described above, Messrs. Kelly and O’Hanley are eligible to receive severance benefits if their employment is terminated under certain circumstances within three years following the merger. This three-year period and the related benefits under the waivers will expire on July 1, 2010. As a result of their transition agreements described above, Messrs. Hassell and Gibbons are eligible to receive severance benefits if their employment is terminated under certain circumstances within three years following the merger. This three-year period and the related benefits under the transition agreements will expire on July 1, 2010.

(2)	Amounts shown include amounts that would be payable automatically in a lump sum distribution upon termination of employment. For benefits that would not be payable automatically in a lump sum, the amount included is the present value based on the assumptions used for purposes of measuring pension obligations under SFAS No. 87 as of December 31, 2009, including a discount rate of 6.21%. Amounts shown include only the amount by which a named executive officer’s retirement benefit is enhanced as a result of termination. Information relating to the present value of each named executive officer’s accumulated retirement benefit can be found in Retirement Plans above. Accumulated retirement benefits would not be enhanced as a consequence of a termination due to the named executive officer’s resignation/retirement. A reduction of the amount of retirement benefits payable to the surviving spouse of each of Messrs. Elliott and O’Hanley would be triggered in the event of death in the amount of $10,379,124 and $276,595, respectively. This reduction is not reflected in the amounts shown for Messrs. Elliott and O’Hanley in the table above.

(3)	The value of Option Awards represents the difference between the closing price of our common stock on December 31, 2009 ($27.97) and the exercise price of all unvested options that would vest upon a separation from employment.

(4)	The value of Stock Awards represents the value at December 31, 2009 of all shares of restricted stock that on that date were subject to service-based restrictions, which restrictions lapse upon a change of control or separation from employment.

(5)	Upon these events, vesting will occur in accordance with the terms of the applicable agreements.

(6)	Amount shown is the present value, based on a discount rate of 6.21%, of periodic payments that would be made to the surviving spouse. Amount shown includes only the amount by which a named executive officer’s deferred compensation benefit is enhanced as a result of death. Information relating to the aggregate balance of each named executive officer’s deferred compensation benefit can be found in Nonqualified Deferred Compensation above.

We have not included Mr. Berntsen in the table because Mr. Berntsen was not employed by us on December 31, 2009, and the amounts paid or payable to Mr. Berntsen in connection with his cessation of employment with the company are included in the Summary Compensation Table, Retirement Plans and the related discussion above.

Equity Compensation Plans Table

The following table shows information relating to the number of shares authorized for issuance under our equity compensation plans as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans
Approved by shareholders	97,807,809	(1)	$36.47	61,848,545	(2)
Not approved by shareholders	2,130,444	(3)	$38.68	—

Total	99,938,253	(4)	$36.52	61,848,545

(1)	Includes 16,577,071 and 27,453,980 shares of common stock that may be issued pursuant to outstanding options and share units awarded under The Bank of New York Mellon Corporation Long-Term Incentive Plan and the Mellon Financial Corporation Long-Term Profit Incentive Plan (2004), respectively; 25,194 shares of common stock that may be issued pursuant to outstanding director deferred share units under the Mellon Financial Corporation Director Equity Plan (2006) and 201,075 shares of common stock that may be issued pursuant to stock options issued under the 1989 and 2001 Mellon Financial Corporation Stock Option Plans for Outside Directors; 53,550,489 shares of common stock that may be issued pursuant to outstanding stock-based awards under the legacy Bank of New York Long-Term Incentive Plans. Also includes 12,896 shares of common stock that may be issued pursuant to outstanding stock options under The Bank of New York Mellon Corporation Employee Stock Purchase Plan.

(2)	Includes 7,292,787 shares of common stock that remain available for issuance under The Bank of New York Mellon Corporation Employee Stock Purchase Plan; 4,997,611 shares that remain available for issuance as options solely for the purpose of satisfying outstanding reload option rights under the Mellon Long-Term Profit Incentive Plan (2004); and 49,558,147 shares of common stock that remain available for issuance under The Bank of New York Mellon Corporation Long-Term Incentive Plan.

(3)

Includes 1,921,730 shares of common stock that may be issued pursuant to options outstanding under the Mellon ShareSuccess Plan at an average exercise price of $39.56. Mellon’s ShareSuccess Plan, which we assumed in the merger, is a broad-based employee stock option plan covering full- and part-time benefited employees of Mellon who were not participants in the Mellon Long-Term Profit Incentive Plan at the time of grant. From 1999 through 2002, each eligible full-time employee of Mellon was granted an option to purchase 150 shares and each eligible benefited part-time employee was granted an option to purchase 75 shares of Mellon’s common stock. The exercise price was equal to the stock price on the grant date. The outstanding unvested options became exercisable upon shareholder approval of the merger. All outstanding options expire 10 years after the grant date. No further grants will be made under this plan.

Also includes 36,730 shares of common stock that may be issued pursuant to options outstanding under the Mellon Stock Option Plan for Affiliate Boards of Directors and 39,970 shares of common stock that may be issued pursuant to options outstanding under the Mellon West Coast Board of Directors Plan. The Mellon Stock Option Plan for Affiliate Boards of Directors, which we assumed in the merger, provided for grants of stock options to the non-employee members of affiliate boards who are not also members of Mellon’s Board of Directors. No grants were available to Mellon employees under these plans. The timing, amounts, recipients and other terms of the option grants are determined by the terms of the directors’ option plans and no person or committee has discretion over these grants. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the regular date of grant and become exercisable one year from the regular grant date. Directors elected during the service year are granted options on a pro rata basis to those granted to the directors at the start of the service year. No further grants are being made under the affiliate board plan, although in 2009 the practice was continued through grants to non-employee members of an affiliate board through The Bank of New York Mellon Corporation Long-Term Incentive Plan. Options are also currently outstanding under the Stock Option Plan for the Mellon Financial Group West Coast Board of Directors. This plan was terminated in 2003. No grants were made under this plan after its termination and no further grants will be made. Includes shares of common stock that may be issued pursuant to deferrals under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc., which is described in further detail in Director Compensation above.

(4)	The weighted average term for the expiration of stock options is 5.12 years.

ADVISORY (NON-BINDING) VOTE REGARDING 2009 EXECUTIVE COMPENSATION

(Proposal 2 on your proxy card)

As described in the Compensation Discussion and Analysis, the Human Resources and Compensation Committee of the Board has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our stockholders. As a participant in the TARP Capital Purchase Program in 2008, we were required to provide stockholders with the right to cast an advisory vote on our executive compensation program at our 2009 Annual Meeting. The result of the vote showed that an overwhelming majority of our stockholders, 96.4%, endorsed our executive compensation program.

We value continuing, constructive feedback from our stockholders on executive compensation and other important corporate governance topics. In the interest of enhancing communication with our stockholders, the Board has decided to voluntarily provide our stockholders with an advisory vote on our executive compensation program in 2010.

While this advisory vote is non-binding, the Board and the Human Resources and Compensation Committee will review the voting results and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that stockholders approve the following resolution:

RESOLVED, that the stockholders approve the 2009 compensation of executives, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including the compensation discussion and analysis, the compensation tables and related material).

The Board of Directors unanimously recommends that you vote “FOR” approval of the 2009 compensation of executives, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Proposal 3 on your proxy card)

The Audit Committee has appointed KPMG LLP as our independent registered public accountants for the year ending December 31, 2010.

We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

While the Audit Committee retains KPMG LLP as our independent public accountants, the Board is submitting the selection of KPMG LLP to the stockholders for ratification upon the recommendation to do so by the Audit Committee. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2010. If the selection of KPMG LLP is not ratified by the stockholders, the Audit Committee will reconsider the matter. Even if the selection of KPMG LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change is in our best interests.

Adoption of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of our common stock voting in person or by proxy.

The Board of Directors unanimously recommends that you vote “FOR” approval of KPMG LLP as our independent registered public accountants for the year ending December 31, 2010.

STOCKHOLDER PROPOSAL REQUESTING ADOPTION OF CUMULATIVE VOTING

(Proposal 4 on your proxy card)

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave, N.W., Suite 215, Washington, D.C. 20037, owner of 1,000 shares of our common stock, has given notice that she intends to present for action at the Annual Meeting the resolution set forth below. In accordance with the applicable proxy regulations, the proposal and supporting statements, for which we accept no responsibility, are set forth below:

RESOLVED: “That the stockholders of The Bank of New York Mellon Corporation, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

Supporting Statement

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 319,695,660 shares, representing approximately 36.1% of shares voting, voted FOR this proposal.”

If you AGREE, please mark your proxy FOR this resolution.

Board of Directors’ Response

The Board of Directors unanimously recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors believes that the present system of voting for directors — whereby each share is entitled to one vote for each nominee for director — is more likely to assure that the Board of Directors will act in the interests of all of our stockholders. On the other hand, cumulative voting could make it possible for an individual stockholder or group of stockholders with special interests to elect one or more directors to our Board of Directors to represent their particular interests. Such a stockholder or group of stockholders could have goals that are inconsistent with, and could conflict with, the interests and goals of the majority of our stockholders. The election of a candidate representing a single segment of our stockholder base or interested in a narrow issue or range of issues would not, in our Board of Directors’ view, advance the interests of our stockholders at large, further the cause of corporate governance, or promote the best Board processes and dynamics.

In addition, we operate in a highly regulated environment and need directors who have expertise in and an understanding of complex regulatory and financial matters. The Board of Directors considers a wide range of complicated issues that face our company such as acquisitions, financings, deployment of assets and long-term corporate strategy. A director who is elected by cumulative voting may represent a position on a single issue or represent a particular interest group. As a result, such a director may lack the background, knowledge or experience to be able to make informed decisions with respect to complex matters relating to our operations or strategy that are presented to the Board of Directors and would be ineffective. In the current economic environment, the Board of Directors believes that the most qualified directors will be those directors who can effectively evaluate and address all issues relevant to running our company. The system of voting that we presently utilize, and which is utilized by virtually all major publicly traded corporations, promotes the election of a more effective Board of Directors because each director represents the stockholders as a whole.

Under Delaware law (which is the law under which the company is organized), the Board of Directors does not have the unilateral power to enact cumulative voting. Under Delaware law, cumulative voting must be specifically authorized in our certificate of incorporation, and only our stockholders can approve the necessary amendment to our certificate of incorporation. Under Delaware law, the Board of Directors’ fiduciary duties require it to determine the advisability of all amendments to the certificate of incorporation using its independent business judgment. This proposal could be read as a mandate that the Board of Directors approve an amendment to our certificate of incorporation. Therefore, this proposal would remove from the Board of Directors its discretion to determine whether such amendment is advisable, which is in violation of Delaware law.

We also note that none of our peer companies currently utilizes cumulative voting. If we were to enact cumulative voting, it could become more difficult for us to recruit and retain qualified director candidates, which could place us at a competitive disadvantage with respect to our peer companies.

This proposal was submitted for consideration at the 2009 and 2008 Annual Meeting of The Bank of New York Mellon Corporation, at which approximately 36% and 38% of the votes cast at each meeting, respectively, voted for this proposal. This proposal was also defeated at The Bank of New York Company Inc.’s 2007, 2006 and 2005 Annual Meetings. Therefore, the Board of Directors believes that a majority of our company’s stockholders do not support this proposal.

Accordingly, the Board of Directors unanimously recommends that you mark your proxy “AGAINST” adoption of this stockholder proposal.

STOCKHOLDER PROPOSAL REQUESTING ADOPTION OF A POLICY REQUIRING A FIVE YEAR LOCK-UP PERIOD FOR SENIOR EXECUTIVES’ EQUITY INCENTIVE AWARDS, ONE-FIFTH OF WHICH CAN BE SOLD IN EACH OF THE FIVE YEARS ONCE THEY VEST

(Proposal 5 on your proxy card)

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, which is the owner of 910 shares of our common stock, has advised us that it intends to present for action at the Annual Meeting the resolution set forth below. In accordance with the applicable proxy regulations, the proposal and supporting statements, for which we accept no responsibility, are set forth below:

RESOLVED: The Stockholders of The Bank of New York Mellon Corporation (the “Company”) request that the Board of Directors (the “Board”) adopt a policy to require a five year lock-up period for senior executives’ equity incentive awards. During this lock-up period, senior executives may redeem or sell one-fifth of their equity incentive awards in each of the five years. This lock-up period will begin to run after all performance requirements to earn the awards have been met and will continue after the executive is no longer employed.

This policy will apply in addition to any other equity holding requirements that our Board has established for senior executives. This policy will not apply to existing contracts but should cover new contracts and extensions or replacements of existing contracts.

Supporting Statement

We believe the impact of the recent financial crisis was exacerbated by skewed incentive compensation programs that spurred executives of financial companies to assume excessive risk for short-term illusory gains. In our view, these flawed compensation practices enabled executives to cash out hundreds of millions of dollars in compensation when the going was good and not forfeit any money when their companies imploded.

In June 2009, Treasury Secretary Timothy Geithner urged that “Companies should seek to pay top executives in ways that are tightly aligned with the long-term value and soundness of the firm.” Goldman Sachs CEO Lloyd Blankfein has proposed paying executives in deferred equity and requiring them to hold much of it until retirement and banning guaranteed multi-year bonuses.

A 2009 study, “America’s Bailout Barons,” by the Institute for Policy Studies found that CEOs at 20 banks that received Troubled Asset Relief Program (“TARP”) funds were paid 37% more in 2008 than the average pay for CEOs of the S&P 500 companies. Indeed, our Company was a TARP participant. Now that our Company has repaid the TARP funds, we are concerned that our Company may unduly reward executives for short-term performance.

Our proposal seeks to link executive pay with long-term performance by ensuring an appropriate holding period for equity incentive awards. This compensation approach has been promoted by Harvard Law School Professor Lucian Bebchuk and UC Berkeley School of Law Professor Jesse Fried, authors of “Pay Without Performance; The Unfulfilled Promise of Executive Compensation.” “When an executive’s options or shares vest, one-fifth of them could become unblocked, and the executive would subsequently be free to cash them out, in each of the subsequent five years,” they wrote in a June 16, 2009 op-ed in The Wall Street Journal.

We recognize that our Company has adopted stockholding requirements for certain executives. Our proposal enhances these requirements by requiring senior executives to hold their equity incentive awards over a suitable period commensurate with long-term performance even after they have departed from the Company.

We urge you to vote FOR this resolution.

Board of Directors’ Response

The Board of Directors unanimously recommends a vote “AGAINST” this proposal for the following reasons:

As more fully discussed below, the Board believes that stockholders should vote against this proposal because the company has strong risk controls and Board oversight of risk, the company has reviewed its compensation and incentive plans to assure that they do not encourage unnecessary or excessive risks, the company has stock ownership guidelines and retention requirements for its senior executives which closely align the interests of our executives with our long-term success and the interests of stockholders, our ownership guidelines and retention requirements provide an appropriate balance between executive compensation and stock ownership, and for other reasons cited below.

•

As described above, we have strong risk controls and Board oversight of risk, including a separate Risk Committee, and we have reviewed our compensation and incentive plans to assure that they do not incent executives to take unnecessary or excessive risks. As described above, the Human Resources and Compensation Committee, which we refer to as the “HRC Committee,” reviewed the incentive compensation arrangements of the company’s named executive officers with the company’s chief risk officer to ensure that their incentive compensation arrangements do not encourage them to take unnecessary or excessive risks. In addition, the HRC Committee also reviewed the compensation arrangements of the company’s other top executives, and the HRC Committee and the chief risk officer implemented a broad initiative to conduct a comprehensive review of the company’s other compensation plans to ensure that compensation incentives do not induce risk taking in excess of approved risk tolerances.

•

We currently have guidelines that require our Chief Executive Officer to own a number of shares equal to five times his base salary and the other members of our executive committee (consisting of our 16 most senior executive officers, including the Chief Executive Officer) to own a number of our shares equal to four times their base salary. We also have guidelines that require our executive officers to retain 50% of net equity awards. We are one of the only companies among our peer group to have both stock ownership and retention guidelines. We believe these stock ownership guidelines and retention requirements closely align the interests of the members of our executive committee with our long-term success and with the interests of our stockholders. All of the members of our executive committee have met and exceed their stock ownership targets and all comply with the retention requirements we have in place.

•

Executives who are subject to a stock ownership requirement may not sell or otherwise dispose of any shares of stock they obtain through the exercise of stock options or awards of restricted stock until they have met their respective ownership targets, except to cover stock option exercise costs and tax withholding obligations. While our current executive officers already exceed their stock ownership requirements, any person who becomes an executive officer would be subject to this additional restriction until he or she meets the applicable guidelines.

•

Our current guidelines provide for an appropriate balance between executive compensation and executive stock ownership, while also requiring significant retention of shares acquired through equity awards. The proposed lock-up period would upset that balance and could result in loss of executive talent and could make it more costly and difficult to attract and retain executive talent.

•

Our executive compensation program is designed to align the long-term interests of our executives with the long-term interests of our stockholders by providing a mix of both cash and equity incentive compensation, which, in 2009, was paid to our executives in an equal proportion (i.e., 50/50) of stock options and shares of restricted stock that vest over time.

•

A lock-up period which continues after an executive is no longer employed by the company, such as the one proposed, would limit our executives’ financial resources at a time when they no longer have any control over our operations or results.

•

At the 2009 Annual Meeting of The Bank of New York Mellon Corporation, the proponent set forth a proposal, which, if adopted, would have required the company’s senior executives to retain 75% of the shares acquired through compensation plans for two years following the termination of their employment (through retirement or otherwise). Only approximately 30% of the votes cast at the 2009 Annual Meeting voted for this proposal. Accordingly, we do not believe our stockholders support this type of proposal, which would impose holding period requirements after an executive’s retirement or other termination of employment.

Accordingly, the Board of Directors unanimously recommends that you mark your proxy “AGAINST” adoption of this stockholder proposal.

STOCKHOLDER PROPOSAL REQUESTING STOCKHOLDER APPROVAL OF CERTAIN FUTURE SEVERANCE AGREEMENTS WITH SENIOR EXECUTIVES

(Proposal 6 on your proxy card)

The Comerica Bank & Trust, National Association, as Trustee of the Trowel Trades S&P Index Fund (the “Fund”), P.O. Box 75000, Detroit, MI 48275, which is the owner of 34,711 shares of our common stock, has advised us that the Fund intends to present for action at the Annual Meeting the resolution set forth below. In accordance with the applicable proxy regulations, the proposal and supporting statements, for which we accept no responsibility, are set forth below:

RESOLVED: that the shareholders of The Bank of New York Mellon Corporation (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions, special retirement provisions and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of special retirement provisions; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.

Supporting Statement

In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

For those reasons, we urge shareholders to vote for this proposal.

Board of Directors’ Response

The Board of Directors unanimously recommends a vote “AGAINST” this proposal for the following reasons:

As more fully discussed below, the Board believes that executive severance agreements can be an important tool to use to recruit and retain highly qualified senior executives and adoption of this proposal would put the company at a competitive disadvantage, would limit the flexibility of the Human Resources and Compensation Committee, which we refer to as the “HRC Committee,” would be impractical and disruptive in application and could conflict with legislation currently pending before Congress.

•

The HRC Committee, which is composed entirely of independent directors, oversees the compensation of our executive officers. The HRC Committee exercises its fiduciary duties and oversight responsibilities in implementing compensation and severance arrangements for our senior officers that it determines are appropriate based on the facts and circumstances. The HRC Committee recognizes its responsibility to recommend and approve executive compensation decisions that are in the best interests of the company and the long-term interests of our stockholders. The HRC Committee believes that severance arrangements may, in certain circumstances, allow the company to achieve its desired goals of recruiting, motivating and retaining the best possible executive talent in an effort to maximize stockholder returns.

•

The Board believes that executive severance agreements can be an important tool to use to recruit and retain highly qualified senior executives in a very competitive environment. In exchange for an agreement to provide severance, the company may obtain valuable non-competition and non-solicitation covenants for its protection from an executive. In some cases, the company may engage in an acquisition in which our Board deems it advisable and in the best interests of our stockholders to assume or renegotiate existing severance arrangements with certain senior officers of the acquired company. Such severance agreements are intended to ensure the retention of those executives whose continued employment would be invaluable to the company following such a transaction. The Board believes that adoption of this proposal could have a significant adverse effect on the company’s ability to recruit and retain the leadership talent of such individuals and could put the company at a competitive disadvantage. None of our peers has adopted a policy as set forth in this proposal and, therefore, they are not subject to these restraints.

•

The HRC Committee performs an exhaustive analysis of our executive compensation program each year and is in the best position to determine the terms of any future severance arrangements for our executive officers. Recognizing stockholders’ desire that departing executives not receive excessive pay packages from the company and as discussed in the Compensation Discussion and Analysis, the HRC Committee is currently evaluating the company’s existing severance arrangements, which the company assumed in connection with the 2007 merger. As part of this review and in the exercise of its fiduciary duties, the HRC Committee will continue to evaluate the advisability of using reasonable severance agreements and whether such agreements are in the best interests of the company and its stockholders. The determination of whether it is appropriate or not to have a severance agreement will ultimately depend on the facts and circumstances facing the HRC Committee at the time that the committee considers each circumstance. The Board believes that it is ultimately in the stockholders’ best interests that the HRC Committee retain the responsibility and the flexibility to tailor appropriate arrangements for the company’s executives rather than being restricted by the rigid limitations in this proposal.

•

Implementation of this proposal would be impractical, costly and disruptive for the company. From a practical standpoint, the proposal could prevent the company from being able to make binding offers and commitments of employment more than once a year. Otherwise, the company could be forced either to incur significant expense to convene a special stockholders’ meeting for the sole purpose of voting on a proposed agreement or to delay finalizing an agreement until after its approval at the next annual meeting of stockholders. Such a delay could place the company at a significant competitive disadvantage in recruiting and retaining executive talent because severance agreements offered by the company would be subject to uncertainty and, therefore, less valuable than competing offers with final terms provided by our competitors for executive talent.

•

The proposal is so broad in scope that it has the potential to include payments under various benefit plans and agreements not commonly understood to be covered by a severance agreement, which could have a disruptive effect on the company’s recruiting practices as well as on its current senior executives.

•	Congress is currently considering legislation, which, if adopted in its proposed form, may impose different and conflicting requirements on us.

Accordingly, the Board of Directors unanimously recommends that you mark your proxy “AGAINST” adoption of this stockholder proposal.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholder proposals intended to be included in our proxy statement and voted on at our 2011 Annual Meeting of stockholders must be received at our offices at One Wall Street, New York, New York 10286, Attention: Corporate Secretary, on or before November 15, 2010. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in the 2011 Annual Meeting proxy statement and form of proxy.

Pursuant to our by-laws and applicable SEC rules and regulations, in order for any business not included in the proxy statement for the 2011 Annual Meeting of stockholders to be brought before the meeting by a stockholder entitled to vote at the meeting, the stockholder must give timely written notice of that business to our Corporate Secretary. To be timely, the notice must not be received any earlier than November 15, 2010 (120 days prior to March 15, 2011), nor any later than December 15, 2010 (90 days prior to March 15, 2011). The notice must contain the information required by our by-laws. The foregoing by-law provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph above. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of our by-laws is available upon request to: The Bank of New York Mellon Corporation, One Wall Street, New York, New York 10286, Attention: Corporate Secretary. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.

OTHER BUSINESS

As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxy in accordance with their best judgment.

Arlie R. Nogay

Corporate Secretary

March 15, 2010

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Reservation Form for The Bank of New York Mellon Corporation Annual Meeting of Stockholders

Stockholders who expect to attend the Annual Meeting at 9:00 a.m. on April 13, 2010 at the Omni William Penn, 530 William Penn Place, in Pittsburgh, PA should complete this form and return it to the Office of the Corporate Secretary, The Bank of New York Mellon Corporation, Ninth Floor, One Wall Street, New York, NY 10286. Admission cards will be provided at the check-in desk at the meeting (please be prepared to show proof of identification). Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting The Bank of New York Mellon Corporation stock ownership as of the record date, which is February 12, 2010.

Name:
(Please Print)

Address:

(Please Print)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET http://www.proxyvoting.com/bk
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

68893	▼ FOLD AND DETACH HERE ▼

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR all nominees for director, FOR Proxy Items 2 and 3, and AGAINST Proxy Items 4, 5 and 6, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.
	Please mark your vote as indicated in this example	☒

The Board of Directors recommends a vote FOR all nominees for director.
		FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS
1.	ELECTION OF DIRECTORS	☐	☐	☐

Nominees:
01	Ruth E. Bruch	06	Richard J. Kogan	11	Catherine A. Rein
02	Nicholas M. Donofrio	07	Michael J. Kowalski	12	William C. Richardson
03	Gerald L. Hassell	08	John A. Luke, Jr.	13	Samuel C. Scott III
04	Edmund F. Kelly	09	Robert Mehrabian	14	John P. Surma
05	Robert P. Kelly	10	Mark A. Nordenberg	15	Wesley W. von Schack

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions
Note: A vote FOR the election of directors includes discretionary authority to vote for a substitute if a nominee is unable to serve.

The Board of Directors recommends a vote FOR proposals 2 and 3:
		FOR	AGAINST	ABSTAIN
2.	Proposal to approve the advisory (non-binding) resolution relating to 2009 executive compensation.	☐	☐	☐

3.	Ratification of appointment of KPMG LLP as independent registered public accountant.	☐	☐	☐

The Board of Directors recommends a vote AGAINST proposals 4, 5, and 6:
		FOR	AGAINST	ABSTAIN

4.	Stockholder proposal with respect to cumulative voting.	☐	☐	☐

5.	Stockholder proposal requesting adoption of policy requiring five-year lock-up period for senior executives’ equity incentive awards.	☐	☐	☐

6.	Stockholder proposal requesting stockholder approval of certain future severance agreements with senior executives.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Note:  Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your BNY Mellon Shareowner Services account online.

Access your BNY Mellon Shareowner Services account online via Investor ServiceDirect® (ISD).

The transfer agent for The Bank of New York Mellon Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday - Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/bk

▼ FOLD AND DETACH HERE ▼

THE BANK OF NEW YORK MELLON CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints Arlie R. Nogay, Richard M. Pearlman and Bennett E. Josselsohn or any of them, each with full power of substitution, as attorneys and proxies of the undersigned to vote all The Bank of New York Mellon Corporation Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 13, 2010, at 9:00 a.m., Omni William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania 15219 and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director, FOR Proxy Items 2 and 3, and AGAINST Proxy Items 4, 5 and 6, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.

This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director, FOR Proxy Items 2 and 3, and AGAINST Proxy Items 4, 5 and 6.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

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